  As filed with the Securities and Exchange Commission on June 15, 1999

                                                     Registration No. 333-69207

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                ---------------

                           AMENDMENT NO. 10 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                CARESIDE, INC.
            (Exact name of registrant as specified in its charter)
         Delaware                    3841                    23-2863507
                              (Primary Standard           (I.R.S. Employer
     (State or other              Industrial            Identification No.)
     jurisdiction of         Classification Code
     incorporation or              Number)
      organization)

                  6100 Bristol Parkway, Culver City, CA 90230
                                (310) 338-6767

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                             W. Vickery Stoughton
                    Chairman of the Board of Directors and
                            Chief Executive Officer
                                Careside, Inc.
                             6100 Bristol Parkway
                             Culver City, CA 90230
                                (310) 338-6767

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                With copies to:
       Barry M. Abelson, Esq.                Jonathan L. Kravetz, Esq.
       Julia D. Corelli, Esq.               Mintz, Levin, Cohn, Ferris,
        Pepper Hamilton LLP                   Glovsky and Popeo, P.C.
       3000 Two Logan Square                   One Financial Center
       Philadelphia, PA 19103                    Boston, MA 02111
           (215) 981-4000                         (617) 542-6000

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion, Dated June 15, 1999

                                2,000,000 Units


                              [LOGO OF CARESIDE]

  This is an initial public offering of 2,000,000 units. We expect that the offering price per unit will be $7.50. Each unit consists of:

                  .  one share of common stock; and

                  .  one redeemable common stock purchase warrant.

  This prospectus also relates to warrants to purchase up to 200,000 units,
exercisable for $    [120% of the initial public offering price per unit]
each, which the representatives of the underwriters will receive as part of their compensation in connection with the offering, and to the 2,200,000 shares of common stock which will be received in the future if warrants
included in all of the units are exercised at $    [150% of the initial public
offering price per unit] each. If all of the warrants are exercised, Careside
will receive $   .

  We have applied to have the common stock, warrants and units listed for quotation on the American Stock Exchange under the symbols "CSA", "CSA.WS" and "CSA.U", respectively. There is currently no public market for the common stock, warrants or units.

  Investing in the units involves significant risks. See "Risk Factors" beginning on page 7.

                                                          Per Unit/Warrant Total
                                                          ---------------- -----
Offering price of units..................................       $          $
Underwriting discount on units...........................       $          $
Proceeds to Careside from the sale of units..............       $          $

  In addition, we have granted a 45-day option to the underwriters to purchase up to 300,000 additional units to cover over-allotments.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

Paulson Investment Company, Inc.
               Millennium Financial Group, Inc.
                                  marion bass securities corporation

                                       , 1999

                              [Inside Front Cover]

[CARESIDE LOGO]            THE CARESIDE SYSTEM IS A PROPRIETARY BLOOD TESTING
                           SYSTEM. IT INCLUDES THE CARESIDE ANALYZER(TM) AND
                           DISPOSABLE TEST CARTRIDGES.

CARESIDE ANALYZER(TM)      [Photo of CareSide
                           Analyzer and
                           Cartridges]
                                                      (A) CHEMISTRY

The CareSide                                          (B) ELECTROCHEMISTRY
Analyzer(TM) combines                                 (C) IMMUNOCHEMISTRY
multiple testing                                      (D) COAGULATION
methodologies.

[Photo Close-up of                                    [Photo of Different
Cartridge]                                            Cartridges]

                             THE CARESIDE CARTRIDGE

                           The proprietary test cartridges have unique design features.

   COMPREHENSIVE MENU              LOW COST               EASE OF USE

 At launch, Careside         The Careside system's     A non-technical
 expects to offer more       approach to testing is    individual with
 than 50 tests. This         designed to produce a     simple training can
 would be the most           rapid test result at a    easily operate the
 comprehensive menu for a    competitive price.        CareSide
 single point-of-care                                  Analyzer(TM).
 system.

                               ----------------

  We have not yet commercialized the Careside system. We currently have 31 tests cleared or exempt for professional laboratory use by the United States Food and Drug Administration. We plan to complete development and seek to obtain FDA clearance or exemption for additional tests and uses prior to commercial introduction.

  Careside(TM), CareSide Analyzer(TM) and Careside's logo are our trademarks for which registration applications have been filed with the United States Patent and Trademark Office. All other tradenames, trademarks or servicemarks appearing in this prospectus are the property of their respective owners and are not our property.

                               PROSPECTUS SUMMARY

  The following summary highlights information from this prospectus. Because this is a summary, it does not contain all of the information that you should consider before investing in the units. You should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to those financial statements.

                                    Careside

  Careside has developed and plans to sell a proprietary blood testing system called the Careside system. It is designed to decentralize laboratory operations. The system consists of a testing instrument called the CareSide Analyzer and disposable test cartridges. It performs blood tests in the same location as the patient, or what is commonly called point-of-care testing. Blood testing is a significant part of routine and critical patient care. Today, almost all blood testing is done by sending the blood samples to hospital or commercial laboratories. Because of transportation time and several processing steps, these central laboratories generally take between 4 and 24 hours to provide test results to the doctor. We believe that the Careside system provides the platform for solving the limitations of central blood testing laboratories and redefines the market for point-of-care testing. Here are the reasons why:

  . Cost-Effective Results -- Our system is designed to provide test results that are cost competitive with both hospital and commercial laboratories.

  . Rapid Test Results -- Our system produces test results within 10 to 15 minutes from the time the blood is drawn from the patient.

  . Comprehensive Test Menu -- We believe that our planned menu of tests represents over 80% of all blood tests ordered on an out-patient basis, including all of the most commonly ordered blood tests.

  . Ease of Use -- Our system is designed for use by non-technical personnel, with only simple training.

  . Industry Standard Technology -- Our system uses the same test methods and technology as large testing devices in hospital and commercial laboratories.

  . Embedded Quality Assurance/Quality Control -- Our system captures all data required to comply with regulations governing laboratory operations, including those under the Clinical Laboratory Improvement Amendments of 1988.

  . Ability for Practice Enhancement -- By providing rapid test results for a broad menu of tests, our system will enable doctors to treat patients more quickly, see more patients, improve office productivity and improve patient satisfaction and quality of care. In addition, healthcare providers can increase their revenue by performing and billing for tests themselves.

  Our goal is to make decentralized testing with the Careside system the standard for routine and critical care blood testing.

The Careside System Status

  The FDA has already granted pre-market clearance for the CareSide Analyzer and clearance or exemption for 31 blood tests for professional laboratory use. We recently filed three additional blood tests for clearance. Our commercial product launch is planned for the fourth quarter of 1999. We expect to have the CareSide Analyzer and a comprehensive menu of over 50 tests cleared or exempt at that time.

  We intend to complete pilot site marketing studies by the end of the third quarter of 1999. These studies will demonstrate our system's cost-effectiveness and how potential customers will use it. We have arranged pilot site studies with APRIA Healthcare in the home care services market, three hospitals affiliated with Child Health Corporation of America in the hospital market, Reliant Care Group, L.L.C. in the nursing home market and SmithKline Beecham Clinical Laboratories, Inc. for its own use. We are also arranging pilot site studies with several group practices located in Arizona and California.

Market Opportunity

  The lack of timely test results from central laboratories has given rise to a growing market for point-of-care tests. According to 1997 industry data and estimates, the worldwide product market for testing of blood and other bodily fluids and tissues was $18.3 billion in 1997 and was expected to grow to $20 billion in 2000. Based on their prior industry experience, our senior management believes that the Careside system's 50 test menu will address over 38% of this market. The rest of the market includes complex and specialized tests not performed by the Careside system. The U.S. and Canadian market is approximately 40% of the worldwide market. Our initial marketing efforts will be targeted towards converting U.S. and Canadian blood testing to point-of-care testing.

Early History

  SmithKline Beecham Clinical Laboratories, Inc. conducted extensive surveys of the point-of-care market beginning in 1993. As a result, in 1994, SmithKline started our predecessor business to develop the technology we use. We acquired this business in November 1996. Several senior members of SmithKline's management team, including the President of SmithKline Beecham Clinical Laboratories, worked on this point-of-care project at SmithKline. They are now part of the executive management team of Careside.

  Careside was incorporated in the State of Delaware in July 1996 under the name Exigent Diagnostics, Inc. In May 1998, we changed our name to Careside, Inc. Our principal executive offices are located at 6100 Bristol Parkway, Culver City, California 90230 and our telephone number is (310) 338-6767.

                                  The Offering

  Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option or the representatives' warrants, and has been adjusted to give effect to a 1-for-5.2 reverse stock split to be effected immediately prior to the completion of the offering.

 Securities Offered ....... 2,000,000 units. Each unit consists of one share of common stock and one warrant to purchase an
                            additional share of common stock. The units will
                            automatically separate 30 days from the date of
                            this prospectus, after which the common stock and
                            warrants in the units will trade separately.


 Warrants.................. The warrants included in the units will be exercisable commencing 30 days after the offering.
                            The exercise price of a warrant is $   [150% of the
                            initial public offering price per unit]. They
                            expire on the fifth anniversary of the date of this
                            prospectus. If the closing price of our common
                            stock on each of the ten consecutive trading days
                            preceding our notice of redemption is at least $
                            [200% of the initial public offering price per
                            unit], we may redeem some or all of the outstanding
                            warrants if we provide the holders with 30 days'
                            prior written notice. The redemption price will be
                            $0.05 per warrant. No redemption can occur until
                            six months after the date of this prospectus.
 Common Stock Outstanding.. 5,084,340 shares of common stock were outstanding before the offering. After the offering, there will
                            be 7,084,340 shares outstanding. Both of these
                            numbers exclude 2,106,657 shares of common stock
                            issuable upon exercise of options and warrants
                            which are outstanding or will be outstanding
                            immediately after the offering. After the offering,
                            there will also be another 2,000,000 shares of
                            common stock issuable upon exercise of warrants
                            included in the units.
 Dividend Policy........... We do not plan to pay cash dividends in the foreseeable future.
 Use of Proceeds........... We expect to use the proceeds from the offering, which we estimate will be approximately
                            $12,475,000, to:
                            . complete product development, launch our product
                              and cover related expenses;
                            . purchase manufacturing equipment and expand our
                              facilities; and
                            . build inventory and provide working capital.

Proposed American Stock Exchange Symbol for Common Stock................. CSA
Proposed American Stock Exchange Symbol for Warrants..................... CSA.WS
Proposed American Stock Exchange Symbol for Units........................ CSA.U

                             Summary Financial Data

  The following table presents summary financial information for Careside and the predecessor business at SmithKline Beecham Clinical Laboratories, Inc. The as adjusted balance sheet data assumes the sale by Careside of 2,000,000 units in the offering at $7.50 per unit and the use of the estimated net proceeds as set forth in "Use of Proceeds" on page 15. You should read this data together with the financial statements and related notes included in this prospectus.

                          Predecessor Business
                   ------------------------------------
                         Year ended         Ten months
                        December 31,           ended
                   -----------------------  October 31,
                      1994        1995         1996
                   ----------- -----------  -----------
                   (unaudited)
Statement of
 Operations Data:
Operating
 expenses:
 Research and
 development.....   $ 949,346  $ 2,109,802  $ 3,054,503
 General and
  administration..     26,069      585,058      224,399
                    ---------  -----------  -----------
 Operating loss..   $(975,415) $(2,694,860) $(3,278,902)
                    =========  ===========  ===========
Net interest
 income
 (expense).......
Net loss.........
Net loss per
 share...........
Shares used in
 computing net
 loss per share..
                                                Careside, Inc.
                   -------------------------------------------------------------------------------
                   Period from                                                       Period from
                    Inception                                                         Inception
                    (July 10,          Year ended               Three months          (July 10,
                     1996) to         December 31,             ended March 31,         1996) to
                   December 31,  ------------------------- -------------------------  March 31,
                       1996         1997         1998         1998         1999          1999
                   ------------- ------------ ------------ ------------ ------------ -------------
                                                                 (unaudited)         (unaudited)
Statement of
 Operations Data:
Operating
 expenses:
 Research and
 development.....  $ 1,561,847   $ 5,895,465  $ 8,297,974  $ 1,541,119  $ 2,076,046  $ 17,831,332
 General and
  administration..      55,515       640,574      850,129      196,595      569,907     2,116,125
                   ------------- ------------ ------------ ------------ ------------ -------------
 Operating loss..   (1,617,362)   (6,536,039)  (9,148,103)  (1,737,714)  (2,645,953)  (19,947,457)
Net interest
 income
 (expense).......      (20,809)      205,256      211,814       17,857     (359,724)       36,537
                   ------------- ------------ ------------ ------------ ------------ -------------
Net loss.........  $(1,638,171)  $(6,330,783) $(8,936,289) $(1,719,857) $(3,005,677) $(19,910,920)
                   ============= ============ ============ ============ ============ =============
Net loss per
 share...........  $     (2.25)  $     (2.04) $     (1.93) $     (0.49) $     (0.59)
                   ============= ============ ============ ============ ============
Shares used in
 computing net
 loss per share..      728,465     3,098,980    4,629,916    3,521,808    5,084,340
                   ============= ============ ============ ============ ============

                                                  Careside, Inc.
                                      ----------------------------------------
                                            March 31, 1999 (unaudited)
                                      ----------------------------------------
                                                                   Pro Forma
                                         Actual      Pro Forma    As Adjusted
                                      ------------  ------------  ------------
Balance Sheet Data:
Cash and cash equivalents............ $  2,051,786  $  2,051,786  $14,526,556
Total assets.........................    7,248,753     7,248,753   19,723,523
Long-term debt, including current
 portion.............................    3,996,763     2,996,763    2,996,763
Deficit accumulated during
 development stage...................  (19,910,920)  (19,910,920) (20,241,034)
Total stockholders' equity...........    1,143,468     2,164,071   14,638,841

                                  RISK FACTORS

  An investment in the units involves many risks. These risks may be substantial and are inherent in the business of Careside. You should carefully consider the following information about these risks, together with the other information in this prospectus, before buying units.

  If any of the following risks actually occur, our business and prospects could be materially adversely affected, the trading price of our units, common stock or warrants could decline, and you might lose all or part of your investment.

We Have a Limited Operating History and Have Not Generated any Revenue

  Careside was formed in 1996 and has not generated any revenue. We have incurred net losses of approximately $20 million from inception through March 31, 1999. We will not generate any revenue from product sales and will continue to incur significant additional operating losses until we complete the development of our test menu, receive necessary FDA clearances, expand our manufacturing and marketing efforts, manufacture our products according to regulations prescribed by the FDA, and begin selling the Careside system.

The Offering May Not Raise Sufficient Funds to Meet Our Goals

  The offering may not provide sufficient funds to fully implement our business plan. We anticipate that the estimated net proceeds from the offering, together with revenue expected after 1999 and proceeds of our current equipment lease financing, will be sufficient to fund our operating expenses and capital requirements for at least 12 months. However, these expenses and requirements may change. If sufficient funds are not raised or revenues are not sufficient, we may have to reduce our initial marketing expenses or product development activities. In addition, we may not be able to meet our obligations to our suppliers and strategic partners during this 12 month period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" on page 20.

Additional Funding May Not Be Available

  We intend to draw on existing availability under our equipment lease facility or, if necessary, seek additional lease financing, to fund our purchase of equipment for our automated cartridge assembly line. Additional funding for our activities may come from the exercise of warrants included in units sold in the offering. We also may seek additional financing to build inventory and to refinance our bridge loan. To support our current and any future funding requirements, we may need to issue additional equity securities, incur more debt, obtain added lease financing and/or seek third-party collaboration opportunities. Additional funding may have unacceptable terms or may not be available at all for reasons relating to:

  .Careside's inability to meet its business plan, or .changes in lenders' or investors' views of medical device or small capitalization companies.

  If adequate funds are not available, we may be required to delay, reduce or eliminate product development programs or to license to third parties rights to commercialize our products or technologies.

We May Never Be Profitable

  Even if we are able to generate revenue from sales of the Careside system, we may never be profitable. There are several reasons why this might happen:

  .We could build up our overhead in anticipation of sales goals that are not met.
  .We may not be able to reduce our manufacturing costs to acceptable levels. .We may have to lower our prices to remain competitive.
  .We may experience delays in developing additional tests or product upgrades.
  .We may experience problems in production, distribution or marketing.

Medical Community May Not Accept the Careside System

  The CareSide Analyzer and related test cartridges are our only products. We will not be able to operate profitably unless these products achieve a significant level of market acceptance. The following factors are the greatest risks to our market acceptance:

 We May Fail to Develop the Comprehensive Test Menu Needed to Sell Our Product

  If we are not able to fully develop our proposed comprehensive test menu, customers may not buy our products. One of our major selling points to potential customers will be the breadth of our menu.

 We May Be Unable to Change How Tests are Ordered

   We may not be able to demonstrate the economic or clinical benefits of the Careside system sufficiently to convince members of the medical community to change the way they order tests. Currently, physicians and hospitals typically order blood tests from central laboratories.

 Managed Care Contracts May Limit Our Market Penetration

  Our ability to sell to healthcare providers may be limited by managed care relationships. Many health maintenance and managed care organizations have exclusive contracts with laboratories that require participating or employed physicians to send patient specimens only to contracted laboratories. Consequently, such physicians may be precluded from using the Careside system unless they obtain a waiver from the relevant health maintenance or managed care organization.

 We May Be Unable to Keep Pace With Changing Technology

  Blood testing technology is evolving. Other companies may develop products in response to technological changes that make our products noncompetitive, particularly if the development, introduction or marketing of our products is delayed.

 CLIA May Discourage Healthcare Providers from Using Point-of-Care Testing

  Careside system users will be required to be licensed under the Clinical Laboratory Improvement Amendments of 1988. While the Careside system is designed to make licensure easy, CLIA licensing requirements may make healthcare providers reluctant to initiate, continue or expand patient testing using the Careside system.

Failure to Obtain Point-of-Care Use Designation Will Limit Our Market
Opportunity

  The Careside system is not currently authorized for point-of-care use or physician office laboratory use. It is authorized for professional laboratory use. Professional laboratories include hospital, commercial and independent laboratories. As a result, we are presently unable to sell to an important segment of our market. Clearance for point-of-care use and physician office laboratory use from the FDA is necessary to expand our potential market beyond professional laboratories. We will seek these clearances for the CareSide Analyzer in the third quarter of 1999.

We May Not Be Able to Develop Our Products

  In order for us to expand our test menu, we must complete the development of one of the four types of disposable cartridges. Factors outside our control may delay our proposed development schedules by one year or more. These factors include:

  .delays in regulatory clearance,

  .technological difficulties,

  .restrictions on access to proprietary technology of strategic partners, and

  .changes in the healthcare, regulatory or reimbursement environment.

Reductions in Third-Party Reimbursement For Tests May Hurt Our Business

  Government authorities, private health insurers and other third-party payers, such as health maintenance organizations may not reimburse providers for our products' tests. Current reimbursement amounts for diagnostic tests may not be maintained. Any decrease in test reimbursement amounts may reduce the demand for our products or force us to lower our sales prices. In addition, legislative proposals to reform healthcare and the trend toward managed healthcare in the United States may require lower prices for our products. See "Business--Third Party Reimbursement" on page 40.

We Have No Sales, Marketing or Distribution Experience

  We may not be able to recruit or retain direct sales and marketing personnel who will successfully implement our marketing strategy. We have no sales, marketing or distribution experience. We intend to distribute our products in the United States primarily through our own sales force, and internationally through a limited number of distributors. Establishing a sales and marketing capability will require substantial efforts and significant resources.

Third-Party Distributors May Not Be Effective

  We will depend on third party distributors to assist us in promoting market acceptance and creating demand for our products. We have an exclusive distribution arrangement with SmithKline Beecham Clinical Laboratories, Inc. for the commercial laboratory market in the United States and certain foreign countries. We have also granted Fuji a right of first refusal to distribute the Careside system exclusively in Japan and non-exclusively in some of the other Asian countries. We will need additional arrangements to distribute our products worldwide. We may not be able to maintain these arrangements or enter into additional distribution arrangements. In addition, we have little control over the resources that the distributors will devote to the marketing of the Careside system. See "Business--Marketing Strategy" on page 34 and "Certain Transactions--SmithKline Beecham" on page 53.

A Pending Acquisition of SBCL Adds to Uncertainties in Our Commercial Laboratory Market

  Quest Diagnostics Incorporated and SmithKline Beechem Clinical Laboratories, Inc. have announced that Quest is acquiring all of the stock of SBCL. Quest will succeed to our distribution agreement with SBCL. We have had no prior business relationship with Quest and are currently discussing with Quest their intentions with respect to distribution of our products under this agreement. Just as SBCL could, Quest may choose to distribute our products, terminate the SBCL agreement or refrain from distributing our products in select areas.

Our Contract Manufacturers May Not Adequately Meet Our Future Product Demand

  We will depend upon outside vendors to manufacture most of the Careside system, including the CareSide Analyzer and components of the disposable testing cartridges. We will have only limited control over third-party manufacturers as to quality control and timing of production and delivery. We cannot be certain that outside manufacturers will be able to provide us with a sufficient number of instruments and cartridge components on a timely basis.

Our Lack of Manufacturing Experience Could Reduce Our Ability to Assemble Cartridges

  We will be assembling the cartridges at Careside. We have never operated a manufacturing/assembly business. We will need to assemble significant and increasing quantities of test cartridges on a timely basis, while maintaining strict quality standards. As volume dictates, we will convert from manual production of cartridge components and assembly to an automated system which we are currently building. We may not be able to achieve and maintain product accuracy and reliability when producing the cartridges in the quantities required, on a timely basis or at an acceptable cost.

Our Third-Party Suppliers Could Interrupt Our Supply

  We will purchase the materials used in the test cartridges from outside suppliers, such as Fuji Photo Film Co., Ltd. Each of our supply agreements has termination rights. Any interruption in supply would adversely affect our schedule. See "Business--Manufacturing and Supply" on page 38.

Our Ability to Add Hematology Testing Capabilities Depends on Third Parties

  The CareSide Analyzer does not perform hematology tests, which are an important part of point-of-care testing. We are negotiating arrangements for a third party to supply hematology testing capabilities in an additional device. We may not be able to agree upon pricing that will enable us to offer cost-effective hematology testing. In addition, our third party developer has not yet completed the interface between the hematology device and the CareSide Analyzer. See "Business--The Careside System--Test Menu" on page 32.

Our CEO and Other Key Personnel Are Critical To Our Success

  The loss of key employees or unsuccessful recruiting efforts will harm us. Competition for qualified and talented individuals with experience in point-of-care testing is intense. Our success depends on our ability to retain the services of Mr. Stoughton, our Chairman of the Board of Directors and Chief Executive Officer, and Dr. Grove, Executive Vice President--Research and Development. Mr. Stoughton has over 20 years experience as a senior executive of several large hospitals and over four years experience as President of SmithKline Beecham Clinical Laboratories, Inc. Dr. Grove managed research and development activities at SmithKline Beecham Clinical Laboratories, Inc. for 12 years and has extensive experience in the development of diagnostic tests. We also need to attract additional sales and marketing, research and development, and experienced manufacturing personnel. See "Management--Employment Agreements" on page 49.

We May Not Be Able to Manage Our Expanding Operations

  We will need to expand our operations if we are successful in achieving market acceptance for the Careside system. This expansion will result in additional responsibilities for management and place significant demand upon our management, our operating and financial systems and our resources. To accommodate this growth and to compete effectively, we will need to implement and improve our internal operating systems and controls, and to hire and train additional personnel.

Our Competitors Have Advantages Over Us

  Our business may fail because our market is highly competitive. Our primary competitors are large diagnostic device manufacturers, commercial and hospital laboratories and other point-of-care device manufacturers. The large device manufacturers and commercial and hospital laboratories have significant marketing, manufacturing, financial and managerial resources, and have substantially greater research and development capabilities than we do. We expect that manufacturers of conventional blood testing products used in centralized laboratories will compete intensely with us to maintain their market share. Commercial and hospital laboratories may try to influence providers against the Careside system to protect their revenue. Other point-of-care companies have already sold their product in the marketplace. We anticipate competition from these manufacturers in discrete tests using areas such as critical care testing. Many of these companies offer tests that will cost less than the Careside system and so may be attractive to some of our customers. See "Business--Competition" on page 39.

Our Proprietary Technology is a Crucial Part of Our Business

  The success of our business will depend on our ability to protect our proprietary technology. Our business may fail if we are not able to do so.

 We Do Not Have Any Patents on Our Proprietary Technology

  We have two U.S. patent applications which have been allowed and are expected to be issued as U.S. patents. We have submitted five additional U.S. and two international patent applications, and one joint patent application with a strategic contract partner. We intend to file additional U.S. and international patent applications. We cannot be certain that any patent application will result in the issuance of a patent or that our patents will withstand any challenges by third parties.

 Our Technology May Infringe on the Proprietary Rights of Third Parties

  Universities and government laboratories, physicians and other corporations are conducting substantial research in point-of-care diagnostic blood testing technology. Given the nature of our industry, it is possible that patent applications have been filed by others, and patents may be issued to them, relating to specific diagnostic products and processes. Patent applications in the U.S. are secret until the patent is issued. We cannot know whether competing applications have been filed. A prior conflicting patent application would detract from the value of our patents. In addition, if we use technologies, products or processes covered by patent applications filed by others, or by patents issued to others, we may have to obtain licenses. We may not be able to obtain such licenses on reasonable terms, or at all.

 We May Be Unable to Build Brand Loyalty Because Our Trademarks and Trade Names May Not Be Protected

  Our registered or unregistered trademarks or trade names may be challenged, canceled, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build brand loyalty. Brand recognition is critical to our short term and long term marketing strategies, especially as we commercialize future enhancements to our products. See "Business--Patents and Proprietary Rights" on page 39.

 Our Trade Secrets May Be Disclosed

  We also rely on unpatented trade secrets to protect our proprietary technology. We attempt to protect our proprietary technology through an employee handbook and agreements with our executive officers. Our employees have not signed confidentiality agreements. The confidentiality provisions in the handbook and executives' agreements may not be enforceable under applicable law. Other companies may independently develop or otherwise acquire equivalent technology or gain access to our proprietary technology.

 Our Proprietary Rights May Fail to Protect Our Business

  We may have to resort to litigation to protect or defend our rights. This could result in substantial costs and the diversion of management's attention. If we lost any such litigation, we could lose our competitive position, be required to obtain licenses from third parties or be prevented from manufacturing, selling or using certain of our products.

 We Do Not Own all Necessary Intellectual Property

  Some of the intellectual property we use in developing our test cartridges is owned by others, such as Fuji Photo Film Co., Ltd., and licensed on a non-exclusive basis to us. We believe alternative technology does exist. However, if our access to our current technology terminated, our development efforts could be delayed until we achieved access to the alternative technology. In that circumstance, we cannot be sure that we would be able to achieve access to alternative sources of technology. If alternative technology is unavailable, we would have to change our testing methodologies. This would cause substantial delay and cost in development of our product.

Extensive Government Regulation May Increase Our Expenses and Cause Delays in our Product Commercialization

  Our products are medical devices subject to extensive regulation by the FDA, similar agencies in other countries, and to a lesser extent, by state regulatory authorities. See "Business -- Government Regulation" page 40. In addition to our need to obtain a point-of-care use designation, the following are the greatest regulatory risks we face:

 We Need Additional FDA Pre-Market Clearances to Successfully Commercialize Our Products

  FDA regulations require rigorous laboratory and clinical testing to establish product performance before commercial marketing. Medical devices such as the CareSide Analyzer are subject to pre-market clearance. Clearance is subject to further review, such as when products are modified. We cannot be certain that we will be able to obtain all necessary approvals on a timely basis, or at all. Moreover, it is possible that one or more of our products will be subjected to more extensive pre-market clinical testing and FDA pre-market approval.

 We May Incur Substantial Expenses to Comply With GMP and Other Manufacturing Regulations

  Our manufacturing facilities and processes will be required to comply with strict federal regulations, including Good Manufacturing Practices, or GMP, and quality system requirements, regarding validation and quality of manufacturing. We have limited experience in complying with regulations governing our products and manufacturing facilities. We must devote substantial resources and management attention to monitoring and maintaining compliance with governmental regulations. If we, or our manufacturing partners, violate applicable regulations, we may be sanctioned and our production or distribution may be suspended. In addition, the FDA may withdraw the approval or clearance to market any of our products.

Year 2000 Problems Could Interrupt Our Supply

  Our receipt of key component products used in the Careside system may be delayed if our suppliers' software systems are not able to read and apply proper dates. We expect to have contingency plans in place in the event any of our key suppliers are not Year 2000 compliant by the second half of 1999. However, our contingency plans may not provide the same product or timing as our current suppliers.

Significant Number of Shares Eligible for Future Sale Could Lower Market Price

  Sales of large numbers of common stock after the offering, or even the potential for those sales, are likely to lower the market price of common stock. In addition, these sales may negatively affect our ability to raise needed capital through the sale of our common stock. After the offering, we will have 7,084,340 shares of common stock outstanding. In addition to the 2,000,000 shares that will be freely tradable after the offering, and the 2,000,000 additional shares that may be issued if the warrants sold in the offering are exercised, 8,104,522 currently outstanding or reserved shares may be sold in the future subject to compliance with the Securities Act.

       Number of Shares   Description
         5,084,340        Common stock currently outstanding
           422,403        Issuable upon exercise of currently outstanding options
           761,805        Issuable upon exercise of options that may be granted in the future
           150,000        Issuable pursuant to employee stock purchase plan
           960,146        Issuable upon exercise of warrants outstanding upon completing the offering
           325,828        Issuable upon conversion of Series A Convertible Preferred Stock and exercise of warrants received on conversion beginning six months after the effective date of the offering
           400,000        Issuable upon exercise of the representatives' warrants for units beginning one year after the effective date of the offering, and upon exercise of warrants included in those units
         ---------
         8,104,522
         =========

  All of our directors, officers and principal stockholders are subject to lock-up agreements. The parties to the lock-up agreements, other than S. R. One, Limited, are not permitted to sell their shares until one year after the offering without the prior written consent of Paulson Investment Company, Inc. and Millennium Financial Group, Inc. S. R. One is subject to a six month lock-up period. When a lock-up period expires, all of the shares previously subject to the lock-up will become tradable. Given that over 95% of our currently outstanding shares are subject to a lock-up, the expiration of the applicable lock-up period could have a depressive effect on the market price of our common stock. See "Shares Eligible for Future Sale" on page 63.

Control of Careside By Our Management and Principal Stockholders Could Conflict With Other Shareholders' Interests

  The interests of our directors and executive officers, and our principal stockholders could conflict with the interests of other Careside stockholders, including the purchasers in the offering. Following completion of the offering, our directors and executive officers, together with the principal stockholders of Careside, will own or control approximately 28.04% of our outstanding common stock. Accordingly, these stockholders may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, certain amendments to our charter and bylaws, and the approval of significant corporate transactions such as a merger or a sale of our assets. This influence could have the effect of delaying, deferring or preventing a change in control of Careside. See "Principal Stockholders" on page 52.

Future Issuances of Preferred Stock May Dilute Rights of Common Stockholders

  Our Board of Directors will have the authority to issue up to      shares of
preferred stock [5,000,000 less the number of shares of Series A Convertible Preferred Stock outstanding upon the consummation of the offering] and to determine the price, privileges and other terms of such shares. The Board may exercise this authority without the approval of the stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may make it more difficult for a third party to acquire control of Careside. See "Description of Capital Stock--Undesignated Preferred Stock" on page 57.

Statute, Charter and By-laws May Delay or Prevent an Acquisition of Careside

  We will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Section 203 could delay or prevent a third party or a significant stockholder from acquiring control of Careside. In addition, our charter and by-laws may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest involving Careside. Any of these anti-takeover provisions could lower the market price of the common stock. See "Description of Capital Stock--Takeover Protection and Certain Charter and By-Law Provisions" on page 61.

Our Units, Common Stock and Warrants May Trade Below the Unit Offering Price

  Our units, shares of common stock and warrants may trade at prices significantly below the initial public offering unit price. The initial public offering unit price may bear no relationship to the future market price of our units, common stock or warrants. The market prices may be highly volatile depending on many factors, including:

  . the success of our new products or new products introduced by our competitors,

  .  developments with respect to our patents and other proprietary rights,

  . our ability to meet sales and earnings expectations of securities analysts, and

  .  changes in general market conditions.

Your Warrants Can Be Redeemed on Short Notice

  We could redeem your warrants for $0.05 per warrant on 30 days' prior written notice, provided that the closing price of our common stock has been at least
$    [200% of the initial offering price per unit] for the ten consecutive trading days immediately preceding the date of notice of redemption. If we give notice of redemption, a holder would be forced to sell or exercise the warrants or accept the redemption price. This kind of redemption cannot occur until six months after the date of this prospectus. See "Description of Capital Stock-- Unit Warrants" on page 57.

You Will Be Unable to Exercise Your Warrants in the Absence of an Effective Registration Statement

  We will be able to issue shares of our common stock upon exercise of your warrants only if there is a then current prospectus relating to the common stock under an effective registration statement filed with the

Securities and Exchange Commission, and only if such common stock is qualified for sale or exempt from qualification under applicable state securities laws. Although we have agreed to use our best efforts to meet these requirements, we cannot assure investors that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if we do not meet these requirements.

Purchasers in the Offering Will Face Immediate and Substantial Dilution

  The initial public offering unit price is substantially higher than the net tangible book value per share of common stock. If 2,000,000 units are sold in the offering at $7.50 per unit, our net tangible book value per share will be $2.07, $5.43 below the $7.50 offering price. The net tangible book value after the offering will thus be 72% below the $7.50 offering price. Sales of additional common stock in the future may reduce net tangible book value per share, resulting in further dilution to purchasers of units sold in the offering. See "Dilution" on page 17.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements contained in this prospectus discuss future events and developments, including our ability to generate revenue, income and cash flows, or state other "forward-looking" information. We generally identify these forward-looking statements by using the words "anticipate," "believe," "estimate," "expect," and similar expressions. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. Important factors that may cause actual results to differ include those set forth under "Risk Factors" beginning on page 7.

  We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                USE OF PROCEEDS

  We estimate that we will receive net proceeds from the sale of units in the offering of approximately $12,475,000 after the deduction of underwriting discounts and commissions and expenses payable by us. This assumes an initial public offering price of $7.50 per unit. We estimate net proceeds of approximately $14,586,000 if the underwriters' over-allotment option is exercised in full. We expect to use the proceeds as follows:

                                                       Approximate
                                                        Amount of
                                                           Net     Approximate
                                                        Proceeds   Percentage
                                                           (in       of Net
                                                        millions)   Proceeds
                                                       ----------- -----------
Complete product development and launch and related
 expenses ............................................    $10.7        85.6%
Purchase manufacturing equipment and expand our
 facilities...........................................    $ 0.8         6.4%
Build inventory and provide working capital...........    $ 1.0         8.0%
                                                          -----       -----
  Total from unit sales...............................    $12.5       100.0%

  If warrants included in units (including units issued upon exercise of the representatives' warrants) are exercised, the total proceeds to us from the exercise of the representatives' warrants and warrants included in all units to us will be $26,550,000 ($29,925,000 if the over-allotment option is exercised in full). This assumes an initial public offering price of $7.50 per unit. We would expect to use the proceeds of warrant exercises to repay debt. In addition, we would use remaining proceeds from warrant exercises for further product development, such as the future enhancements described on page 34, and related expenses, to purchase manufacturing equipment and expand our facilities and to build inventory and provide working capital, all in approximately the same relative percentages as set forth above.

  Pending use of the net proceeds, we intend to invest such funds in short-term bank deposits and investment grade securities, United States government securities, and other short-term, income-producing securities.

  The foregoing discussion is merely an estimate based on our current business plans. Our actual expenditures may vary depending upon circumstances not yet known, such as the time actually required to reach a positive cash flow, or to successfully develop our products. In addition, we expect to either repay the $2 million of our bridge financing which matures in December 1999 with proceeds of warrant exercises or of a new loan or to negotiate to convert it into preferred or common equity. To the extent that warrant exercise proceeds, the new loan or conversion is not available, we may use a portion of the net proceeds of the offering for repayment which would reduce application of the net proceeds to purchase equipment, build inventory and provide working capital and, if necessary, to conduct research and development. If a portion of the net proceeds were used to repay the bridge financing, we might need additional financing for equipment.

                                DIVIDEND POLICY

  We have never paid any cash dividends on our shares of common stock and do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. Currently, we intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors our Board of Directors deems relevant.

                                 CAPITALIZATION

  The following table sets forth as of March 31, 1999 for Careside:

 .       the actual capitalization,

 .       the pro forma capitalization which reflects the conversion of
        $1,000,000 borrowed under the bridge financing, together with accrued interest on the $1,000,000, into shares of Series A Convertible Preferred Stock upon consummation of the offering, and

 .       the pro forma as adjusted capitalization which shows the effect of the sale of 2,000,000 units in the offering at an assumed initial public offering price of $7.50 per unit and the use of the estimated net proceeds of the offering.

  This table should be read in conjunction with our Financial Statements included elsewhere in this prospectus.

                                                  March 31, 1999
                                      ----------------------------------------
                                                                   Pro Forma
                                         Actual      Pro Forma    As Adjusted
                                      ------------  ------------  ------------
Current portion of long-term debt:
  Equipment loan due finance
   company........................... $    193,671  $    193,671  $    193,671
  Note payable under bridge
   financing(1)......................    3,000,000     2,000,000     2,000,000
                                      ------------  ------------  ------------
    Total current portion of long-
     term debt.......................    3,193,671     2,193,671     2,193,671
                                      ============  ============  ============
Long-term debt:
  Equipment loan due finance
   company...........................      803,092       803,092       803,092
                                      ------------  ------------  ------------
Stockholders' equity:
  Preferred Stock, $.01 par value --
   5,000,000 shares authorized; none
   issued and outstanding (actual);
   160,095 shares Series A
   Convertible Preferred Stock issued
   and outstanding (pro forma and pro
   forma as adjusted)................          --      1,020,603     1,020,603
  Common Stock, $.01 par value --
   50,000,000 shares authorized;
   5,084,340 shares issued and
   outstanding (actual and pro forma)
   and 7,084,340 shares issued and
   outstanding (pro forma as
   adjusted) (2).....................       50,843        50,843        70,843
  Additional paid-in capital.........   21,003,545    21,003,545    33,788,429
  Deficit accumulated during
   development stage.................  (19,910,920)  (19,910,920)  (20,241,034)
                                      ------------  ------------  ------------
    Total stockholders' equity.......    1,143,468     2,164,071    14,638,841
                                      ------------  ------------  ------------
    Total capitalization............. $  1,946,560  $  2,967,163  $ 15,441,933
                                      ============  ============  ============

--------
(1) For a discussion of the note payable, see the description of the 1998 bridge financing under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 20 and "Certain Transactions--Financing Activities" on page 54.
(2) Excludes 1,782,549 shares of common stock issuable upon exercise of options and warrants which will be outstanding upon completion of the offering. Also excludes an aggregate of 325,828 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock and exercise of warrants received on conversion. The Series A Convertible Preferred Stock will be outstanding upon completion of the offering and convertible after six months.

                                    DILUTION

   As of March 31, 1999, our pro forma net tangible book value was $2,164,071, or $0.43 per share of common stock. Pro forma net tangible book value per share represents our total tangible assets less total liabilities after giving pro forma effect to the conversion of $1,000,000 borrowed under the bridge financiang into shares of Series A Convertible Preferred Stock, divided by the total number of shares of common stock outstanding. Without taking into effect any changes in the net tangible book value after March 31, 1999, other than to give effect to the sale of 2,000,000 units in the offering at an assumed initial public offering price of $7.50 per unit and the application of the estimated net proceeds of the offering, the net tangible book value of Careside as of March 31, 1999 would have been $14,638,841 or $2.07 per share. This represents an immediate increase of $1.64 per share of common stock to existing stockholders and an immediate dilution of $5.43 per share of common stock to the new stockholders who purchase units in the offering. The following table illustrates this per share dilution:

   Assumed initial public offering price...........................      $7.50
   Pro forma net tangible book value per share before the
    offering....................................................... 0.43
   Increase in net tangible book value per share attributable to new stockholders............................................... 1.64
                                                                    ----
   As adjusted net tangible book value per share after the
    offering.......................................................       2.07
                                                                         -----
   Dilution in tangible book value per share to new stockholders...      $5.43
                                                                         =====

  If the underwriters' over-allotment option is exercised in full, dilution per share to new stockholders would be $5.23 per share of common stock.

  The following table summarizes as of March 31, 1999 the differences between the existing stockholders and the new stockholders with respect to the number of shares of common stock included in units purchased, the total consideration paid, and the average price per share paid:

                           Shares Purchased  Total Consideration
                           ----------------- -------------------     Average
                            Number   Percent   Amount    Percent Price Per Share
                           --------- ------- ----------- ------- ---------------
Existing stockholders..... 5,084,340   71.8% $23,318,075   60.9%      $4.59
New stockholders.......... 2,000,000   28.2   15,000,000   39.1       $7.50
                           ---------  -----  -----------  -----
  Total................... 7,084,340  100.0% $38,318,075  100.0%
                           =========  =====  ===========  =====

  The above computations assume no exercise of outstanding options or warrants to purchase common stock, the underwriters' over-allotment option, the warrants included in units sold in the offering or the representatives' warrants. All of these outstanding securities are described in "Description of Capital Stock" on page 56. To the extent that these options and warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

  The following selected financial data of Careside and the predecessor business should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 19 and the Financial Statements and notes thereto beginning on page F-7. The financial data presented for the predecessor business at SmithKline Beecham Clinical Laboratories, Inc. represents the research and development and related general and administrative costs incurred by SmithKline Beecham Corporation in connection with the development of technology and know-how acquired by Careside on November 7, 1996. The selected financial data for Careside as of December 31, 1996 and the predecessor business as of December 31, 1995 and for the year then ended are derived from the audited financial statements not included in this prospectus. The selected financial data for Careside as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 and for the period from inception (July 10, 1996) to March 31, 1999 and for the predecessor business as of December 31, 1994 and for the year then ended are unaudited, but, in our opinion, include all adjustments necessary for a fair presentation of such financial data.

                         Predecessor Business
                   -----------------------------------
                        Year ended         Ten months
                       December 31,           ended
                   ----------------------  October 31,
                     1994        1995         1996
                   ---------  -----------  -----------
Statement of
 Operations Data:
Operating
 expenses
 Research and
  development....  $ 949,346  $ 2,109,802  $ 3,054,503
 General and
  administration..    26,069      585,058      224,399
                   ---------  -----------  -----------
 Operating loss..  $(975,415) $(2,694,860) $(3,278,902)
                   =========  ===========  ===========
Net interest
 income
 (expense).......
Net loss.........
Net loss per
 share...........
Shares used in
 computing net
 loss per share..
                                                Careside, Inc.
                   -------------------------------------------------------------------------------
                   Period from                                                       Period from
                    Inception                                                         Inception
                    (July 10,          Year ended               Three months          (July 10,
                     1996) to         December 31,             ended March 31,         1996) to
                   December 31,  ------------------------- -------------------------  March 31,
                       1996         1997         1998         1998         1999          1999
                   ------------- ------------ ------------ ------------ ------------ -------------
Statement of
 Operations Data:
Operating
 expenses
 Research and
  development....  $ 1,561,847   $ 5,895,465  $ 8,297,974  $ 1,541,119  $ 2,076,046  $ 17,831,332
 General and
  administration..      55,515       640,574      850,129      196,595      569,907     2,116,125
                   ------------- ------------ ------------ ------------ ------------ -------------
 Operating loss..   (1,617,362)   (6,536,039)  (9,148,103)  (1,737,714)  (2,645,953)  (19,947,457)
Net interest
 income
 (expense).......      (20,809)      205,256      211,814       17,857     (359,724)       36,537
                   ------------- ------------ ------------ ------------ ------------ -------------
Net loss.........  $(1,638,171)  $(6,330,783) $(8,936,289) $(1,719,857) $(3,005,677) $(19,910,920)
                   ============= ============ ============ ============ ============ =============
Net loss per
 share...........  $     (2.25)  $     (2.04) $     (1.93) $     (0.49) $     (0.59)
                   ============= ============ ============ ============ ============
Shares used in
 computing net
 loss per share..      728,465     3,098,980    4,629,916    3,521,808    5,084,340
                   ============= ============ ============ ============ ============

                              Predecessor
                              Business(1)                        Careside, Inc.
                         ----------------------  --------------------------------------------------
                             December 31,                   December 31,
                         ----------------------  ------------------------------------   March 31,
                           1994        1995         1996        1997         1998          1999
                         ---------  -----------  ----------  ----------  ------------  ------------
Balance Sheet Data:
Cash and cash
 equivalents ........... $     --   $       --   $   31,041  $1,237,149  $  3,926,603  $  2,051,786
Total assets............    43,780      306,589   1,192,562   3,140,223     7,911,403     7,248,753
Long-term debt..........       --           --          --          --      2,044,932       803,092
Deficit accumulated
 during the development
 stage..................  (975,415)  (3,670,275) (1,638,171) (7,968,954)  (16,905,243)  (19,910,920)
Total stockholders'
 equity (deficit).......       --           --   (1,066,818)  2,437,607     4,149,145     1,143,468

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  Development of the point-of-care technology used in the Careside system began in 1994 at SmithKline Beecham Clinical Laboratories, Inc., a subsidiary of SmithKline Beecham Corporation. In November 1996, we acquired the predecessor business, including intellectual property, equipment and other assets, from SmithKline, to continue the development of point-of-care diagnostic technology and to create a commercial product. As part of the consideration paid for the acquisition, SmithKline Beecham Corporation became an equity owner in Careside. The initial development of our point-of-care technology at SmithKline has been reflected in the accompanying financial statements as a predecessor business.

  Since November 1996, we have devoted substantially all of our resources to research and development activities. We have incurred losses since inception. As of December 31, 1998, the aggregate loss incurred was approximately $16.9 million. We expect to incur significant additional losses over at least the next 18 months as we continue product development activities, complete a pilot marketing program and initiate marketing efforts.

  Although the CareSide Analyzer and 31 tests are cleared or exempt by the FDA for use in professional laboratory testing, our commercial product launch is not expected to take place until the fourth quarter of 1999. To date, we have generated no revenue. We expect that our revenue will derive primarily from the sale of disposable test cartridges rather than of the CareSide Analyzer itself.

Results of Operations

 Three Months Ended March 31, 1999 and 1998

  Research and Development Expenses. Research and development expenses increased to approximately $2.1 million for the three months ended March 31, 1999 compared to approximately $1.5 million in the same period in 1998, an increase of 35%. This increase reflects the expanded efforts to complete production of the CareSide Analyzer and to support additional test submissions to the FDA.

  General and Administrative Expenses. General and administrative expenses increased to $570,000 for the three months ended March 31, 1999 compared to $197,000 in the same period in 1998. This increase reflects the increase in the preliminary sales and marketing efforts associated with planned pilot market testing in 1999.

  Net Interest Income (Expense). Interest income was approximately the same for the three months ended March 31, 1999 as compared to the same period in 1998 at $42,000 and $18,000, respectively. This reflects comparable levels of cash and cash equivalents available for investment. Interest expense was $402,000 for the three months ended March 31, 1999 which reflects interest paid on the line-of-credit to purchase equipment initiated in late 1998, accrued interest on the S.R. One bridge loan, and the non-cash interest charge associated with the cost of warrants granted to S.R. One in connection with the bridge loan facility.

  Net Loss. The net loss increased to approximately $3.0 million for the three months ended March 31, 1999 compared to $1.7 million in the same period in 1998. This increase reflects the increase in research and development expenses and interest expense on the line-of-credit to purchase equipment and the S.R. One bridge loan.

 Years Ended December 31, 1998 and 1997

  Research and Development Expenses. Research and development expenses increased to approximately $8.3 million for the year ended December 31, 1998 compared to approximately $5.9 million in the same period in 1997, an increase of 41%. This increase reflects increased payments to third parties for the development of the CareSide Analyzer and increased staffing for additional test development and submissions to the FDA.

  General and Administrative Expenses. General and administrative expenses increased to $850,000 for the year ended December 31, 1998 compared to $641,000 in the same period in 1997, an increase of 33%. This increase reflects the increase in the preliminary sales and marketing efforts associated with planned pilot market testing in the second quarter of 1999.

  Net Interest Income (Expense). Interest income was approximately the same for the year ended December 31, 1998 as compared to the same period in 1997 at $212,000 and $205,000, respectively. This reflects comparable levels of cash and cash equivalents available for investment.

  Net Loss. The net loss was approximately $8.9 million for the year ended December 31, 1998 compared to approximately $6.3 million in the same period in 1997, an increase of 41%. This increase reflects the increase in research and development expenses and preliminary sales and marketing efforts.

 Years Ended December 31, 1997 and 1996

  Research and Development Expenses. Research and development expenses increased to approximately $5.9 million for the year ended December 31, 1997 compared to approximately $1.6 million for the period from inception through December 31, 1996. This increase reflects a full year of spending as well as the expanded efforts devoted to completing additional test development and submissions of these tests to the FDA. Combined research and development expenses for the year ended December 31, 1996 for both Careside and the predecessor business were approximately $4.6 million.

  General and Administrative Expenses. General and administrative expenses increased to $641,000 for the year ended December 31, 1997 compared to $56,000 for the period from inception through December 31, 1996. This increase reflects the full year impact of general and administrative expenses and the costs associated with raising additional capital. Combined general and administrative expenses for the year ended December 31, 1996 for both Careside and the predecessor business were $280,000.

  Net Interest Income (Expense). Net interest income was $205,000 for the year ended December 31, 1997 compared to net interest expense of $21,000 for the period from inception through December 31, 1996. This increase reflects the impact of the resulting cash and cash equivalents available for investment after an equity financing in 1997.

  Net Loss. The net loss was approximately $6.3 million for the year ended December 31, 1997 compared to approximately $1.6 million for the period from inception through December 31, 1996. This increase reflects the increase in research and development expenses, a full year of activity and preliminary sales and marketing efforts.

Liquidity and Capital Resources

  We have financed our operations since inception primarily through the net proceeds generated from the issuance of common stock, long-term debt and certain short-term borrowings that were subsequently converted into equity securities. As of March 31, 1999, we have received net proceeds aggregating approximately $24.0 million from these transactions.

  Net cash used in operating activities was approximately $1.7 million for the three months ended March 31, 1999 compared to approximately $1.4 million in the same period in 1998. For the three months ended March 31, 1999, cash used in operating activities represents the net loss for the period offset by an increase in accounts payable and the non-cash amortization of imputed interest in the S.R. One bridge loan. Net cash used in operating activities was approximately $7.7 million for the year ended December 31, 1998. This represents the net loss for the year partially offset by an increase in accounts payable to the manufacturer of the CareSide Analyzer. Net cash used in operating activities was approximately $6.5 million for the year ended December 31, 1997 and $0.9 million for the period from inception through December 31, 1996. Cash used for operations was primarily related to funding expansion of research and development activities as well as the establishment of an administrative infrastructure.

  Cash used in investing activities for the purchase of property and equipment was approximately $1.2 million and $300,000 for the three months ended March 31, 1999 and 1998, respectively, $2.0 million and $0.9 million for the years ended December 31, 1998 and 1997, respectively, and $345,000 for the period from inception through December 31, 1996. The cash was used primarily for the acquisition of laboratory equipment used in research and development.

  At March 31, 1999, our principal source of liquidity was approximately $2.1 million in cash and cash equivalents.

  In December 1998, we entered into an agreement with an equipment lease financing company regarding a $2.5 million facility secured by specific equipment. Each draw will be a separate loan under the facility. Approximately $1.0 million of this facility was drawn in December 1998 and was secured by our existing equipment. We anticipate drawing the remaining amount by the end of 1999 which will be secured by manufacturing equipment for cartridge assembly which we purchase with the loan proceeds. Each equipment loan will have a 48-month term and bears an interest rate of approximately 14% per annum adjusted for an index rate based on four-year U.S. Treasury Notes at the time of borrowing.

  In addition, we entered into an agreement for the bridge financing with S.R. One, Limited of which $1.5 million was funded in December 1998 and $1.5 million was funded in January 1999. In April 1999, S.R. One, Limited agreed to convert $1 million of the $3 million loan, together with accrued interest at the rate of 8% on $1 million, upon consummation of the offering, into shares of Series A Convertible Preferred Stock. The conversion price will be 85% of the initial public offering price per unit. This means that the number of shares of our Series A Convertible Preferred Stock issued to S.R. One upon this conversion will depend upon when the offering is completed and the initial public offering price per unit. If the initial public offering price per unit is $7.50 and the offering closes on June 21, 1999, S.R. One will receive 162,914 shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock will in turn be convertible, at the option of the holder, six months after the offering is completed, into one share of our common stock and one warrant to purchase an additional share of our common stock. All accrued and unpaid dividends with respect to shares of Series A Convertible Preferred Stock that are converted by S.R. One will also be converted into units at the initial public offering price per unit. The exercise price and other terms of the warrant received on the conversion will be the same as the warrants included in units sold in the offering. The remaining $2 million of the loan matures in December 1999. At that time, we expect either to repay the $2 million balance on the bridge financing with the proceeds of a new loan or to negotiate to convert the balance of it into preferred or common equity. The annual interest rate on the remaining $2 million will increase to 10% on July 1, 1999. If the remainder of the bridge loan is not repaid by December 1, 1999,
S. R. One will have the option to convert all or any portion of the remaining loan, plus accrued interest thereon, into shares of Series A Convertible Preferred Stock. This Series A Convertible Preferred Stock will be issued to S.R. One on the same basis as the Series A Convertible Preferred Stock that is issued to S. R. One as part of the $1 million conversion at the completion of the offering.

  We issued a bridge warrant to S.R. One, Limited in connection with the bridge financing. The bridge warrant was exercisable for the number of shares of common stock equal to $750,000 divided by 85% of the initial public offering price of the common stock in an initial public offering. The number of warrants doubled if the loan was not repaid by June 30, 1999. As part of the conversion of a portion of the bridge financing into shares of Series A Convertible Preferred Stock, the bridge warrant will be modified such that it will be exercisable in all events for the number of shares of common stock which is equal to $1,500,000 divided by 85% of the initial public offering price per unit in the offering. If the offering price is $7.50 per unit, the bridge warrant will be exercisable for 235,294 shares of common stock. The bridge warrant has an exercise price of 85% of the initial public offering price per unit. The bridge warrant will become exercisable on the earlier of December 17, 1999 or six months after the completion of the offering. The bridge warrant will expire on the earlier of December 17, 2005 or four years after completion of the offering.

  We estimate that our current liquidity, when combined with the proceeds of this offering, sales revenue expected after 1999 and equipment lease financing proceeds (under our current equipment lease facility already in place), will be sufficient to fund our operating expenses and capital requirements for at least 12 months. Our operating expenses will increase as we approach the market launch of our product in the fourth quarter of 1999. To the extent that we need additional funds in connection with our commercial product launch, we expect to borrow funds to complete our automated cartridge assembly line and build sufficient cartridge inventory for launch and subsequent sales. We also expect that the development of additional tests will require research expenditures at a level comparable to past spending for test development. Sales and marketing activities will require hiring and training approximately 15 additional staff in 1999. Initiation of manufacturing activities will require hiring approximately 20 staff and capital expenditures to purchase the equipment needed for the automated cartridge assembly line. This estimate of the period for which we expect our available sources of cash to be sufficient to meet our funding needs is a forward looking statement that involves risks and uncertainties. There can be no assurance that we will be able to meet our capital requirements for this period as a result of certain factors set forth under "Risk Factors--Additional Funding May Not Be Available" and elsewhere in this prospectus. In the event our capital requirements are greater than estimated, we may need to raise additional capital to fund our research and development activities, to scale-up manufacturing activities and to expand our sales and marketing efforts. Our future liquidity and capital funding requirements will depend on numerous factors, including the extent to which our products under development are successfully developed and gain market acceptance, the timing of regulatory actions regarding our products, the costs and timing of expansions of sales, marketing and manufacturing activities, procurement and enforcement of patents important to our business, and the impact of competitors' products. There can be no assurance that such additional capital will be available on terms acceptable to us, if at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may include restrictive covenants. If adequate funds are not available, we may be forced to curtail our operations significantly or to obtain funds through entering into collaborative agreements or other arrangements on unfavorable terms. Our failure to raise capital on acceptable terms could have a material adverse effect on our business, financial condition or results of operations.

Income Taxes

  As of December 31, 1998, we had approximately $2,148,000 and $225,000 of net operating loss and research and development credit carryforwards, respectively, for federal income tax purposes, which expire on various dates between 2011 and 2013. These amounts reflect different treatment of expenses for tax reporting than are used for financial reporting. As of December 31, 1998, we had capitalized approximately $12.9 million of research and development expenses for federal income tax purposes. The Tax Reform Act of 1986 contains certain provisions that may limit our ability to utilize net operating loss and tax credit carryforwards in any given year. We experienced a change in ownership interest in excess of 50% as defined under the Tax Reform Act upon the first closing of our 1997 equity financing. We will have another change in ownership as defined in the Tax Reform Act upon completion of the offering. We do not believe that this change in ownership will impact our ability to utilize our net operating loss and tax credit carryforwards. There can be no assurance that ownership changes in future periods will not significantly limit our use of existing or future net operating loss and tax credit carryforwards.

Year 2000 Compliance

  We have identified our Year 2000 risks in three major categories: internal business operations software; software utilized within the CareSide Analyzer; and software used by our external suppliers and distributor. A review of our non-information technology systems did not identify any material risks.

  With respect to internal operations, most of our computers and software programs have been recently acquired. We have relied on the efforts of computer and software vendors to make their latest hardware and software releases Year 2000 compliant. As a result, no incremental material compliance cost is expected to be incurred in this area. Our management has contacted vendors to confirm the status of their software that we use. In addition, we have utilized Year 2000 test software to evaluate compliance.

  With respect to the CareSide Analyzer, all development work has occurred since the widespread recognition of the Year 2000 problem. We designed our products and the software encoded in our system to be Year 2000 compliant. We plan to issue software updates for the CareSide Analyzer on a routine basis to add additional tests to the menu. If an unforeseen Year 2000 issue arises, we could distribute compliant software to our customers at little or no incremental cost as part of these routine updates. In the future, it will also be necessary to link the CareSide Analyzer with customer systems. If these systems are Year 2000 compliant, management's time addressing Year 2000 issues on the CareSide Analyzer's interface with customer systems will be minimal. If they are not, management's time may be more significant. As the specific customers are not known at this time, it is not possible to measure the opportunity cost.

  Regarding our critical suppliers, the worst scenario that we might encounter would be a short-term disruption of supply if a vendor were impacted by an unforeseen Year 2000 failure. We inquire regularly regarding our suppliers' Year 2000 compliance programs. To date, we believe that our suppliers either are or will be Year 2000 compliant. We expect to establish appropriate contingency plans by mid-1999 in the event certain key suppliers are not Year 2000 compliant. These contingency plans could include utilizing alternative suppliers or building inventory of critical parts as appropriate. We do not anticipate any incremental material costs if we are required to implement our contingency plans.

  We expect sales of our product to begin in the fourth quarter of 1999. This may include sales pursuant to our distribution and supply agreement with SBCL. Based on inquiries of SBCL, if the distribution of our product does commence before the Year 2000, we do not believe that Year 2000 problems encountered by SBCL would impact our ability to distribute our product. Distribution of our products by other third parties is not anticipated before the year 2000.

                                    BUSINESS

General

  We have developed and plan to sell a proprietary blood testing system. It is designed to decentralize laboratory operations. The system provides cost-effective, accurate test results within 10 to 15 minutes at the point-of-care, for a comprehensive menu of routine blood tests. Because it provides rapid test results, the Careside system can also perform blood tests required for critical care testing. The Careside system performs chemistry, electrochemistry, coagulation and immunochemistry tests within a single testing instrument. Tests in these four different test categories, along with hematology tests, comprise the vast majority of blood tests ordered. No other point-of-care product currently in the market offers as broad a menu of tests or combines these four test categories. Our goal is to make the Careside system the standard for routine and critical care blood testing. If we are successful, diagnostic information will travel more rapidly and healthcare costs for physicians, providers and payers will be reduced.

  The Careside system consists of the CareSide Analyzer and disposable test cartridges. A separate, optional hematology testing device which has been developed and is manufactured by a third party can be connected to the CareSide Analyzer. We are currently developing the software that will allow data interchange from the hematology testing device to the CareSide Analyzer. The Careside system is easy to use and can be operated by a non-technical person with appropriate training in connection with use of the device. Its software will enable the user to capture all data required to comply with the Clinical Laboratory Improvement Amendments of 1988. This law, commonly called CLIA, governs quality assurance and quality control processes and reporting for healthcare providers.

  The FDA has granted pre-market clearance for the CareSide Analyzer and pre-market clearance or exemption for 31 blood tests for professional laboratory use. We recently filed three additional blood tests for clearance. Professional laboratories include hospital, commercial and independent laboratories. As part of our pilot marketing studies, we have arranged for clinical settings for point-of-care and physician office laboratory validation studies to obtain FDA designation of the Careside system for point-of-care and physician office laboratory use by non-technical personnel with appropriate training. We have developed protocols for these studies with guidance from the FDA. These protocols will allow Careside to submit point-of-care validation studies for a subset of tests for FDA point-of-care and physician office laboratory use clearance rather than the full menu of individual tests. While the FDA has reserved the right to request additional information on tests not included in the protocol if it identifies issues in connection with the use of such tests in a point-of-care setting, the FDA has informed us that if it approves the subset of tests for point-of-care and physician office laboratory use, then the full menu of 31 tests will be granted FDA clearance for point-of-care and physician office laboratory use.

  We intend to complete pilot site marketing studies by the end of the third quarter of 1999. We expect the pilot studies to demonstrate how potential customers will use the Careside system and its cost-effectiveness. At our commercial product launch, planned for the fourth quarter of 1999, we expect to have the CareSide Analyzer and over 50 tests, including nine hematology tests, cleared or exempt for professional laboratory use. We expect to have all of our tests cleared for point-of-care and physician office laboratory use as well by the end of 1999. We believe that the Careside system's planned menu represents over 80% of all blood tests ordered on an out-patient basis, including all of the most commonly ordered out-patient blood tests. We plan to market and distribute the Careside system in the United States through our own sales force and through SBCL.

  We have utilized strategic partners with specific design expertise and state-of-the-art technology in order to develop the Careside system rapidly and on a cost-effective basis. Many of our partners' expertise is in the area of test reagents. Reagents are the materials within the test cartridges that react with a patient's blood. The CareSide Analyzer then performs the test by analyzing the reaction. Currently, we have agreements with:

  . Fuji Photo Film Co., Ltd. for the supply of its dry film based chemistry reagents,

  . International Technidyne Corporation for the joint development of coagulation reagents, and

  . UMM Electronics, Inc. to design and manufacture the CareSide Analyzer.

  Currently, we are negotiating a long-term agreement with Diagnostic Reagents, Inc. to supply reagents for the test cartridges. We previously contracted with Hauser, Inc. for the design of the Careside system and with Battelle Memorial Institute for the design of the system's disposable test cartridges and their automated assembly manufacturing system.

  In November 1996, we acquired the assets and contracts used in the predecessor business, including intellectual property, equipment and other assets, from SmithKline to continue the development of point-of-care diagnostic technology and to create a commercial product. Several senior members of our management team worked on this point-of-care project at SmithKline, including our Chief Executive Officer and Executive Vice President--Research and Development. We continue to have a business relationship with SmithKline Beecham Clinical Laboratories, Inc. through a distribution and supply agreement. This agreement gives SBCL distribution rights in the United States and certain foreign countries, including the right to use the Careside system in its commercial laboratory business.

The Laboratory Testing Market

  According to 1997 industry data and estimates, the worldwide market for in vitro testing was $18.3 billion in 1997 and was expected to grow to $20 billion in 2000. In vitro testing is the testing of all bodily tissues and fluids, including blood. Based on their experiences while at SmithKline, our senior management believes that the Careside system's 50 test menu will address over 38% of this market. The rest of the market includes complex and specialized tests not performed by the Careside system. The United States and Canadian market for in vitro testing is approximately 40% of the worldwide market. We will seek to convert a reasonable portion of the United States and Canadian blood testing market to point-of-care testing and then expand into the worldwide market.

  Most routine blood tests are sent to a central location, either a commercial or hospital laboratory, for processing. In these central laboratories, large blood analyzers reduce individual test costs by producing high volumes of test results. Commercial laboratories provide approximately 27% of all in vitro diagnostic testing services, hospital laboratories provide approximately 63%, and the balance is provided in physicians' offices.

  Commercial laboratories are currently the low cost provider of blood testing services due primarily to economies of scale in testing multiple samples in large analyzers. Commercial laboratories' testing expenditures relate predominantly to labor intensive functions such as distribution, customer service, general administration, communication technology and preparation of the blood sample. There are numerous steps involved in obtaining test results from commercial laboratories. Blood samples are collected throughout the day from a variety of sources including hospitals, physicians' offices, nursing homes and home care agencies. The samples are transported to the laboratory, usually with special care in packaging to preserve sample integrity. After the samples arrive at the laboratory, several administrative tasks are necessary as thousands of samples are processed daily. Each sample is split into tubes that are then sorted for testing in multiple large analyzers. The high throughput analyzers require the attention of highly skilled technicians to prepare reagents, prime multiple pumps, calibrate, prepare and load blood samples, conduct centrifuge operations, process measurement data and report results. This complex process must be tightly controlled at each step to ensure both administrative and analytical accuracy. Tests are generally run overnight and results are sent back to the healthcare provider the following day. This factory-like process limits the ability to provide test results in less than 24 hours. If results are required sooner, certain laboratory operations must be interrupted, resulting in significantly increased costs.

  The process in hospital laboratories is very similar. Blood samples are typically collected in the early morning with tests performed late morning and early afternoon. Results are generally returned within four to five hours. However, in many instances, hospitals must respond to critical patient conditions and conduct tests on an immediate basis in order to support the healthcare provider when a patient's condition is life threatening. A hospital must be able to process these critical care tests 24 hours a day. This requires the hospital laboratory to remain open whether or not any tests are being conducted. With insufficient testing volume to absorb laboratory operating expenses and capital costs, tests performed in hospital laboratories are more expensive.

  Many physicians' offices currently outsource their testing to commercial or hospital laboratories. This practice is largely the result of the enactment of the Clinical Laboratory Improvement Amendments in 1988. CLIA was an attempt to ensure the quality and reliability of laboratory test results by placing more stringent administrative and regulatory burdens on testing conducted in the physician's office. Under CLIA, technicians conducting complex tests must meet detailed proficiency requirements and must have established well-defined quality assurance and quality control programs. As a result, for most individual physicians, diagnostic testing became too burdensome and costly to justify being done in the office.

  Managed care has put substantial pressure on healthcare providers to reduce costs and to treat patients using clinical treatment protocols that have been developed for many chronic and acute illnesses. These protocols frequently contain diagnostic tests that are used to help avoid the occurrence of acute episodes of illness. Diagnostic blood and urine testing are two of the major tools used in these protocols for early detection and ongoing evaluation of treatment efficacy. Although these pressures should increase testing volume, managed care providers and other payers are becoming more stringent by only reimbursing tests for which there is a clear medical need. We expect these pressures to continue to cause healthcare providers to order individual diagnostic tests instead of "panels," or pre-determined groups, of tests performed at one time. Managed care providers and payers will reimburse all tests in a panel only if there is a clear medical need for each. As managed care pressures mount to perform only medically necessary tests, reimbursement rates for individual tests will decrease, requiring the healthcare provider and the testing laboratory to be even more cost-effective. Therefore, we believe that, because the Careside system performs single reagent testing and offers packages of tests that are based on third-party payer approved panels, it will be well received by managed care organizations and other payers.

  The lack of timely test results from central laboratories has given rise to a growing market for point-of-care tests. The initial products in the market have targeted point-of-care tests for use in emergency rooms or critical care units. While immediate test results benefit the patient and the healthcare provider, current point-of-care testing devices have added costs to the system as the hospitals must continue to operate a central laboratory using equipment that conducts the same critical care tests as well as a much broader menu of tests required for routine care. Furthermore, current point-of-care devices have not attempted to provide customers with the quality assurance and quality control data storage and retrieval capabilities necessary for CLIA requirements.

  We believe that an easy-to-use diagnostic blood testing system offering a broad menu of accurate point-of-care tests with built-in quality assurance and quality control features can respond to the substantial unmet needs in the diagnostic testing marketplace. We expect that the Careside system will be able to perform all of the most commonly ordered out-patient blood tests. Consequently, it will enable healthcare providers to decentralize laboratory services to the point-of-care and outsource the less common tests as necessary.

Careside's Solution

  We believe that the Careside system provides the platform for solving the limitations of central blood testing laboratories and redefines the market for point-of-care testing. In addition, we believe the features of the Careside system will enable healthcare providers not currently conducting blood tests to start providing this service. The following are the reasons why:

  . Cost-Effective Results-- The Careside system is designed to provide test results that are cost competitive with commercial laboratories, the lowest cost alternative currently available in the market. This is true even taking into consideration the initial purchase of the CareSide Analyzer, laboratory set-up and training, and ongoing costs associated with maintenance, cartridge and blood drawing supplies.

  . Rapid Test Results--The Careside system furnishes test results within 10 to 15 minutes from the time blood is drawn from the patient. The Careside system can test from one to six cartridges in this time period. By comparison, 24 hours or more may elapse before a healthcare provider has in hand the results of blood tests performed at commercial laboratories, and four to five hours may elapse before results are in the provider's hands for a blood test performed at a hospital laboratory.

  . Comprehensive Test Menu--The Careside system will offer a broad menu of the most commonly ordered blood tests, including critical care tests. The Careside system performs chemistry, electrochemistry, coagulation and immunochemistry tests, all within a single testing instrument. By the time of product launch, over 50 tests, including nine hematology tests, are expected to be available for professional laboratory use, which we believe substantially exceeds the capabilities of any point-of-care system currently on the market. The hematology tests will be available through an optional separate hematology testing device, manufactured by a third party, which can be electronically connected to the Careside system.

  . Ease of Use--The Careside system can be easily operated and maintained by non-technical personnel with appropriate training in connection with use of the device. The test process does not require separate centrifuging or sample splitting, and automatically doses and mixes the patient's blood sample with reagents within the cartridges.

  . Industry Standard Technology--The Careside system uses many test methods that are the same as those used in hospital and commercial laboratories. The Careside system's technology is a miniaturization of the technology in the largest testing devices utilized by centralized laboratories, which is considered the best testing technology.

  . Embedded Quality Assurance and Quality Control--The CareSide Analyzer has operating software designed to assist in meeting the quality assurance and quality control documentation requirements of the Clinical Laboratory Improvement Amendments of 1988.

  . Ability for Practice Enhancement--The Careside system's rapid test results enable a provider to make clinical decisions more quickly, see more patients, eliminate time spent reviewing records and making follow-up calls, and improve patient satisfaction and quality of care. Healthcare providers can also increase their revenue by performing and billing for tests themselves.

Careside's Strategy

  Our goal is to make point-of-care testing with the Careside system the standard of care for routine and critical care blood testing. If we are successful, diagnostic information will travel more rapidly and reduce healthcare costs for physicians, providers and payers. The following are the key elements of our strategy to achieve our objective:

  Provide the Unique Point-of-Care Solution. Most point-of-care companies have focused solely on the critical care testing market with a limited number of tests. In contrast, we have developed the Careside system to replace large analyzers and decentralize testing to the point-of-care. As an illustrative analogy, we believe that centralized laboratory testing is like using a mainframe computer, whereas point-of-care testing is like using a desktop personal computer. Unlike the "mainframe computer-based" approach of large hospital and commercial testing laboratories, the Careside system creates a "personal computer-based" solution for blood testing. We believe this will enable hospitals and other healthcare provider-sponsored laboratories to substantially reduce their reliance on centralized testing services. Instead, they could use decentralized point-of-care technology on a cost-effective basis with test results available in 10 to 15 minutes.

  More complex tests that are not supportable by our decentralized testing system, such as microbiology, genetic and other less common tests, could then be referred outside the hospital to commercial laboratories or to a core laboratory supporting multiple hospitals. Centralized laboratories that continue to provide such complex testing would be able to streamline procedures. We expect that this would lower the cost of complex testing. With lower costs of centralized testing and the Careside system for decentralized testing, we expect that the entire testing process will become more efficient and cost effective. After the Careside system's launch, we intend to continue to build its test menu so as to have the broadest test menu of any point-of-care system on the market. Its unique menu will combine the four different test categories of chemistry, electrochemistry, coagulation and immunochemistry into a single testing instrument.

  Satisfy Healthcare System Needs. The Careside system is designed to meet the various needs of each of our targeted customer markets. Important factors for hospitals will include quality of test result, ease of use, impact on personnel, benefits to patients and whether it provides a better cost alternative than the central hospital laboratory. For physician group practices, the Careside system will offer improvements in daily office routine, greater convenience, enhanced patient satisfaction, and new revenue opportunities. For the nursing home and home care markets, which traditionally outsource testing services, the Careside system will offer improved turnaround time on test results, individualized testing, cost savings or revenue opportunities, and improved patient services. We believe that the Careside system will enable each of these types of healthcare providers to replace their centralized testing services with decentralized point-of-care technology on a cost-effective basis. In pursuing this strategy, we will continue to benefit from the over 20 years experience of our Chief Executive Officer as a senior executive of several large hospitals where hospital laboratory costs were a significant issue, as well as his more than four years experience as President of SmithKline Beecham Clinical Laboratories, Inc. See "Management."

  Leverage Expertise of Strategic Partners. We expect to continue to work with our strategic partners, such as Fuji Photo Film Co., Ltd. and UMM Electronics, Inc. who have already developed specific expertise and state-of-the-art technology. Fuji supplies chemistry and electrochemistry test reagents for the Careside system's proprietary test cartridges. UMM develops the software and manufactures the device for our system. With these and other strategic partners, we expect to be able to develop new tests on a rapid, cost-effective basis.

  Systematic Commercial Rollout. The CareSide Analyzer and 31 tests are cleared for marketing in the United States for use in professional laboratories. We recently filed three additional blood tests for clearance. Our commercial product launch is planned for the fourth quarter of 1999, at which time over 50 tests are expected to be cleared or exempt by the FDA. By the end of the third quarter of 1999, we intend to complete pilot site marketing studies in certain of our targeted market segments to determine utilization patterns, demonstrate cost-effectiveness and develop a "how-to" book. The how-to book will be a tool for customers to follow in order to take the appropriate steps in establishing diagnostic testing services using the Careside system. We have arranged pilot site studies with APRIA Healthcare in the home care services market, three hospitals affiliated with Child Health Corporation of America in the hospital market, Reliant Care Group, L.L.C. in the nursing home market, and SmithKline Beecham Clinical Laboratories, Inc. for its own use within its commercial laboratory business. We are also in the process of arranging pilot site studies with several group practices for the physician office market, including group practices in Arizona and California. We plan to market and distribute the Careside system in the United States through our own sales force and through our distribution arrangement with SBCL. We believe that this systematic commercial rollout improves the chances of having a successful product launch.

                     Status of Careside Product Development

                                                                                                Technology
       Product                                 Regulatory Status                                  Partner
--------------------------------------------------------------------------------------------------------------
  CareSide Analyzer  Cleared under Section 510(k) of the Federal Food, Drug and Cosmetic            UMM
                     Act for use in professional laboratories. Section 510(k) clearance      Electronics, Inc.
                     for point-of-care and physician office laboratory use will be applied     Hauser, Inc.
                     for based on data to be gathered during the marketing pilot program.
--------------------------------------------------------------------------------------------------------------
  Disposable Test    Test cartridges are integral to approval of the tests listed below.         Battelle
   Cartridges        Chemistry, electrochemistry and coagulation cartridges have been            Memorial
                     developed. The immunochemistry test cartridge is in development.            Institute
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

                                                         Submitted Pending
                                                              Marketing
                                                             Clearance
                           Cleared/Exempt for             for Professional    Planned 1999
    Test Category      Professional Laboratory Use*        Laboratory Use       Submissions
--------------------------------------------------------------------------------------------------------------
      Chemistry             Glucose                    Ammonia              Carbon Dioxide      Fuji Photo
                            BUN (Urea                  Magnesium            Ionized Calcium   Film Co., Ltd.
                            Nitrogen)
                            Creatinine                                      Bilirubin,
                                                                            Direct
                            BUN/Creatinine                                  Hemoglobin
                            Ratio
                            Albumin                                         Direct LDL-
                            A/G Ratio                                        cholesterol
                            (calc.)
                            Globulin (calc.)                                Anion Gap
                            Total                                            (Chem-Echem)
                            Cholesterol
                            HDL-Cholesterol
                            LDL-Cholesterol
                            (calc.)
                            Cholesterol/HDL
                             Cholesterol
                             Ratio
                            GGT
                            ALT
                            Total Bilirubin
                            Phosphorus
                            Total Protein
                            Uric Acid
                            Triglycerides
                            LDH
                            Total Calcium
                            Alkaline
                            Phosphatase
                            Osmolality
                            Amylase
                            AST
                            ALT/AST Ratio
                            Creatine Kinase
                            Creatine
                            Kinase MB
                            %CKMB
--------------------------------------------------------------------------------------------------------------
  Electrochemistry          Chloride                                                            Fuji Photo
                            Potassium                                                         Film Co., Ltd.
                            Sodium
--------------------------------------------------------------------------------------------------------------
  Coagulation                                          PT                   aPTT               International
                                                                            Fibrinogen          Technidyne
                                                                            Thrombin Time       Corporation

--------------------------------------------------------------------------------------------------------------
  Immunochemistry                                                           Digoxin             Diagnostic
                                                                            Theophylline      Reagents, Inc.
                                                                            Phenytoin

* Clearance or exemption for point-of-care and physician office laboratory use by non-technical personnel is expected based on submissions after our pilot marketing studies.

                                                                           Technology
        Product                     Regulatory Status                       Partner
-----------------------------------------------------------------------------------------
  Hematology Testing   Cleared under Section 510(k) of the Federal   Independent third
   Device              Food, Drug and Cosmetic Act for use in        parties with whom we
                       professional laboratories.                    are negotiating
                                                                     supply agreements
-----------------------------------------------------------------------------------------
  Careside Cable       Development planned for second and third      Advanced Medical
  Interface between    quarters of 1999.                             Information
  the CareSide                                                       Technologies, Inc.
  Analyzer and the
  Hematology Testing
  Device
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
  Hematology Tests
  Platelet count       All hematology tests will be submitted with   Independent third
  Lymphocyte/Monocyte  the filing of the hematology testing device   parties with whom we
   Count               under Section 510(k) in 1999 for              are negotiating
  %                    professional laboratory, point-of-care and    supply agreements
   Lymphocyte/Monocyte physician office laboratory use.
   Count
  Total Granulocyte
  Count
  % Total Granulocyte
  Count
  White Blood Cell
  Count
  Hematocrit
  Hemoglobin
  MCHC


The Careside System

  The Careside system is comprised of an instrument, the CareSide Analyzer, and a series of disposable, diagnostic test cartridges designed for the accurate determination of a wide variety of commonly ordered chemistry, electrochemistry, immunochemistry and coagulation tests. In addition, the Careside system will offer an optional separate hematology testing device manufactured by a third party. The chart on page 28 summarizes the status of tests that the CareSide Analyzer is intended to perform.

 The CareSide Analyzer

  The CareSide Analyzer is approximately 13 inches tall by 12 inches wide and 11 inches deep and weighs about 17 pounds. The exterior is made of high impact resin plastic. The top of the CareSide Analyzer consists primarily of a touch screen, on an ergonometric angle, on which the user inputs patient, physician and billing information, the tests to be conducted and any desired commentary. Alternatively, a separate keyboard is available for use if the operator so chooses. We believe that the CareSide Analyzer's user interface software is a significant strategic advantage. For example, its quality assurance and quality control capabilities are equal to those required of central laboratories. The quality assurance and quality control software stores and interprets the quality control data generated using the embedded electronic quality control system in the CareSide Analyzer as well as the traditional wet testing quality control approach for test cartridges. After testing, quality control data is flagged when out of limits and plotted on graphs for easy review. A set of five re-usable and proprietary quality control test cartridges will be provided with each instrument which allow the user to perform automated, electronic quality control for all electrochemistry, chemistry, coagulation and immunochemistry tests. These reusable quality control test cartridges will replace traditional quality control which involved running multiple levels of commercial plasma specimens for all the tests on the system. The software utilized by the CareSide Analyzer is designed to govern testing of one patient at a time, perform quality assurance and quality control documentation and conduct the test ordering processes. It also contains a security system that is compliant with the Clinical Laboratory Improvement Amendments of 1988. The user interface system can be customized for each particular customer.

  The process for using the CareSide Analyzer is streamlined and partially automated compared to conducting tests in large commercial blood diagnostic testing laboratories. The Careside system can be operated by non-technical personnel with appropriate training in connection with the use of the device. The operator will first select one or more test cartridges from inventory depending on the tests ordered by the attending healthcare provider. Most cartridges will contain one test, but some cartridges will contain two or three tests. Up to six cartridges of a single patient's blood can be tested at the same time. See "--Disposable Test Cartridges." The Careside system is currently capable of conducting a maximum of eight tests per patient in a single 10 to 15 minute test cycle. When the development of additional multi-test cartridges is completed, the Careside system will be able to handle 13 tests in a single 10 to 15 minute test cycle. To prepare a cartridge, the operator will place a small amount of the patient's drawn blood into the test cartridge with a pipette or other standard transfer device. The operator will then simply load the test cartridges into the instrument. Any combination of cartridges can be loaded in any order, thus enabling the operator flexibility to perform individual tests or customized panels. This flexibility is designed to minimize waste by allowing the operator to run only the tests ordered by the provider rather than traditional pre-set panels that may contain unnecessary tests. This feature is particularly responsive to the current and expected future requirements of third-party payers. See "--Third-Party Reimbursement."

              ROUTINE BLOOD ANALYSIS PROCEDURE: THE CARESIDE SYSTEM
                      [Illustrations of Careside System]
1. Draw blood. Place a few 2. Using the touch-screen or 3. 10-15 minutes later, drops of whole blood into keyboard, input demographic CareSise Analyser(TM) the cartridge sample well. information and select tests provides test results
                           to be performed. Insert      via print card, screen,
                           appropriate cartridge and    and/or electronic data
                           press start.                 transfer. Caregiver
                                                        reviews test results
                                                        with patient.

  After the operator inputs patient information and test orders, the instrument will automatically perform the tests and record and display or print the results. To perform the tests, the CareSide Analyzer undertakes cycles for heating, centrifuging and several types of reading. The cycle time from the moment the cartridge is dosed with whole blood and placed into the CareSide Analyzer to final test result is approximately 10 to 15 minutes for chemistry, electrochemistry, immunochemistry or coagulation tests, or any combination of these tests. A standard Chem 7 panel, comprised of sodium, potassium, chloride, carbon dioxide, glucose, creatinine and urea nitrogen tests, can be performed in approximately ten minutes and will utilize five cartridges. Sodium, potassium and chloride tests are on one cartridge and they are always ordered in combination. At the conclusion of the test, the CareSide Analyzer ejects the cartridges into a waste container for later disposal in appropriate biohazard vessels.

  The CareSide Analyzer provides test results to the healthcare professional in several ways. A self-adhesive label can be printed with test results for direct transfer to the patient's chart. Each CareSide Analyzer also incorporates a floppy disk drive so that information can be downloaded from the instrument for analysis. An additional electronic output method is through use of the rs-232 port on the rear of the machine. We expect to routinely work with our customers to program an appropriate software interface into the CareSide Analyzer to allow information to be transferred electronically into the user's data system. Linkage software is being specially developed for us for this purpose by Advanced Medical Information Technologies, Inc.

 Disposable Test Cartridges

  Each test cartridge is designed to facilitate the flow of the blood, serum or plasma specimen onto chemicals packaged in the cartridge. These chemicals, which are called reagents, react with the specimen and change. The changes are then read by the CareSide Analyzer to yield the test result. Each test cartridge is designed for a single use. Its various channels and pools assure proper reagent and specimen temperature equilibration, sample separation, sample metering, sample dispensing, test incubation and facilitate result detection. Each cartridge contains all reagents necessary to perform a reagent measurement on a serum, plasma or whole blood sample for a particular test. The proprietary cartridges are each approximately 2.5 inches long and 1.5 inches wide and are comprised of layers of molded plastic with channels for application of the sample to the reagent. When stored in refrigerators, the cartridges are expected to have a maximum of an 18 month shelf life. The cartridges are placed in the CareSide Analyzer directly from the refrigerator after sample dosing. The first four minutes of the test cycle warms the test cartridges to the appropriate test temperature. If necessary, the CareSide Analyzer then spins the cartridges using centrifugal force to push the sample through small channels, separating it into serum or plasma. Excess sample is deposited in an overflow well. A measured amount of sample remains in the metering passage and is dispensed onto the reagent film or mixed with wet reagent pushed from an interior pouch. Each test cartridge is designed to be airtight to prevent ventilation spoilage of the specimen sample.

  The three basic types of measurements that will be made are spectral transmittance, reflectance and electrochemical. In the case of the chemistry cartridge, the CareSide Analyzer's platter spins the cartridge containing the dry film, which will turn color from reaction with the blood element, over LED/photodiode pairs. The LED lights reflect through the colors of the reagent. Multiple reflectance tests are performed to yield a result. In the case of coagulation and immunochemistry tests, the cartridge is spun over the same LED/photodiode pairs which shine through a small rectangular hollowed prism, called a prismatic cuvette, built into the cartridge. The light transmission is then read by the CareSide Analyzer. In the case of electrochemistry, the test is done on whole blood, before the other cartridges are centrifuged. For these tests, the CareSide Analyzer contains ion specific electrodes which interact with the proprietary electrochemistry cartridges to yield the test result.

  The disposable test cartridges have a number of key features that we believe contribute to the Careside system's reliability, speed, low cost and accuracy of analysis. These include:

  . Unique Cartridge Design. Specimen preparation, calibration and test performance are incorporated in an inexpensive plastic cartridge. Where necessary, the cartridge design incorporates storage and measured delivery of reagents and electrolytes for mixing with the patient's sample prior to analysis. Cartridges are loaded into the instrument manually and are designed so that they can be inserted in only one direction to avoid error.

  . Ease of Sampling. Sampling is automatic and requires small volumes using approximately 75 to 150 microliters ((mu)l) of whole blood, as compared to current approaches requiring much larger amounts. The dosing process requires the tester to fill the cartridge well to a point indicated on the cartridge. No precise measurement of the blood sample is required by the tester, as the cartridges' channels measure how much sample is applied to the reagent.

  . Built-in Centrifuge. Separation of plasma from whole blood, as required for many tests, is accomplished in the cartridge after placement in the CareSide Analyzer, so that a separate centrifugation step is unnecessary.

  . Flexibility in Testing. One, two or three tests may be contained in each cartridge. Single test cartridges and a three test cartridge have been designed, manufactured and used in testing. Two test cartridges have been designed, but have not yet been manufactured and used in testing. The added cost and complications of using test panels containing unnecessary tests is avoided.

  . Quality Assurance and Quality Control Features. All test cartridges are bar-coded for test identification. The bar codes contain the type of test cartridge, as well as a lot number, expiration date and self-calibration information, which are all CLIA requirements. The data from the cartridge's bar code will be read and stored in the CareSide Analyzer. As each test is completed, it becomes part of the CLIA documentation. Because each cartridge contains an identifying bar code which is read by the instrument, the order in which the cartridges are loaded is immaterial. The Careside system will check that the ordered tests and the cartridges entered in the device match.

 Test Menu

  The CareSide Analyzer combines chemistry, electrochemistry, coagulation and immunochemistry testing in a single testing instrument. In addition, the Careside system will offer an optional separate hematology testing device manufactured by a third party. We are not aware of any point-of-care blood testing system on the market that has this combined capability.

  Chemistry Tests. Chemistry tests are used to assess general health status as well as to diagnose and monitor diseases of the major organ systems such as the heart, liver, kidney, blood, pancreas, endocrine and bone. The film chemistry cartridges contain dry chemistry reagents which are stacked as required for the test. Within a few minutes after the sample has been applied, a colored dye is produced. The color intensity of the dye is measured by reflectance and, through calibration information coded in the instrument and on the test cartridge, a quantitative test result is generated.

  We have recently executed a long-term supply agreement with Fuji Photo Film Co., Ltd. for the use of its dry film chemistry reagent technology. Although in dry form, the film uses the same technology as the wet reagent technology used in high volume commercial analyzers. The agreement replaces an earlier agreement with Fuji that was applicable only during the development stage of the Careside system. The new agreement continues to provide us with an exclusive supply of Fuji's dry film chemistry reagents for use in our point-of-care system for more than 25 chemistry tests. We have agreed to purchase our dry chemistry reagents exclusively from Fuji. See "--Sales--International." Fuji is also developing four additional chemistry tests at its expense. Any additional tests that Fuji develops may be available to us over the period of the existing agreement, which runs through 2003 and thereafter is automatically renewed on an annual basis. If we fail to obtain the necessary regulatory clearances for 80% of the 39 tests specified in the contract by the end of 1999, our rights become non-exclusive.

  Electrochemistry Tests. Like chemistry tests, electrochemistry tests produced by Fuji pursuant to its agreement with us, are used to assess general health status and to diagnose and monitor diseases of the major organ systems such as the heart, liver, kidney, blood, pancreas, endocrine and bone. The electrochemistry cartridge contains an ion specific electrode slide. When the slide reacts with the sample, it generates values that correlate to the concentration of sodium, potassium and chloride in the sample. The test compares an electrochemical signal generated from a reference solution to a similar signal generated from the patient's blood. The reference solution is a liquid contained in a pre-filled pouch embedded in the cartridge. One side of the ion specific electrode slide is exposed to a reference solution during the testing sequence and the other side is exposed to the patient's whole blood. The CareSide Analyzer reads the difference between the two, thereby generating the test result.

  Coagulation Tests. Coagulation testing assesses the ability of a patient's blood to coagulate. Coagulation is the series of events that leads to the formation of a blood clot. Tests of prothrombin time, or PT, and activated partial thromboplastin time, or aPTT, are the primary coagulation tests used by both physicians and hospitals.

  Reagents from the coagulation test cartridge are contained inside a small hollowed prism, called a prismatic cuvette, and in a pouch. Plasma is delivered to the cuvette by pressurization of the membrane on the cartridge. A second reagent, such as a buffer or calcium chloride, is added via the pouch. Light is then transmitted through the cuvette. The coagulation reaction causes a change in the cloudiness, or turbidity, of the plasma that is detected optically by the CareSide Analyzer. The time it takes for this optical change to occur is reported out as the coagulation time.

  We have co-developed coagulation reagent technology for the PT test and we are co-developing coagulation reagent technology for the aPTT test with International Technidyne Corporation. International Technidyne has agreed to provide such reagent technology to Careside on an exclusive basis for use in multiple test category blood testing devices such as the CareSide Analyzer. However, International Technidyne will retain the exclusive right to use the technology in the field of point-of-care devices that perform only coagulation testing. International Technidyne will also manufacture the coagulation reagent and load it in the cuvette for us.

  Immunochemistry Tests. Immunochemistry tests are used for the diagnosis of drug effectiveness for heart, thyroid analysis and for other purposes. To date, immunochemistry systems have had limited penetration in the point-of-care market, because they are difficult to use, related instrumentation is expensive, reagents are costly and assay times are long. We are in the process of developing our immunochemistry test cartridge and are in the process of performing our first validation studies using it.

  The immunochemistry test cartridge is identical in form and function to the coagulation test cartridge except that a much smaller sample size is delivered to the prismatic cuvette. The reagents in the cuvette and pouch are different for each immunochemistry test. The CareSide Analyzer measures a rate of change or endpoint in cloudiness depending on the test. The rate of change or endpoint is converted from calibration information coded in the instrument and on the test cartridge, generating a test result. We currently purchase immunochemistry reagents from Diagnostic Reagents, Inc. and are currently negotiating a long-term supply agreement with Diagnostic Reagents.

  Hematology Tests. Hematology testing determines various attributes of a patient's blood, such as how many platelets, monocytes or lymphocytes it has. We expect to expand the Careside system's capabilities by adding nine or more hematology tests, which will be performed on a separate optional device manufactured and supported by a third party. While the hematology device we intend to use has been developed, we are currently developing the software that will allow data interchange from the hematology device to the CareSide Analyzer. Our contract partner, Advanced Medical Information Technologies, Inc., also known as AdMIT, is currently developing a link between the Careside system and other medical devices, including the hematology device. The cabled interface developed by AdMIT will enable users of the CareSide Analyzer to connect hematology devices and other diagnostic test devices into the CareSide Analyzer, thereby allowing the users to further avail themselves of the CareSide Analyzer's extensive ordering, data storage, clinical records and quality assurance and quality control capabilities.

 Future Developments

  We intend to have the broadest menu of any point-of-care blood testing device and plan to continue to develop tests for the Careside system. At product launch, the Careside system's menu is expected to include over 50 tests, including an option for nine hematology tests, representing over 80% of all blood tests ordered on an out-patient basis, including all of the most commonly ordered out-patient blood tests. Even though our point-of-care technology will not be capable of conducting every test potentially ordered by a healthcare provider, we believe that, within five years, our planned menu will provide over 90% of all out-patient tests in many clinical settings, and up to 60% of tests commonly ordered in in-patient settings. For tests not performed by the Careside system, healthcare providers could order tests from either a hospital laboratory or a commercial laboratory.

  We plan to add enhancements to the Careside system within the next five years, including the ability for the blood sample to be loaded from a test tube into a test cartridge automatically. This will eliminate the need for a person to handle an open tube containing the patient's blood. In addition, we are evaluating alternative methods of immunochemistry testing, such as the use of high precision latex beads for the development, within five years, of large molecule immunochemistry tests. Also designed and under development is a multi-test cartridge that will be able to perform two or more film tests simultaneously on one cartridge. The CareSide Analyzer's detection technology is capable of extensive menu expansion. This gives us the ability to add traditional chemistry, coagulation and small molecule immunochemistry tests such as screening tests for drugs of abuse. We expect to develop additional tests in the large molecule immunochemistry field such as prostate specific antigen for prostate cancer and Troponin for heart attacks, as well as tests for infectious diseases such as Strep A and Chlamydia.

  In addition to linking the CareSide Analyzer and hematology or other diagnostic testing devices, the AdMIT product is being designed to be connected directly into laboratory or clinical information systems, physician practice management systems or other information systems, either directly through a local area network or via the Internet.

Marketing Strategy

  Our marketing strategy is to position the Careside system as the blood testing system of choice by demonstrating to hospitals the benefits of decentralized blood testing, and by providing other healthcare providers with a profitable and cost-effective alternative to central laboratory testing. By the end of the third quarter of 1999, we intend to complete pilot site marketing studies with hospitals, home care organizations and physician group practices to determine utilization patterns, create a "how-to" book, and demonstrate cost-effectiveness. We currently plan to rollout our system in SmithKline's commercial laboratories pursuant to our distribution and supply agreement with SmithKline Beecham Clinical Laboratories, Inc., and through our own sales force to hospitals, nursing homes, home care organizations and larger physician group practices. SmithKline has recently entered into an agreement to sell the stock of SBCL to Quest Diagnostics Incorporated and take a 29.5% ownership interest in Quest. Following the announcement of the sale of SBCL to Quest, we began discussing the timing of our product launch with Quest. The discussions are ongoing. Quest's acquisition of SBCL is anticipated to close in July 1999. We believe that, allowing for time within Quest for internal planning, we should be able to undertake our initial rollout to the commercial laboratory market through SBCL, as a subsidiary of Quest, in the last quarter of 1999. At the time of product rollout, our goal is to have the most comprehensive menu of tests available in any single point-of-care system.

  Our key targeted market segments are as follows:

  Hospitals. There are over 5,000 acute care hospitals in the United States. Laboratory testing services required by hospitals are usually provided by a central hospital laboratory, which services all of the hospital's testing needs as well as the testing service needs of hospital physician groups. Hospital laboratories are expensive to maintain because they have to be maintained on a 24 hour basis, they require specially trained personnel to be present at all times to operate high volume analyzers and they demand significant amounts of capital to equip and maintain. Furthermore, hospitals are often reimbursed by institutional payers for patient admissions based on specific diagnoses reflecting the complexity of the care needed and a predetermined payment for such care. While laboratory testing services are an essential part of diagnosis and monitoring the beneficial results of treatment, they also represent a cost to the hospital as it seeks to generate a profit by completing the care and treatment of patients before their costs exceed the level of reimbursement. The Careside system provides hospitals with the opportunity to decentralize laboratory testing to the patient floors and bedside, as routine and stat tests can be conducted at the time the patient is being evaluated by providers. Consequently, the Careside system is expected to enable some hospitals to eliminate their central laboratories or replace certain costly analyzers and outsource non-routine testing not done on the CareSide Analyzer to a centralized laboratory.

  Physician Groups. There are over 3,500 physician groups in the United States with practices in excess of 35 doctors. Excluding radiology groups, the target market for the Careside system is over 2,200 groups. Physicians usually obtain their laboratory testing services from the hospital laboratories with which the physicians are affiliated or from a commercial laboratory. In either case, patient samples are collected from the physician's office and sent via courier to the applicable laboratory, with results delivered to the physician, either electronically, by fax or by telephone. For physician group practices, the Careside system will offer improvements in daily office routine, greater convenience, enhanced patient satisfaction and new revenue opportunities.

  Home Care. Industry data shows that the number of home care agencies and patients receiving home care services has grown significantly in recent years. We believe significant growth in this market segment will continue. Industry data reported that the total number of Medicare certified home care agencies rose from 11,000 in 1989 to over 20,000 by the end of 1996. In 1996, the Health Care Financing Administration estimated that 3.9 million Medicare enrollees would receive home care services during 1997. This is twice the number that received such services in 1990. The number of home care visits increased from 70 million in 1990 to an estimated 306 million in 1997. On average, 30% of home care patients visited each week require laboratory testing. Common laboratory tests include, among others, Chem 7 panels, iron, blood glucose, magnesium, prothrombin time and immunochemistry tests for monitoring phenobarbital, phenytoin and digoxin. Patient samples are drawn from the patient, gathered from the home care providers and delivered via courier to a commercial laboratory for testing. Test results are made available the next day or on a premium price basis by fax, telephone or written report delivered four or five hours later. The CareSide Analyzer is expected to enable the home healthcare provider to draw the patient's sample, run the test and deliver the results without having the sample delivered via courier to a commercial laboratory.

  Nursing Homes. In 1994, the most recent year for which industry data has been compiled, there were over 15,000 nursing homes in the United States with more than 1.6 million licensed beds. The average occupancy rate was over 92% with each nursing home averaging nearly 100 patients. Common diagnostic tests ordered for nursing home patients are complete blood counts, Chem 7 panels, electrolytes, blood glucose, prostate specific antigen, therapeutic drug monitoring and urinalysis. Nursing homes generally obtain their testing services from commercial laboratories and encounter the same delays and reimbursement issues as physicians. The CareSide System provides a profit opportunity to the nursing home by allowing it to conduct and bill for laboratory services, while simultaneously enhancing the nursing home's ability to provide better care.

Pilot Program

  Prior to the commercial rollout of our system commencing in the fourth quarter of 1999, we will have completed pilot studies of the Careside system in multiple sites within certain targeted market segments. To date, we have arranged for pilot studies with Children's Hospital of San Diego, Children's Hospital--Los Angeles and the Seattle Children's Hospital, all through Child Health Corporation of America, APRIA Healthcare, one of the largest United States home care providers, Reliant Care Group, L.L.C., a chain of nursing homes, and SBCL. We are currently arranging for pilot studies with several group physician practices located in Phoenix, Arizona and Los Angeles, California.

  The purposes of piloting the Careside system are to collect data demonstrating the economic benefit of the Careside system in each customer segment, to create a how-to book that will be tailored to the needs of each customer type and to provide validation testing necessary to obtain FDA marketing clearance for point-of-care and physician office laboratory use. This how-to book will explain the process of obtaining and maintaining a laboratory license, train personnel to conduct testing and educate personnel about the operation of the Careside system. With both a financial model and a how-to book that are specific to customer segments, we then intend to introduce the Careside system to the overall market in the fourth quarter of 1999.

Sales

 Domestic

  We intend to hire, train and regionally deploy our own domestic sales force to sell the Careside system to hospitals, healthcare systems, large physician group practices, managed care organizations, home care agencies and nursing homes, either directly or through institutional pharmaceutical service organizations which serve them. Because we intend to target customers who order large volumes of tests, we anticipate building a direct sales force of approximately 40 people.

  As one of the largest commercial laboratories in the United States, SmithKline Beecham Clinical Laboratories, Inc. conducts millions of tests for small physician groups and individual physicians annually. We expect the Careside system to be available to small or solo practices through in-patient service centers owned and staffed by SBCL since it may be inefficient for such practices to own and operate a CareSide Analyzer. SBCL owns and operates over 700 patient service centers across the United States. We have entered into a distribution agreement with SBCL which gives SBCL, with respect to domestic sales, an exclusive right, as a commercial laboratory, to use and distribute the Careside system within the commercial laboratory industry and the non-exclusive rights to sell the Careside system to hospitals and healthcare systems, other health care providers, managed care organizations and insurers. The agreement also obligates SBCL, upon FDA clearance or exemption of 30 specified tests, to purchase a minimum number of CareSide Analyzers and test cartridges from us for the first five years following such FDA action.

  SmithKline has informed us that no amendments to our distribution and supply agreement with SmithKline Beecham Clinical Laboratories, Inc. will occur as a result of the sale of SBCL to Quest Diagnostics Incorporated. We are currently in discussions with Quest regarding the implementation of our distribution and supply agreement. SBCL will continue to be the entity with which we deal. It will, however, be a subsidiary of Quest after the transaction closes. See "Certain Transactions--SmithKline Beecham."

 International

  In international markets, we intend initially to enter into distribution agreements and gradually to develop our own sales force as appropriate. Our distribution and supply agreement with SBCL gives SBCL the same exclusive and non-exclusive distribution rights as it has in the United States in any ten of the following countries where SBCL owns, operates, manages a commercial laboratory on or before December 31, 2000: Great Britain, Mexico, Spain, South Africa, Singapore, Malaysia, Indonesia, Australia, Chile, Argentina, France and Germany. In addition, Fuji Photo Film Co., Ltd. has a right of first refusal to be our distributor on an exclusive basis in Japan and a non-exclusive basis in other Asian countries. The current agreement with Fuji expires in 2003 and permits automatic annual renewals thereafter subject to cancellation by either party. In addition, we expect to partner with other diagnostic instrument distributors in the international markets with an initial focus on Europe. See "Certain Transactions--SmithKline Beecham."

Research and Development

  As of June 10, 1999, we employed 26 scientists and technical staff who supervise the development of the instrument and tests, validate test results, and perform quality assurance and quality control documentation and regulatory submissions.

  After extensive review of available test technologies, we chose Fuji Photo Film Co., Ltd. as our partner for chemistry and electrochemistry tests. Fuji makes dry film based chemistry tests and uses them in large analyzers that it produces and sells in Japan and Taiwan. In addition, Fuji has agreed to supply this reagent technology during the Careside system's development stage for more than 25 chemistry tests. Fuji has agreed to develop four additional tests at its expense for the Careside system. See "--The Careside System--Test Menu."

  The utilization of third parties to develop our tests has allowed us to focus on creating a platform for delivery of a highly efficient test system. For hospital environments, the CareSide Analyzer's software has a configuration capability that facilitates a test order entry menu and security processes as determined by laboratory management. Fields exist for extensive data capture including patient, physician and billing information. All of these systems are optional to the user other than the data requirements for compliance with the Clinical Laboratory Improvement Amendments of 1988. In addition, the Careside system easily accommodates test menu additions by downloading new test algorithms into the device via a floppy disk. This eliminates the need to remove the instrument from the field as new test capabilities receive FDA clearance/approval.

  We have entered into a series of research and development agreements for our system. As is customary in the industry, these agreements are short term and provide for termination for any reason by either party on relatively short notice. Battelle Memorial Institute, a leader in developing industrial technology, has designed the disposable testing cartridge according to specifications which we provided. All applicable patent rights under this contract have been assigned to us. To date, two patent applications on the cartridges have been allowed and are expected to be issued as U.S. patents in the near future. We have also filed a third U.S. patent application on our cartridges. See "--Patents and Proprietary Rights." Pursuant to our relationship with Battelle, Battelle is also designing a cost-effective manufacturing process and quality assurance methods, based on federal Good Manufacturing Practices protocols, for the disposable cartridges.

  UMM Electronics, Inc., a contract engineering and manufacturing firm, performed the design and development work of the CareSide Analyzer and continues to provide development services for us to further enhance our product. Other products developed by UMM include point-of-care blood glucose monitors, point-of-care coagulation instruments, intravenous infusion pumps, dialysis machines and infant care warmers. UMM is an FDA-registered manufacturer of sophisticated medical products required to comply with federal GMP regulations.

  Hauser, Inc., an industrial design consultant, provided services for the design and development of the entire Careside system. Hauser conducted focus groups from each target market segment in order to obtain customer input on the design features and to assist in the development of an instrument and software systems involving user interaction. Currently, Hauser is providing packaging design services.

  We continue to pursue development work with other contract partners. We are further developing coagulation reagent technology with International Technidyne Corporation. We recently filed a joint patent application with ITC for a coagulation reagent. In addition, we are utilizing the services of AdMIT to develop the cabled interfaces between the CareSide Analyzer and other medical devices and information systems.

Manufacturing and Supply

  We designed and outfitted a building in Culver City, California, of approximately 16,000 square feet in December 1996 as our development facility and offices. The building contains space for our automated assembly system which Battelle Memorial Institute is designing. The assembly system will mount the reagents in the test cartridges, and package and label the cartridges. This facility has been set up to comply with all applicable state and federal regulatory requirements, including registration with the state and federal governments in accordance with applicable laws governing medical devices prior to commercial distribution. The facility will be subject to periodic FDA inspection to determine whether our manufacturing processes comply with federal GMP regulations for medical devices.

  We intend to assemble and package at our Culver City facility all cartridges used by the instrument. The cartridges are assembled in two main stages. Initially, those components which are not sensitive to humidity, such as plastic parts, are assembled in a normal humidity environment. The second stage of the cartridge assembly process involves the mounting of dry film chemistry strips or pouched reagents in the cartridges, which must be done in a low humidity environment to preserve the film. This step will be performed in an automated assembly line at our facility. We are in the process of selecting and purchasing the equipment necessary for this process. We expect our first automated assembly line to be in place by the end of 1999 or as our cartridge inventory needs increase. In addition, during the cartridge manufacturing process, our equipment must test the pressure of the ultrasonic seal between the base plate and the upper plates of the test cartridges. Our equipment allows for several inspection steps during the assembly process. Battelle is assisting us in developing the fully automated assembly line for the cartridges with these steps built in. The production capacity of the pilot cartridge production line for chemistry and immunochemistry will be approximately 1,800 units per hour or 13,000 units per shift. Depending on the specific tests ordered, our current facility, with additional equipment, will support between $40 and $60 million of test cartridge sales annually. The automated production line will utilize proprietary process technology, designed by Battelle and owned by us, and will be scalable to meet increasing demand.

  We will outsource the manufacturing of the plastic components of our cartridges. We have been using a third party to manufacture these components using injection molding processes. Recently, we obtained bids from a number of manufacturers of cartridge components and have selected a supplier to meet our manufacturing needs based on competitive terms.

  We have entered into an agreement with UMM Electronics, Inc. for the manufacture of the CareSide Analyzer at UMM Electronics' facility in Indianapolis. Certain aspects of the manufacturing agreement, including the price at which UMM Electronics will manufacture the device, are subject to further negotiation and will be finalized once tooling is completed and the manufacturing line set up.

  We expect to source our chemistry, electrochemistry, coagulation and immunochemistry reagents from Fuji, International Technidyne Corporation and Diagnostic Reagents, Inc. See "--The Careside System--Test Menu."

  We intend to purchase and distribute a hematology testing device manufactured by a third party and are currently negotiating a supply agreement.

Competition

  We will principally compete with manufacturers of traditional diagnostic testing equipment used by centralized laboratories and current point-of-care diagnostic companies whose products perform testing for patients in critical condition. Historically, most clinical testing has been performed in a centralized laboratory setting. These laboratories provide analyses similar to those to be conducted by our system and have traditionally been effective at processing large panels of tests using skilled technicians and complex equipment. While the CareSide Analyzer will not be designed to provide the same range of tests, we believe that our products will offer several advantages over centralized laboratories, including lower costs, mobility, faster results, simplified specimen preparation, reduced opportunity for error through decreased specimen handling, ease of regulatory compliance and increased patient satisfaction.

  We are also aware of other companies with point-of-care analysis devices. These companies have focused on the testing for critical care patients or tests that are disease specific. Examples of disease specific tests are glucose and digoxin which measure blood sugar levels in diabetic patients or heart complications. In all cases, these companies perform a limited number of tests and their systems are not designed to have their test menus increase. Consequently, these devices add costs as the large analyzers in hospital or commercial laboratories conduct these tests and many more. We believe that our system will offer distinct competitive advantages over these products, including the ability to conduct tests in multiple test categories in a single device, internal centrifugation, convenience and ease of use. Several companies, including i-STAT Corporation, Abaxis, Inc., Diametrics Medical, Inc. and PharmaNetics, Inc., are currently making or developing products that will compete with our tests although not with our system. Some of these companies also provide disease specific tests that will not be available at the time of launch on the CareSide Analyzer but which we expect will be added later.

  Some large pharmaceutical companies also have point-of-care blood testing devices and could, given their resources, develop systems which compete with the Careside system. Abbott Laboratories, Inc., Clinical Diagnostic Systems (a division of Johnson & Johnson) and Roche Diagnostic Systems, Inc. all have products which perform point-of-care testing. To date, we believe that none has developed a point-of-care testing system comparable to our system.

Patents and Proprietary Rights

  Our policy is to seek patent protection, both in the United States and abroad, for each of the areas of invention embodied in our CareSide Analyzer and related cartridges. To date, we have filed three patent applications on our cartridges with the U.S. Patent and Trademark Office. Two of these applications have been allowed and are expected to be issued as U.S. patents. We have also filed a joint U.S. patent application with International Technidyne Corporation for a coagulation reagent. We have filed international applications corresponding to two of our U.S. cartridge applications and intend to file an additional international application corresponding to the remaining U.S. cartridge application. We have also filed one design and three utility patent applications on the CareSide Analyzer. Our agreements with Fuji Photo Film Co., Ltd., Battelle Memorial Institute and International Technidyne Corporation, assign to us certain proprietary rights that result from the research conducted under the agreements. The Fuji agreement gives us non-exclusive rights to use Fuji's proprietary technology in the Careside system outside of Japan. Only Fuji will sell our system in Japan. The other agreements provide that the technology used in the Careside system is owned either by us or jointly by us and our partner. These agreements do not restrict us, if we choose, from seeking other suppliers of competitive technologies. We will seek to protect any such proprietary rights assigned to us by our technology partners. Battelle and International Technidyne have agreed to share expenses or otherwise assist us in prosecuting patent applications. Upon completion of the offering, we expect to proceed with the patent application process, and anticipate the filing of additional applications. In addition to patent protection, if any, we will rely upon trade secrets, know-how and continuing technological innovation. Although our Chief Executive Officer, Executive Vice President--Research and Development and Chief Financial Officer have agreed to maintain in confidence our confidential information and proprietary technology, we have not otherwise required our employees to sign confidentiality agreements. We plan on seeking the execution of such confidentiality agreements by our current and future employees.

Third-Party Reimbursement

  In April 1998, the federal government instituted a policy that, in connection with Medicare reimbursement for large panel testing, will only reimburse four different panels of chemistry tests, the largest of which has 13 tests. The consequence of this policy has been that more single tests are ordered as compared to large panels. The Careside system is currently capable of conducting eight tests in a single 10 to 15 minute test cycle. At the time of product launch, the 13 test panel can be accommodated in two test cycles. Upon the completion of development of additional multi-test cartridges, the Careside system will be able to handle a 13-test panel in a single 10 to 15 minute test cycle. The Careside system is also configured to easily test any combination of single test cartridges with similar cycle times for up to six single tests per cycle. Payers have stated that they will only reimburse for panels that are disease specific. With this change in policy and reimbursement practice, the number of tests reimbursed as part of panels has begun to drop. The Careside system, which places primary focus on single and disease specific testing, is very competitive in light of these changes in payer practice related to test panels. See "Risk Factors--Uncertainty Relating to Third-Party Reimbursement May Impact Our Business."

  Managed care provides physicians with incentives to treat patients using clinical treatment protocols that have been developed for many chronic and acute illnesses. These protocols frequently contain preventative diagnostic interventions that are used to help avoid the occurrence of acute episodes of illness. Diagnostic blood testing is one of the major tools used in these protocols for early detection and for ongoing evaluation of treatment efficacy. We believe that a diagnostic blood testing system that is cost effective and adds convenience and rapid information will be well received by managed care organizations and their physicians.

  Even with the growth of managed care, more than 75% of all blood tests continue to be reimbursed on a fee for service basis. This number has remained steady in the commercial laboratory industry for the past three years. We believe that in both the managed care and fee-for-service markets, our point-of-care system will be responsive to incentives that drive the respective markets. Many managed care entities dictate to their member physicians which laboratories they must use for blood testing. Physicians have the opportunity to utilize exceptions to these mandates to conduct in-office testing. The Careside system will enable physicians to offer laboratory testing services and take advantage of these exceptions to the managed care organizations' policies. We expect to facilitate this by working closely with the physicians and the managed care organizations to demonstrate cost effectiveness and cost reduction of our system. This will be a critical component of the pilot site testing strategy and is intended to position the Careside system as the new testing standard and the blood testing system of choice over traditional laboratory testing methods.

Government Regulation

  The FDA regulates the development, manufacture, and marketing of medical devices including diagnostic tests. The FDA requires testing of the Careside system in accordance with regulatory requirements in the laboratory and, as appropriate, in clinical settings to establish product performance before marketing. After marketing has commenced, FDA clearance must be obtained before making certain types of product changes. The CareSide Analyzer and certain tests have already received marketing clearance for professional laboratory use, but not for point-of-care or physician office laboratory use. We expect that the CareSide Analyzer and tests will receive marketing clearance for point-of-care and physician office laboratory use following clinical testing of the instrument at clinical sites. Without the point-of-care and physician office laboratory use clearance, the CareSide Analyzer could be used only at professional laboratory sites with laboratory personnel, which would limit our potential market. Professional laboratories include hospital, commerical and independent laboratories. As part of our pilot marketing studies, we have arranged for clinical settings for point-of-care and physician office laboratory use validation studies commencing in June 1999. We expect point-of-care and physician office laboratory use clearances prior to our commercial product launch in the fourth quarter of 1999.

  The point-of-care designation depends upon the FDA's determination that the results obtained from clinical studies for a number of representative tests, selected by the FDA, have accuracy and reliability when performed by a non-laboratory user that is equivalent to or better than test results obtained from the same tests performed by a laboratory professional.

  The FDA has regulations that set varying requirements for medical devices according to potential risk class. Class I devices represent the lowest potential risk devices and are therefore subject only to the general controls that include establishment registration, product listing, the prohibition of mislabeling or adulteration, and a requirement to comply with federal Good Manufacturing Practices regulations. Pre-market notification is required for some Class I clinical diagnostic devices. Class II devices present greater risk than Class I devices and are subject to special controls, such as guidelines or performance standards, as well as the same general controls that are applicable to Class I devices. Class II devices require pre-market clearance to demonstrate that the FDA accepts the manufacturer's claims that the device is substantially equivalent to other legally marketed devices, and meets generally accepted performance criteria that may be required to demonstrate that the device is safe and effective. Class III devices present a higher level of risk and are additionally subject to rigorous demonstration of safety and effectiveness through the pre-market approval process.

  For some Class I and most Class II devices, a pre-market notification must be submitted to the FDA. Usually within 90 days of the receipt of this notification, the FDA makes the determination whether the device submitted is substantially equivalent to a legally marketed device. A legally marketed device is one which was marketed prior to the passage of the Medical Device Amendments of 1976, or a post-1976 device that has been determined by the FDA to be substantially equivalent to previously cleared devices. A determination of substantial equivalence requires several FDA findings: first, that the device has the same intended use as the legally marketed device; and second, either that the device has the same technological characteristics as the legally marketed device or, if it does not, that the device is as safe and effective as the legally marketed device and does not present different questions about safety and effectiveness. Class III devices require extensive clinical testing to prove safety and effectiveness, and submission of the resulting data to the FDA as a pre-market approval application. The FDA ordinarily will refer a new device pre-market approval application to an advisory panel of outside experts for a recommendation on whether to approve the application or to request additional testing. The CareSide Analyzer and all 31 tests already cleared or exempt by the FDA have been classified in Class II. We believe that all of the remaining tests currently expected to be performed by the CareSide Analyzer will be similarly classified. If the FDA disagrees, however, a pre-market approval application might be required for one or more tests. Certain future tests, such as prostate specific antigen, are expected to require pre-market approval.

  The information required for a pre-market notification for the Company's products will be generated by or for us. For tests that will be performed in a clinical laboratory, validation may be performed in the manufacturer's laboratory. For tests that are intended for use outside of the clinical laboratory, such as physician offices or nursing homes, the FDA also requires that validation data be gathered from at least three clinical sites. We believe that the required laboratory or clinical studies do not constitute a significant risk for patients. Non-significant risk device studies performed in the clinic require institutional review board approval and may require patient informed consent but do not require the clearance of an investigational device exemption application by the FDA. If the FDA were to believe that such studies constitute a significant risk, we would need to submit an investigational device exemption application, containing an investigation and study monitoring plan, and allow the FDA 30 days to review the investigational device exemption application or request additional information prior to initiating an investigation.

  Where a pre-market approval application is required, FDA regulations require the demonstration of safety and effectiveness, typically based upon extensive clinical trials. Fulfilling the requirements of the pre-market approval application are costly and both the preparation and review are time consuming, commonly taking from one to several years. Before granting pre-market approval, the FDA must inspect and find acceptable the proposed manufacturing procedures and facilities. The pre-market approval regulations also require FDA approval of most changes made after the tests have been approved.

 Manufacturing Regulation

  For products either cleared through the pre-market notification process or approved through the pre-market approval process, our manufacturing facility must also be registered with the FDA. The manufacture of products subject to
Section 510(k) of the Federal Food, Drug, and Cosmetic Act or to Section 515 pre-market approval requirements must be in accordance with quality system regulations and current federal Good Manufacturing Practices regulations. We are also subject to various post-marketing requirements, such as complaint handling and reporting of adverse events. Pre-market approval products are also subject to annual reports. The FDA typically inspects manufacturing facilities every two years. We intend to seek and maintain ISO 9001 certification. As a result, inspections by notified bodies may be more frequent.

  The CareSide Analyzer is being further developed and will be manufactured by UMM Electronics, Inc. UMM is an FDA registered and inspected facility. UMM is also ISO 9001 certified. In adherence to FDA and ISO 9001 requirements, UMM follows a structured design control process.

 Third-Party Safety

  Third-party safety certification is not required for FDA marketing permission, but will be required by our customers and to enter markets in other countries. In this regard, we are in the process of obtaining an Underwriters Laboratories, or UL, listing for the instrument. UL will review the CareSide Analyzer according to UL 3101-1 that is equivalent to the international standard IEC 1010. The CareSide Analyzer is also being designed to comply with requirements that ultimately will facilitate marketing of the product in Europe and Japan. These requirements include the Low Voltage Directive (73/23/EEC), the Electromagnetic Compatibility Directive (89/336/EEC), and the In Vitro Diagnostic Medical Device Directive (98/79/EC).

 Clinical Laboratory Improvement Amendments of 1988

  All medical testing in the United States is regulated by the Health Care Financing Administration according to the complexity of the testing as specified under the Clinical Laboratory Improvement Amendments of 1998. CLIA regulations establish three categories of laboratory tests, for which regulatory requirements become increasingly stringent as the complexity of the test rises: (1) tests that require little or no operator skill, which allows for a certificated waiver of the regulations; (2) tests of moderate complexity; and (3) high complexity tests which require significant operator skill or training. CLIA regulatory requirements apply to facilities such as clinical laboratories, hospitals, and physician offices which perform laboratory tests. All laboratories are subject to periodic inspection. In addition, all laboratories performing tests of moderate or high complexity must register with HCFA or an organization to whom HCFA has delegated such authority. They also must meet requirements relating to personnel qualifications, proficiency testing, quality assurance, and quality control. We expect all of the tests for the CareSide Analyzer to be categorized as moderate or lower complexity. To date, the tests performed by the CareSide Analyzer have been categorized within the moderate complexity class as defined by current CLIA regulations. In practical terms, performing a test of moderate complexity means that the individual supervising the test, i.e., the physician, pathologist or laboratory director, must be appropriately educated and trained, whereas the individual who operates the CareSide Analyzer requires either formal laboratory education or a high-school education and training in the skills required to perform testing with the CareSide Analyzer, such as specimen collection and quality control.

 State Regulation

  We and our products will be subject to a variety of state laws and regulations in those states where our products are marketed, sold or used. Thirteen states currently restrict or control, to varying degrees, the use of medical devices such as the Careside system outside the clinical laboratory by persons other than doctors or licensed technicians. For example, California, New York and Florida all have unique requirements that define which steps in the testing process can be performed by physicians, nursing or other personnel who are not licensed technicians. We have designed our testing system to comply with these requirements, while minimizing the need for higher cost labor to run the test process. However, these restrictions may add labor costs to the customer, and such costs may hinder our ability to market our products in these locations. Although we plan to seek interpretations, rulings or changes in relevant laws and regulations to remove or ameliorate these restrictions, there can be no assurance that we will be successful.

 International Regulation

  In addition to the United States market, we intend to pursue markets in Asia and Europe through select strategic alliances. The recently published European Community In Vitro Diagnostic Directive places our products within a category that has a low regulatory burden. Manufacturers are allowed entry into the market based upon self-certification that they complied with published directives, similar to existing United States requirements, containing performance, labeling, and other quality requirements. Japan has its own requirements for in vitro diagnostics.

Product Liability and Property Insurance

  Sale of our products entails risk of product liability claims. The medical testing industry has historically been litigious, and we face financial exposure to product liability claims in the event that use of our products result in personal injury. We also face the possibility that defects in the design or manufacture of our products might necessitate a product recall. There can be no assurance that we will not experience losses due to product liability claims or recalls in the future. We anticipate purchasing product liability insurance in reasonable and customary amounts when we begin to sell products in the third quarter of 1999. Such insurance can be expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. No assurance can be given that product liability insurance can be maintained in the future at a reasonable cost or in sufficient amounts to protect us against losses due to liability. An inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the commercialization of our products. We expect that our insurance coverage will be adequate for the risks we face. However, a product liability claim in excess of relevant insurance coverage or product recall could have a material adverse effect on our business, financial condition and results of operations.

  We have liability insurance covering our property and operations with coverage and deductible amounts and exclusions that we believe are customary for companies of our size and adequate for our industry. There can be no assurance that our current insurance coverage is adequate or that we will be able to maintain insurance at an acceptable cost or otherwise to protect against liability.

Employees

  As of June 10, 1999, we had 31 full-time employees, of which 26 were engaged in research and development and manufacturing activities and five were engaged in administrative activities. None of our employees is covered by a collective bargaining agreement, and we believe our relations with our employees are good. Additionally, our contract strategic partners, Battelle Memorial Institute and UMM Electronics, Inc. have provided approximately 40 full-time equivalent employees on a contract basis to develop the Careside system.

Properties

  We lease approximately 16,000 square feet of space in Culver City, California as our executive offices and for the research and development, validation, manufacture and assembly of test cartridges. The lease has a term of five years, with a current monthly rent of $13,620, increasing to $15,220 per month until the expiration of the lease in October 2001. We have an option to renew the lease for one additional five-year term at 95% of the fair market rental value. We believe that the Culver City facility will adequately serve our needs for the immediate future.

Legal Proceedings

  We are not a party to any material legal proceedings.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

  The following table sets forth certain information concerning the individuals who serve as our directors, executive officers and key employees:

 Name                              Age                              Position
 ----                              ---                              --------
 Directors and Executive Officers:
 W. Vickery Stoughton (1)......... 53    Chairman of the Board of Directors and Chief Executive Officer
 Thomas H. Grove.................. 50    Executive Vice President--Research and Development,
                                         Secretary and Director
 James R. Koch (2)................ 45    Chief Financial Officer, Treasurer, Executive Vice
                                         President and Director
 Anthony P. Brenner (1)........... 41    Director
 William F. Flatley (2)........... 57    Director
 Kenneth N. Kermes (2)............ 64    Director
 C. Alan MacDonald (2)............ 66    Director
 Diana Mackie (1)................. 52    Director
 Philip B. Smith (1).............. 63    Director
 Key Employees:
 Kenneth Asarch................... 41    Vice President--Quality Systems and Regulatory Affairs
 Marija N. Valentekovich.......... 67    Vice President--Manufacturing

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

 Directors and Executive Officers

  W. Vickery Stoughton, Chairman of the Board of Directors and Chief Executive Officer. Mr. Stoughton has served as our Chairman of the Board of Directors and the Chief Executive Officer since our formation in July 1996. Prior to that, he served as President of SmithKline Beecham Diagnostics Systems Co., a diagnostic services and product company, from October 1995 to July 1996, and was President of SmithKline Beecham Clinical Laboratories, Inc., a provider of diagnostic laboratory services, from August 1992 to September 1995. As President of SBDS, Mr. Stoughton had responsibility for SBCL, SmithKline Beecham Clinical Laboratories International and SBDS's genetic testing and point-of-care testing projects. In addition, Mr. Stoughton served as Chief Executive Officer and Vice Chancellor for Health Affairs of Duke University Hospital from 1991 to 1992, Chief Executive Officer of Toronto Hospital in Toronto, Canada from 1981 to 1991, Chief Operating Officer of Brigham and Women's Hospital in Boston from 1980 to 1981 and Chief Executive Officer of Peter Bent Brigham Hospital in Boston from 1978 to 1980. Mr. Stoughton holds a B.S. in Chemistry from St. Louis University and a M.B.A. from the University of Chicago. He is currently a director of Sun Life Assurance Company of Canada, a financial services company, and Biomira, Inc., a pharmaceutical company.

  Thomas H. Grove, Executive Vice President--Research and Development, Secretary and Director. Dr. Grove has served as our Executive Vice President-- Research and Development, Secretary and as one of our directors since our formation in July 1996. From April 1984 to July 1996, he served in a number of management positions at SmithKline Beecham Clinical Laboratories, Inc. involving research and development activities, including the position of Vice President of Scientific Affairs from January 1991 to July 1996, where, among other things, he was in charge of National Quality Control and Quality Assurance for SBCL. Dr. Grove has received a number of awards, including a NATO Science Fellowship to attend Oxford University from 1978 to 1979. He was also named Young Investigator of the Year in 1980 by the American

Association for Clinical Chemistry and was elected to the National Academy of Clinical Biochemistry in 1977. Dr. Grove holds a B.S. in Biology from SUNY-Albany and a Ph.D. in Biochemistry from Syracuse University.

  James R. Koch, Chief Financial Officer, Treasurer, Executive Vice President and Director. Mr. Koch has served as our Chief Financial Officer, Treasurer, Executive Vice President and as one of our directors since July 1998. Prior to joining us, Mr. Koch served as Vice President and Chief Financial Officer of ILEX Oncology, Inc., a company which develops oncology drugs, from August 1996 to July 1998. In addition, Mr. Koch served as Vice President, Finance and Chief Financial Officer for two start-up specialty pharmaceutical companies, Symphony Pharmaceuticals, Inc., from September 1993 to August 1996, and Neose Pharmaceuticals, Inc., currently Neose Technologies, Inc., from September 1991 to September 1993. His prior experience also includes ten years in senior financial management positions with G.D. Searle Pharmaceutical, a manufacturer of pharmaceutical products. Mr. Koch holds a B.S. in Mechanical Engineering from General Motors Institute and a M.S. from the Krannert School of Management at Purdue University.

  Anthony P. Brenner, Director. Mr. Brenner has served as one of our directors since November 1996. Since January 1998, he has served as a Managing Director with Omega Ventures, a venture capital firm, where he oversees investment activities in the information and business services industries. Prior to that, Mr. Brenner served as Senior Managing Director of Advanta Partners LP, a private equity investment partnership, and as a member of the Board of Directors of Advanta Corporation, a financial services company, from 1992 to 1996. In addition, since 1989 Mr. Brenner has served as President of Cedar Point Partners, a private equity investment partnership. Mr. Brenner earned a B.A. from Yale University and a M.B.A. from Stanford University.

  William F. Flatley, Director. Mr. Flatley has served as one of our directors since November 1996. Since July 1997, he has served as the President and Chief Executive Officer of Executive Health Group, a provider of preventive healthcare services to corporations. From 1980 to December 1994, he held a number of senior management positions with Bristol-Myers Squibb Corporation, a pharmaceutical company, including President of a multi-division medical device business, the Health Care Group, and President of the Drackett Company, a household products manufacturer. Mr. Flatley retired from Bristol-Myers Squibb at the end of 1994 but continued to provide the company with certain consulting services after his retirement. Mr. Flatley obtained a B.S. from Villanova University and a M.B.A. from the Wharton School of the University of Pennsylvania.

  Kenneth N. Kermes, Director. Mr. Kermes has served as one of our directors since February 1997. Since June 1998, he has served as a principal of Riparian Partners Limited and of Bay View Equity Partners, two related investment banking and private equity investment partnerships. Prior to that, he served as Vice President of Business and Finance for the University of Rhode Island from December 1994 to June 1998 and as Chief Financial Officer for SmithKline Beecham Corporation from October 1986 to July 1989. From 1991 to 1994, Mr. Kermes was a consultant and an investor in the venture capital industry. Mr. Kermes obtained a B.A. from Amherst College and attended the New York University Graduate School of Business and the Harvard Business School Advanced Management Program.

  C. Alan MacDonald, Director. Mr. MacDonald has served as one of our directors since November 1996. Since October 1997, Mr. MacDonald has served as a Managing Director of Directorship, Inc., a consulting firm specializing in corporate governance issues. Prior to that, he served as General Partner of the Marketing Partnership, Inc., a full service marketing consulting firm, from January 1995 to July 1997 and as an acquisitions consultant with the Noel Group, a venture capital firm, from July 1994 to December 1994. In addition, he served as Chairman and Chief Executive Officer of Lincoln Snacks Co., a caramelized popcorn snack company, from September 1992 to July 1994. Mr. MacDonald holds a B.S. in Hotel Administration from Cornell University and is a member of the Cornell Society of Hotelmen and the Dean's Advisory Committee at Cornell. Mr. MacDonald is also a director of Lincoln Snacks Co.

  Diana Mackie, Director. Ms. Mackie has served as one of our directors since February 1997. She currently is a Vice President for Strategy and Business Development at SmithKline Beecham Healthcare

Services, the business development division of SmithKline Beecham Corporation, a position she has held since October 1997, where her responsibilities include developing business plans, long-range strategy and negotiating external alliances and investments. Prior to that, Ms. Mackie served as Vice President, Group Business Initiatives for SBHS from November 1996 to October 1997. From March 1996 to November 1996, she was General Manager of Diversified Prescription Delivery, a pharmaceutical mail services company and a wholly-owned subsidiary of Diversified Pharmaceutical Services, a pharmaceutical benefit management group. From March 1993 to March 1996, she served as Vice President, Strategy Development, SmithKline Beecham Pharmaceuticals, a pharmaceutical company. Ms. Mackie holds a B.S. in Chemistry from the University of Illinois, a M.B.A. from The Massachusetts Institute of Technology Sloan School of Management and a M.S. in Polymer and Fiber Engineering from The Massachusetts Institute of Technology.

  Philip B. Smith, Director. Mr. Smith has served as one of our directors since November 1996. Since June 1998, Mr. Smith has served as a Vice Chairman of Laird & Co., LLC, a merchant bank. In addition, from 1991 until August 1998, Mr. Smith served as a Vice Chairman with Spencer Trask Securities Incorporated, an investment banking firm. Mr. Smith served in a number of other senior management positions. From June 1986 to June 1988, Mr. Smith served as Managing Director of Prudential Securities, an investment firm, in its merchant bank division. From December 1967 to December 1972, Mr. Smith served as President and Chief Executive Officer of Citicorp Venture Capital, a venture capital company which he founded. Mr. Smith currently serves on the board of directors of Movie Gallery, Inc., Digital Video Systems, Inc., and KLS Enviro Resources, Inc. Mr. Smith has a B.S.E. from Princeton University and a M.B.A. from the Harvard Business School.

 Key Employees

  Kenneth Asarch, Vice President--Quality Systems and Regulatory Affairs. Dr. Asarch has served as our Vice President--Quality Systems and Regulatory Affairs since November 1996. From June 1995 to October 1996, Dr. Asarch served as Director of Regulatory Affairs for SmithKline Beecham Clinical Laboratories, Inc. and SmithKline Beecham Diagnostics Systems Co. Prior to that, he served as Director of Regulatory Affairs, Quality Assurance and Clinical Affairs with Diagnostic Products Corporation, an immuno-diagnostic testing company, from 1987 to 1995, where his duties included overseeing the FDA regulatory clearance and approval process for approximately 150 blood testing products. Dr. Asarch holds a B.S. in Biochemistry from the University of California at Los Angeles and doctoral degrees in both Clinical Pharmacy (Pharm.D.) and Pharmaceutical Sciences (Ph.D.) from the University of Southern California.

  Marija N. Valentekovich, Vice President--Manufacturing. Dr. Valentekovich has served as our Vice President--Manufacturing since January 1998 when she came out of retirement to join us. Before that, Dr. Valentekovich served as a Production Manager with Diagnostic Products Corporation from January 1989 to July 1997. Dr. Valentekovich received a M.S. in Chemical Engineering and a Ph.D. in Physical Organic Chemistry, using radioisotope techniques, from the University of Zagreb, Croatia.

Agreement Relating to Election of Directors

  Each of our directors was nominated and elected pursuant to the terms and conditions of a stockholders' agreement we entered into with our stockholders and warrantholders in connection with two private placements of our common stock in 1997 and 1998. Pursuant to this stockholders' agreement, SmithKline Beecham Corporation was granted the right to nominate an individual to our Board of Directors to serve as its representative. Spencer Trask Securities Incorporated was also granted the right in the stockholders' agreement to nominate one individual to our Board of Directors to serve as its representative. Currently, Ms. Mackie serves as SmithKline's representative and Mr. Smith serves as Spencer Trask's representative. Mr. Stoughton and Dr. Grove were nominated and elected to our Board of Directors pursuant to this stockholders' agreement. In addition, the stockholders' agreement requires that three individuals who are independent of us and hold no more than five percent of our common stock serve on our Board of Directors. The number of directors permitted by the stockholders' agreement was increased from seven to nine with the consent of Spencer Trask as called for in the stockholders' agreement. This stockholders' agreement expires by its terms upon the completion of the offering.

Classified Board of Directors

  Upon completion of the offering, our Board of Directors will be divided into three classes. Each class will contain, as nearly as possible, an equal number of directors. Directors within each class will be elected to serve three-year terms and approximately one-third of the directors will sit for election at each annual meeting of our stockholders. Mr. Koch, Mr. Kermes and Mr. Smith will serve in the class whose term expires in 2000. Dr. Grove, Mr. Flatley and Ms. Mackie will serve in the class whose term expires in 2001. Mr. Stoughton, Mr. Brenner and Mr. MacDonald will serve in the class whose term expires in 2002. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of us by a proxy contest since such third party would be required to have its nominees elected at two separate annual meetings of our Board of Directors in order to elect a majority of the members of our Board of Directors. See "Description of Capital Stock-- Takeover Protection and Certain Charter and By-Law Provisions."

Director Compensation

  Our non-employee directors receive an annual fee of $5,000 payable semi-annually, plus $1,000 for each Board of Directors or committee meeting they attend in person and $500 for those meetings they attend telephonically. Ms. Mackie is precluded by SmithKline policy from receiving any fees or stock options for her service as a director. We reimburse all reasonable expenses incurred by the directors in attending Board of Directors or committee meetings. In addition, the non-employee directors, other than the SmithKline representative, Ms. Mackie, participate in our 1996 Incentive and Non-Qualified Stock Option Plan. For each year that Mr. Brenner, Mr. Flatley, Mr. Kermes, Mr. MacDonald and Mr. Smith served as directors, we granted each an annual option to purchase 2,163 shares of common stock at the then applicable market price. The options granted after the end of 1996 were issued at $5.20 per share. The options granted after the end of 1997 were issued at $6.76 per share. The options granted after the end of 1998 were issued at $7.50 per share. Upon completion of the offering, options granted to non-employee directors will only be made under our 1998 Director Stock Option Plan. Under our 1998 Director Stock Option Plan, we will grant each non-employee director an annual option to purchase 2,000 shares of common stock at the then applicable market price. See "--Stock Option Plans" and "Certain Transactions."

Committees of the Board of Directors

  The Compensation Committee of the Board of Directors presently consists of Mr. Stoughton, Mr. Brenner, Ms. Mackie and Mr. Smith. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for our officers and employees other than our Chief Executive Officer, whose compensation is determined by the Board of Directors after consultation with the non-employee directors on the Compensation Committee. The Audit Committee of the Board of Directors presently consists of Mr. Koch, Mr. Flatley, Mr. Kermes and Mr. MacDonald. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the results and scope of all audits and other services provided by our independent auditors.

Compensation Committee Interlocks and Insider Participation

  While Mr. Stoughton, a member of our Compensation Committee, is our Chairman of the Board of Directors and Chief Executive Officer, Mr. Brenner, Ms. Mackie and Mr. Smith, the other members of our Compensation Committee, have not been, at any time since our formation, an officer or employee of ours. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. Cedar Capital Investors, an entity owned and controlled by Mr. Brenner, provided certain financial consulting services to us immediately following our formation and up to the completion of our private placement of common stock in

1997. As consideration for such services, we reimbursed Cedar Capital's out-of-pocket expenses and granted Cedar Capital an option to purchase 1,154 shares of common stock at an exercise price of $.052 per share. Ms. Mackie, who serves as Vice President for Strategy and Business Development at SmithKline Beecham Healthcare Services, the business development division of SmithKline Beecham Corporation, was nominated to serve on the Board of Directors by SmithKline Beecham Corporation pursuant to the terms of a stockholders' agreement by and among us and our stockholders and warrantholders prior to the offering. Mr. Smith, who served as a Vice Chairman of Spencer Trask Securities Incorporated until August 1998, was nominated to serve on the Board of Directors by Spencer Trask Securities and was formerly a partner in Exigent Partners L.P. See "-- Agreement Relating to Election of Directors" and "Certain Transactions."

Executive Compensation

  The following table sets forth information regarding compensation awarded to, earned by, or paid to our Chief Executive Officer and executive officers whose salary and bonus exceeded $100,000 for all services rendered to us during the years ended December 31, 1997 and 1998. No executive officer who would otherwise have been includable in such table on the basis of salary and bonus earned during the years ended December 31, 1997 and 1998 has resigned or otherwise terminated employment during such years.

                           Summary Compensation Table

                                                   Long-Term
                                     Annual       Compensation
                                  Compensation       Awards
                                ----------------- ------------
                                                   Securities
    Name and Principal                             Underlying     All Other
         Position          Year  Salary  Bonus(1)   Options    Compensation(2)
    ------------------     ---- -------- -------- ------------ ---------------
W. Vickery Stoughton...... 1998 $203,481      --      9,135        $20,797
  Chairman of the Board of 1997 $195,281 $27,000    158,655        $20,547
  Directors and Chief
  Executive Officer
Thomas H. Grove........... 1998 $163,880      --      5,529        $ 8,603
  Executive Vice           1997 $154,013 $25,000     79,327        $ 8,353
  President--Research and
  Development

--------
(1) Bonus earned in 1997 and paid in 1998.
(2) Includes $4,750 contributed under our 401(k) Plan for the benefit of each of Mr. Stoughton and Dr. Grove in 1997 and $5,000 for the benefit of each of Mr. Stoughton and Dr. Grove in 1998. Also includes $15,797 and $3,603 of premiums paid for life insurance for Mr. Stoughton and Dr. Grove, in each year, respectively.

Stock Options Granted to Executive Officers During 1998

  The following table sets forth information regarding options for the purchase of common stock that were granted to certain executive officers during the year ended December 31, 1998:

                             Option Grants in 1998

                                                                         Potential Realizable
                         Number of   Percent of                            Value at Assumed
                           Shares      Total                             Annual Rates of Stock
                         Underlying   Options    Exercise or            Price Appreciation for
                          Options     Granted    Base Price                 Option Term (4)
                          Granted   to Employees  Per Share  Expiration -----------------------
          Name              (1)     in 1998 (2)      (3)        Date        5%          10%
          ----           ---------- ------------ ----------- ---------- ----------- -----------
W. Vickery Stoughton....   7,212          7%        $6.76      7/30/08  $    30,661 $    77,700
                           1,923          2%        $7.28     11/05/08  $     8,804 $    22,312
Thomas H. Grove.........   3,606          4%        $6.76      7/30/08  $    15,330 $    38,850
                           1,923          2%        $7.28     11/05/08  $     8,804 $    22,312

--------
(1) All options were granted under our 1996 Incentive and Non-Qualified Stock Option Plan. The first listed grant for each person vested or will vest 12% on December 31, 1998, 1999, 2000, 2001 and 2002 and

   40% on July 30, 2007. The second listed grant vested or will vest 20% on each December 31, commencing December 31, 1998. See "--Stock Option Plans."
(2) Based on an aggregate of 101,135 shares of common stock underlying options granted to employees in 1998.
(3) Options were granted at fair market value, as determined by our Board of Directors, based on all factors available to them on the date of grant. These factors included our history and prospects, as well as the history and prospects of our industry, an assessment of our past and present operations and financial performance, the prospects for our future earnings, the present state of our development, the possibility of an initial public offering by us and market prices of publicly traded common stocks of comparable companies in recent periods.
(4) Assumes stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date, as mandated by the rules of the Securities and Exchange Commission, and does not represent our estimate or projection of the future appreciation of our stock price. Actual gains, if any, on stock option exercises and common stock holdings, are dependent upon the timing of such exercise and the future performance of the common stock and may be greater or less than the potential realizable value set forth in the table.

  The following table sets forth certain information regarding options held as of December 31, 1998 by certain executive officers. None of such executive officers exercised options during the year ended December 31, 1998.

                         Fiscal Year-End Option Values

                                Number of Shares
                             Underlying Unexercised     Value of Unexercised
                             Options at Fiscal Year-   In-The-Money Options at
                                       End               Fiscal Year-End (1)
                            ------------------------- -------------------------
       Name                 Exercisable Unexercisable Exercisable Unexercisable
       ----                 ----------- ------------- ----------- -------------
W. Vickery Stoughton.......   80,577       87,213      $164,477     $166,312
Thomas H. Grove............   40,481       44,375      $ 89,383     $ 90,536

--------
(1) There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $7.50 per share minus the applicable per share exercise price.

Employment Agreements

  We are party to employment agreements with each of Mr. Stoughton, Dr. Grove and Mr. Koch. On the anniversary date of each employment agreement, the agreement is automatically extended for three-year rolling terms unless either party, at least 60 days prior to the annual extension date, gives notice that the employment agreement shall not be extended or otherwise terminates the agreement. Mr. Stoughton, Dr. Grove and Mr. Koch may resign upon 90 days notice to us. Under the employment agreements, Mr. Stoughton, Dr. Grove or Mr. Koch will be entitled to have his base salary, bonus and stock options continue to accrue through the end of the then current term if he is terminated without cause, or becomes disabled. "Cause" includes disloyalty, dishonesty, fraud, conviction of a felony or the disclosure of confidential information. He will also be entitled to such amounts if he terminates his employment agreement as a result of a reduction in his duties, our breach of the employment agreement or a transaction resulting in our sale. The employment agreements prohibit Mr. Stoughton, Dr. Grove and Mr. Koch from engaging in the point-of-care diagnostics business during the term of such employment agreements. These non-compete clauses will remain in effect for one year after the expiration or termination of employment. If, however, the term of employment had continued for at least two years then the non-compete clauses have no effect when employment is terminated or expires. However, if we terminate employment without cause or if the employee terminates his employment following our breach of the agreement or because of a change of control, the non-compete clause terminates.

  Under their respective employment agreements, Mr. Stoughton serves as our Chairman of the Board of Directors and Chief Executive Officer, and currently earns an annual base salary of $210,893, Dr. Grove serves as Executive Vice President--Research and Development, and currently earns an annual base salary of $167,633, and Mr. Koch serves as our Chief Financial Officer, Treasurer and Executive Vice President, and currently earns an annual base salary of $160,000. In addition, Mr. Koch received a $15,000 relocation allowance in connection with entering into his employment agreement. At the discretion of our Board of Directors, an annual bonus may be paid to Mr. Stoughton, Dr. Grove and Mr. Koch. In each case, we may agree to future raises and other compensation for each of Mr. Stoughton, Dr. Grove and Mr. Koch. In addition, Mr. Stoughton, Dr. Grove and Mr. Koch are eligible to receive stock options pursuant to the 1996 Incentive and Non-Qualified Stock Option Plan, the 1996 Key Executive Stock Option Plan and the 1998 Incentive and Non-Qualified Stock Option Plan. Such executive officers are also entitled to reimbursement for certain travel and entertainment expenses incurred in connection with the performance of their duties.

Stock Option Plans

  We currently have two stock option plans in place: the 1996 Incentive and Non-Qualified Stock Option Plan and the 1996 Key Executive Stock Option Plan. These plans provide for the grant of stock options to purchase up to 576,923 shares of common stock. To date, we have granted options to purchase 441,130 shares of common stock under these plans. Of these, options to purchase 422,403 shares are outstanding. The weighted average exercise price of options outstanding under the plans is $5.85. To date, we have granted Mr. Stoughton, Dr. Grove, Mr. Koch, Dr. Asarch, and Dr. Valentekovich options to purchase 167,790, 84,856, 41,586, 21,875 and 5,769 shares of common stock, respectively, at a weighted average exercise price of $5.69. We have also granted options to purchase an aggregate of 30,282 shares of common stock to non-employee directors for their service as directors. We may grant options to purchase 136,805 shares of common stock in the future under the 1996 Incentive and Non-Qualified Stock Option Plan.

  Upon completion of the offering, two additional option plans will take effect: the 1998 Incentive and Non-Qualified Stock Option Plan and the 1998 Director Stock Option Plan. These 1998 plans provide for the grant of stock options to purchase up to 565,000 and 60,000 shares of common stock, respectively.

  The purpose of our stock option plans is to promote our long-term growth and profitability by providing key personnel with incentives to improve stockholder value and to contribute to our growth and financial success. After completion of this offering, options may be awarded under the 1996 plans and the 1998 Incentive and Non-Qualified Stock Option Plan to our executive officers, employees and consultants. Only non-employee directors will be eligible for awards under the 1998 Director Stock Option Plan.

  Our option plans are administered by our Board of Directors or a committee of the Board. They decide the types of options to be granted, the number of shares to be covered, the exercise price of each stock option, the expiration date of each stock option, the vesting schedule and any other material provisions.

  Non-employee directors have received automatic, fully-vested option grants under the 1996 Incentive and Non-Qualified Stock Option Plan. After completion of the offering, each year, we will automatically grant each non-employee director an option to purchase 2,000 shares of common stock under the 1998 Director Stock Option Plan. Director options always have a fair market value exercise price. Such options vest at the end of the year of service as a director to which the option relates. All director options under the 1998 Director Stock Option Plan generally will be exercisable for a period of five years.

  Option grants to our employees may take the form of either incentive stock options, which are intended to qualify for preferential tax treatment under
Section 422 of the Internal Revenue Code, or non-qualified stock options, which do not qualify for such treatment. Directors may receive only non-qualified stock options. The exercise price of an incentive stock option generally must not be less than the fair market value of the common stock on the date the option is granted. The exercise price of a non-qualified stock option will be stated in the option agreement governing the non-qualified stock option and is not required by the option plans to be the fair market value of the common stock on the date the option is granted.

  In the event of any stock dividend, stock split, reverse stock split, recapitalization or reclassification, involving us, appropriate proportional adjustments will be made in the number of shares reserved for issuance under the option plans, and the number, kind and price of shares covered by outstanding grants. The option plans also provide for the ability of the Board of Directors or a committee to accelerate the exercise date of any options granted thereunder. Options may not be exercised more than 10 years after the date of grant. In some cases, shorter periods apply. Shares underlying options that lapse or expire are returned to the pool of shares available under the plans. Grants under any option plan may only be made during the 10 year period after the plan's adoption.

  Our stock option plans may be amended by the Board of Directors so long as such amendment does not change the terms of any outstanding option without the affected optionee's consent or increase the number of shares that are the subject of the plans.

Employee Stock Purchase Plan

  Our Board of Directors adopted an Employee Stock Purchase Plan in November 1998. This plan qualifies as an employee stock purchase plan under Internal Revenue Code Section 423 and will be effective upon completion of the offering. It allows employees to purchase, in the aggregate, up to 150,000 shares of our common stock at a discount through payroll deductions. The purchase price per share offered under the Employee Stock Purchase Plan will be 85% of the lesser of the fair market value per share of common stock on the first or last trading day of the quarter. Stock purchased will not be subject to taxes until sold. The plan is designed to encourage and facilitate the purchase of common stock by our employees and thereby to provide our employees with both a personal stake in our business and a long range inducement to remain our employee. Each of our full-time employees is eligible to participate in the Employee Stock Purchase Plan.

  The number and price of shares of common stock available for purchase under the plan is subject to adjustment in the event the outstanding shares of common stock are increased or decreased through stock dividends, recapitalizations, reorganizations or similar changes. The plan is to be administered by our Board of Directors or a committee of the Board of Directors.

  All funds we hold or receive under the Employee Stock Purchase Plan may be used for any corporate purpose until applied to the purchase of shares of common stock or refunded to employees and will not be segregated from our general assets. We will pay all fees and expenses incurred (excluding individual federal, state, local or other taxes) in connection with the Employee Stock Purchase Plan.

  Unless stockholder approval is required by law, the Board of Directors or a committee of the Board of Directors has the right to amend, modify or terminate the Employee Stock Purchase Plan at any time without notice, provided that no employee's then existing rights are adversely affected without his or her consent.

401(k) Plan

  We have a 401(k) Salary Reduction Plan and Trust for eligible employees. Eligible employees may contribute up to 15% of their current compensation, up to a statutorily prescribed annual limit, to the 401(k) plan. Each participant is fully-vested in his or her deferred salary contributions. A participant's contributions are held in trust and invested pursuant to his or her directions from among 20 or more investment funds made available under the 401(k) plan. We may make matching contributions of 50% of each participant's deferred salary contributions, up to a maximum of 4% of such participant's compensation. Our matching contributions vest after a participant has completed three years of service with us, or earlier upon attainment of age 55, death while in service, retirement for disability or termination of the 401(k) plan. Payment of 401(k) plan benefits are made in a single lump-sum payment. Distribution of a participant's vested interest in his or her account generally occurs after a participant's termination of employment for any reason, including retirement, death or disability.

                             PRINCIPAL STOCKHOLDERS
  The following table sets forth certain information regarding the beneficial ownership of common stock as of June 10, 1999, by (1) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) each of our executive officers and (4) all of our executive officers and directors as a group. As of such date, there were 5,084,340 shares of common stock outstanding before giving effect to the sale of units in the offering.
  The number of shares of common stock actually owned by each principal stockholder is listed in Column A, entitled "Shares of Common Stock." In addition, each principal stockholder is deemed to be the beneficial owner of common stock that such stockholder can acquire upon the exercise of warrants or options on or within 60 days after June 10, 1999, including options or warrants which vest upon consummation of the offering. These option and warrant shares are listed separately in Column B, entitled "Shares Underlying Options/Warrants." The total of these two columns is then set forth in Column
C. Each principal stockholder's percentage ownership before the offering is in Column D and is based on the share numbers in Column C. Column E presents their percentage ownership of outstanding common stock immediately after the offering assuming 2,000,000 shares of common stock are issued as part of units sold in the offering and no over-allotment option is exercised. The warrants included in units sold in the offering and the warrants to purchase units issued to the underwriters' representatives are disregarded for purposes of calculating the percentages in Column E. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

                                                               (C)              (D)          (E)
                             (A)            (B)               Total            Total        Total
                          Shares of        Shares      Beneficial Ownership  Percentage  Percentage
                           Common        Underlying       (Column A plus    Owned Before Owned After
Name of Beneficial Owner    Stock     Options/Warrants      Column B)         Offering    Offering
------------------------  ---------   ---------------- -------------------- ------------ -----------
Kevin Kimberlin.........   765,891(1)     336,349(2)        1,102,240           20.3%       14.9%
 c/o Spencer Trask
  Securities
  Incorporated
 535 Madison Avenue,
  18th Floor
 New York, New York
  10022
SmithKline Beecham
 Corporation............   229,808        559,402(3)          789,210           14.0%       10.3%
 One Franklin Plaza
 Philadelphia,
  Pennsylvania 19101
W. Vickery Stoughton....   285,005        152,693             437,698            8.4%        6.0%
 c/o Careside, Inc.
 6100 Bristol Parkway
 Culver City, California
  90230
Peter Friedli...........   373,521(4)      42,974(5)          416,495            8.1%        5.8%
 c/o Friedli Corp.
  Finance
 Freigustrasse 5
 8002 Zurich,
  Switzerland
Dr. Thomas H. Grove.....   205,294         76,539             281,833            5.5%        3.9%
 c/o Careside, Inc.
 6100 Bristol Parkway
 Culver City, California
  90230
Philip B. Smith.........    94,315(6)     115,261(7)          209,576            4.0%        2.9%
James R. Koch...........       --          32,676              32,676              *           *
William F. Flatley......    15,470          6,490              21,962              *           *
Anthony P. Brenner......     9,615          7,644(8)           17,260              *           *
Kenneth Kermes..........     2,959          4,326               7,285              *           *
Diana Mackie............     4,438            --                4,438              *           *
C. Alan MacDonald.......       --           6,490               6,490              *           *
All executive officers
 and directors as a
 group (9 persons)......   617,096        402,119           1,019,218           18.6%       13.6%

--------
  * Represents less than 1% of our outstanding shares of common stock.
 (1) Includes 371,090 shares of common stock held by Oshkim Limited Partners, L.P., and 339,041 shares of common stock held by Kevin Kimberlin Partners, L.P., both of which are limited partnerships of which Mr. Kimberlin is the general partner, and 55,760 shares of common stock held by Spencer Trask Securities Incorporated of which Mr. Kimberlin is Chairman and exercises voting control.
 (2) Includes 20,517 shares of common stock issuable upon the exercise of warrants held by Oshkim Limited Partners, L.P., and 38,095 shares of common stock issuable upon the exercise of warrants held by Kevin Kimberlin Partners, L.P. Also includes 277,737 shares of common stock issuable upon the exercise of warrants owned by Spencer Trask Securities Incorporated of which Mr. Kimberlin is Chairman and exercises voting control. See "Certain Transactions--Financing Activities."
 (3) Includes 325,828 shares of common stock underlying shares of Series A Convertible Preferred Stock, and underlying warrants which will be received if the Series A Convertible Preferred Stock is converted, owned by S.R. One, Limited, an affiliate of SmithKline Beecham Corporation, as of completion of the offering. Also includes 235,294 shares of common stock issuable upon exercise of bridge loan warrants that will be owned by S.R. One, Limited upon completion of the offering. S.R. One has agreed not to exercise the bridge warrants until the earlier of six months after the offering or December 17, 1999.
 (4) Includes 373,521 shares of common stock owned by Venturetec, Inc., of which Mr. Friedli is the controlling stockholder.
 (5) Includes 9,320 shares of common stock issuable upon the exercise of warrants owned by Pine Incorporated, a corporation owned and controlled by Mr. Friedli.
 (6) Includes 50,952 shares of common stock owned by Private Equity Partnership, of which Mr. Smith is the general partner.
 (7) Includes 108,771 shares of common stock issuable upon exercise of warrants held by Private Equity Partnership.
 (8) Includes 1,154 shares of common stock issuable upon the exercise of options which were issued pursuant to a consulting agreement with an affiliate of Mr. Brenner. See "Certain Transactions--Financing Activities."

                              CERTAIN TRANSACTIONS

 SmithKline Beecham

  In July 1996, we entered into a letter of intent with SmithKline Beecham Corporation and SmithKline Beecham Diagnostics Systems Co., an affiliate of SmithKline Beecham Corporation, with respect to their point-of-care development program. Pursuant to that letter of intent, SmithKline Beecham Corporation supported the point-of-care development program by funding $1.8 million of the program's operating expenses for the transition period from July 1, 1996 through October 31, 1996. This funding has been reflected in the Statement of Operations of the predecessor business for the ten months ended October 31, 1996. Pursuant to an asset purchase agreement, SmithKline Beecham Diagnostics Systems Co. and SmithKline Beecham Clinical Laboratories, Inc., sold us certain fixed and intangible assets used in connection with the point-of-care development program. As consideration for the purchase of the assets, we issued to SmithKline Beecham Diagnostics Systems Co. 5% of our total common stock outstanding at that time. This stock was later transferred to SmithKline Beecham Corporation. Ms. Mackie, Vice President for Strategy and Business Development at SmithKline Beecham Healthcare Services, a division of SmithKline Beecham Corporation, has served as one of our directors since February 1997 as a representative of SmithKline Beecham Corporation. SmithKline Beecham Corporation is one of our significant stockholders.

  In addition to the operating funding provided during the transition period, SmithKline Beecham Corporation made available to us a $1.0 million credit facility at an interest rate of 8% per annum. We used the $1.0 million to fund research and development and to establish our production facility by funding capital purchases, rental payments for our facilities in Culver City, California and operating expenses. In January 1997, the SmithKline Beecham Corporation credit facility was converted into an additional 2% of our outstanding common stock simultaneously with the initial closing of our 1997 private placement of common stock.

  Simultaneously with the closing of the asset purchase, we entered into a distribution and supply agreement with SmithKline Beecham Clinical Laboratories, Inc. pursuant to which SBCL received exclusive distribution rights to sell our products to segments of the commercial laboratory industry. The exclusive distribution rights will extend to ten of the following countries: United States, Great Britain, Mexico, Spain, South Africa, Singapore, Malaysia, Indonesia, Australia, Chile, Argentina, France or Germany, if SBCL or one of its affiliates owns, operates or manages a clinical laboratory in such country on or before December 31, 2000. Whenever we obtain the necessary approvals to market and sell our products in a listed country, SBCL must submit purchase orders for the products within designated time periods in order to preserve its exclusive rights in that country. Otherwise, we will be free to sell our products in that country to the commercial laboratory industry as well. Our ability to sell our products outside the commercial laboratory industry is not limited by the contract with SBCL. SBCL and its affiliates are not restricted from entering into similar commercial distribution arrangements with other point-of-care diagnostic companies. In consideration for this grant of exclusivity, SBCL will pay us an annual fee of up to $100,000 commencing on the date of FDA approval of the CareSide Analyzer and 25 designated tests. Subject to earlier termination, the distribution and supply agreement will terminate five years from the date of such FDA approval.

  Under the distribution and supply agreement, SBCL will, until December 31, 2000 or any earlier termination of the agreement, supply us with clinical samples to enable us to validate tests for our research and development of point-of-care products. We will bear the cost of retrieving the samples and conducting our comparative validation tests. In addition, the distribution and supply agreement obligates SBCL, upon FDA approval of the CareSide Analyzer and 30 designated tests, to purchase minimum numbers of CareSide Analyzers and test cartridges from us for the first five years following such FDA approval. We have agreed to supply SBCL with its requirements of CareSide Analyzers and cartridges at our cost plus a reasonable margin. If we do not develop the CareSide Analyzer and obtain FDA approval of 25 designated tests by December 31, 2000, SBCL has the option to terminate the agreement or waive the FDA approval requirement.

  Under our distribution and supply agreement with SBCL, all intellectual property rights to patents, trademarks or otherwise which are associated with the marketing and development of point-of-care products remain with us although we share rights and responsibilities with SBCL in the protection of these rights.

 Financing Activities

  On December 2, 1996, in connection with the establishment of a $1 million working capital facility, we issued 557,601 shares of common stock to Exigent Partners, L.P. for an aggregate purchase price of $98,995. The working capital facility was arranged by Exigent Partners, L.P. to be provided to us in the form of a $1.0 million irrevocable letter of credit from Citibank, N.A., secured by pledges of cash or cash equivalents by Exigent Partners, L.P. The general partner of Exigent Partners, L.P. was Kevin Kimberlin, an affiliate of Spencer Trask Securities Incorporated and one of our principal stockholders, and the limited partners were Mr. Stoughton and Dr. Grove, two of our executive officers and directors, and Mr. Smith, one of our directors. Of the 557,601 shares of common stock issued to Exigent Partners, L.P., Mr. Kimberlin took beneficial ownership of 426,850 shares of common stock, and Mr. Stoughton and Dr. Grove took beneficial ownership of 36,802 and 18,958 shares of common stock, respectively. We repaid all funds drawn under the facility and the letter of credit, both of which have since terminated. Exigent Partners, L.P. was dissolved and each of its partners received a pro rata distribution of shares of common stock. See "Principal Stockholders."

  In 1997 and 1998, we undertook two private placements of our common stock, both of which were completed through Spencer Trask Securities Incorporated. Spencer Trask received approximately $2.5 million in commissions and expenses from the private placements, which generated aggregate net proceeds to us of $19.0 million. Affiliates of Spencer Trask, including its employees, received warrants to purchase 384,615 shares of common stock at $5.20 per share in the 1997 private placement and warrants to purchase 340,237 shares of common stock at $6.76 per share in the 1998 private placement. Warrants issued in connection with both private placements will expire three years from the closing of the offering.

  As partial consideration for its services in the 1997 private placement, Spencer Trask was granted a right of first refusal to act as underwriter or agent for any proposed public offering or any private placement of our securities. Spencer Trask was also granted the right to purchase securities in any such offering in which purchasers in the 1997 private placement are entitled to preemptive rights under the stockholders' agreement or in any sale of common stock by the former partners of Exigent Partners, L.P. Spencer Trask has waived all such rights in connection with the offering.

  At the first closing of the 1997 private placement, we entered into an investment banking agreement with Spencer Trask pursuant to which Spencer Trask will receive a percentage, ranging from seven percent to two and one-half percent, depending upon the size of the transaction involved, of the consideration involved in any transaction we undertake with a person introduced to us by Spencer Trask in the five years ending March 2002. The agreement also provides for Spencer Trask, subject to certain terms and conditions, to act as our exclusive representative in advising us with respect to executive compensation benefits, insurance and retirement planning, providing us with certain investment banking services and addressing our cash management needs. Spencer Trask has waived all such rights relating to investment banking services.

  In connection with the 1997 and 1998 private placements, we entered into a stockholders' agreement with each of our stockholders and warrantholders. The stockholders' agreement included preemptive rights and provided for the nomination and election of each of our current directors including Ms. Diana Mackie, Vice President of a division of SmithKline Beecham Corporation. The preemptive rights do not apply to shares issued in the offering. The stockholders' agreement will terminate by its terms upon completion of the offering. See "Management-- Agreement Relating to Election of Directors."

  In December 1997, Cedar Capital Investors, an entity owned and controlled by Anthony P. Brenner, one of our directors, provided certain financial consulting services to us in connection with the 1998 private placement. In consideration for providing such services, Cedar Capital Investors was reimbursed $6,651 for out-of-pocket expenses and received options to purchase 1,154 shares of common stock at an exercise price of $.052 per share. These options remain exercisable until August 8, 2007.

  In July 1998, in connection with the relocation of James R. Koch, our Chief Financial Officer, Treasurer and Executive Vice President, as well as one of our directors, from Texas to the Los Angeles area in August 1998, we provided a bridge loan to Mr. Koch, pursuant to a promissory note executed in our favor by Mr. Koch, in the aggregate principal amount of $125,000. The bridge loan, which was subject to an interest rate of 7.5% per annum, was paid in full by Mr. Koch on September 21, 1998. As of that date, an aggregate of $125,911 in principal and interest was owing under the promissory note.

  In December 1998, we entered into a bridge financing with S.R. One, Limited, a business trust controlled by SmithKline Beecham Corporation. For consideration of $3.0 million cash, we issued S.R. One a $3.0 million note payable bearing interest at 8%. In April 1999, S.R. One agreed to convert $1 million of the $3 million loan, together with accrued interest on the $1 million, upon consummation of the offering, into shares of Series A Convertible Preferred Stock. The conversion price will be 85% of the initial public offering price per unit such that the number of shares of our Series A Convertible Preferred Stock issued to S.R. One upon the conversion of the loan will depend upon when the offering is completed and the initial public offering price per unit. If the initial public offering price per unit is $7.50 and the offering closes on June 21, 1999, S.R. One will receive 162,914 shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock will in turn be convertible, at the option of the holder, six months after the offering into units, comprised of one share of our common stock and one warrant to purchase an additional share of our common stock. All accrued and unpaid dividends with respect to shares of Series A Convertible Preferred Stock that are converted by S.R. One will be converted into units at the initial public offering price per unit. The exercise price and other terms of the warrant received on the conversion of the Series A Convertible Preferred Stock will be the same as the warrants included in units sold in the offering. The remaining $2 million of the loan matures in December 1999. The annual interest rate on the remaining $2 million will increase to 10% on July 1, 1999. If the remainder of the bridge loan is not repaid by December 1, 1999, S.R. One will have the option to convert all or any portion of the remaining loan, plus accrued interest thereon, into shares of Series A Convertible Preferred Stock. This Series A Convertible Preferred Stock will be issued to S.R. One on the same basis as the Series A Convertible Preferred Stock that is issued to S.R. One as part of the $1 million conversion at the completion of the offering.

  In connection with the bridge financing, we issued a warrant to S.R. One which entitled it to purchase that number of shares of common stock equal to $750,000 divided by 85% of the initial public offering price per share of common stock. The number of warrants doubled if the bridge loan was not repaid by June 30, 1999. As part of the conversion of a portion of the bridge financing into shares of Series A Convertible Preferred Stock, the bridge warrant will be modified such that it will be exercisable in all events for the number of shares of common stock which is equal to $1,500,000 divided by 85% of the initial public offering price per unit in the offering. S.R. One has agreed that it will not exercise the bridge warrant until the earlier of December 17, 1999 or six months after the offering is completed.

  We consider the terms of all of the above-referenced transactions to be at arm's length and reasonably equivalent to terms it could have obtained through negotiations with unaffiliated third parties under similar economic conditions. Any transactions undertaken in the future, including loans, we enter into with any of our officers, directors and principal stockholders or their affiliates, will be approved by a majority of the entire Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties. See "Description of Capital Stock--Takeover Protection and Certain Charter and By-Law Provisions."

                          DESCRIPTION OF CAPITAL STOCK

  Upon completion of the offering, our authorized capital stock will consist of
(1) 50,000,000 shares of common stock, $.01 par value per share, and (2) 5,000,000 shares of preferred stock, $.01 par value per share, of which there
will be 7,084,340 shares of common stock and       [162,914 if the initial
public offering price per unit is $7.50 and the offering closes on June 21, 1999] shares of Series A Convertible Preferred Stock outstanding, assuming no exercise of the underwriters' over-allotment option. The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and Amended (including the Certificate of Designations for our Series A Convertible Preferred Stock) and Restated By-Laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Units

  Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock. The units will automatically separate 30 days from the date of this prospectus, after which the common stock and warrants in the units will trade separately.

Common Stock

  The issued and outstanding shares of common stock being offered hereby will be, when sold and issued in accordance herewith, validly issued, fully paid and non-assessable. Each holder of shares of common stock will be entitled to one vote for each share held of record and may not cumulate votes for election of directors. The shares will not be entitled to preemptive rights under applicable law and will not be subject to redemption or assessment. Subject to the rights and preferences of the holders of any preferred stock outstanding in the future, upon our liquidation, dissolution or winding-up, the holders of shares of common stock will be entitled to receive, pro rata, our assets which are legally available for distribution to stockholders. In addition, subject to the rights and preferences of the holders of any preferred stock outstanding in the future, the holders of shares of common stock will be entitled to share ratably in dividends as, if and when declared by our Board of Directors. We do not anticipate that any dividends will be paid in the foreseeable future. As of June 10, 1999, there were 433 holders of common stock.

Series A Convertible Preferred Stock

  The Series A Convertible Preferred Stock will have a stated value equal to
$    per share [initial public offering price per unit]. Upon completion of the offering, the number of shares of Series A Convertible Preferred Stock outstanding will be equal to $1 million plus the accrued interest on $1 million of the bridge loan from S.R. One, Limited, divided by 85% of the initial public offering price per unit. The Series A Convertible Preferred Stock will be preferred over common stock in dividends and will have a liquidation preference over common stock equal to the stated value of the Series A Convertible Preferred Stock, plus all accrued and unpaid dividends on the Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock will have one vote on all matters to be voted on by the holders of the common stock and will vote with the holders of the common stock as one voting group. The Series A Convertible Preferred Stock has the right to vote as a separate class pursuant to applicable law and on any action limiting the preferences or rights of the Series A Convertible Preferred Stock, reclassifying the common stock or any other capital stock ranking junior to the Series A Convertible Preferred Stock into any class of security ranking senior to or the same as the Series A Convertible Preferred Stock, or increasing the authorized number of shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock will bear a cumulative dividend, which shall accrue if not declared by the Board of Directors, at an annual rate of 10% of stated value.

  Each share of Series A Convertible Preferred Stock will be convertible at the option of the holder six months after the offering into one unit comprised of one share of common stock and a warrant to purchase one additional share of common stock. All accrued and unpaid dividends with respect to shares of Series A Convertible Preferred Stock that are converted will be converted into units at the initial offering price per unit. The terms and conditions of the warrants received on conversion of Series A Convertible Preferred Stock, including its exercise price, will be identical to the terms and conditions of the warrants included in the units sold in the offering.

  We will have the right to redeem the Series A Convertible Preferred Stock at
any time for a per share amount equal to the sum of $    [the initial public
offering price per unit], any accrued and unpaid dividends and the greater of $0.05 or the excess of the average five day closing price of a share of common stock over the exercise price of the warrant issuable upon conversion of the Series A Convertible Preferred Stock.

Undesignated Preferred Stock

  In addition to the common stock and the Series A Convertible Preferred Stock, we are, without further action by stockholders, also authorized to issue up to shares of preferred stock [5,000,000 less the number of shares of Series A Convertible Preferred Stock outstanding upon the consummation of the offering]. Our Board of Directors may determine the timing, series, designation, and number of shares of preferred stock to be issued, as well as the rights, preferences, and limitations of such shares, including those relating to voting power, redemption, conversion, dividend rights, and liquidation. The issuance of preferred stock could adversely affect the voting power of the holders of common stock or have the effect of deterring, delaying or preventing any attempt by a person, entity or group to obtain control of us. We have no current plans to issue any shares of preferred stock.

Unit Warrants

  Each warrant comprising part of the units sold in the offering will entitle the holder to purchase one share of common stock at an exercise price of $ [150% of the initial public offering price per unit]. We may reduce the exercise price of the warrants for a period of at least 20 days. We must give holders of warrants at least 15 days' notice of such decrease, which notice may be in the form of a press release. The warrants will generally be exercisable at any time commencing 30 days after the date of this prospectus until the fifth anniversary of the date of this prospectus, unless earlier redeemed. The warrants are redeemable by us, in whole or in part pro rata from all warrant holders, at a price of $0.05 per warrant, upon 30 days' prior written notice, if the closing price defined in the warrant agreement, which we describe below, per share of common stock for the ten consecutive trading days immediately
preceding the date of notice of redemption equals or exceeds $     [200% of the
initial public offering price per unit]. We may not redeem any warrants until six months after the date of this prospectus. We may give more than one notice of redemption. If given, notices of redemption are required to be mailed by registered or certified mail to record holders of warrants. If we give notice of our intention to redeem, a holder will have the choice either to sell or exercise his or her warrants before the date specified in the redemption notice or to accept the redemption price. After the redemption date, there can be no exercise of the warrants that were the subject of the redemption.

  Upon the completion of the offering, an additional 200,000 warrants will be issued to the representatives of the underwriters entitling them to receive,
upon due exercise and payment of $    as the exercise price [120% of the
initial public offering price per unit], 200,000 units having the same terms as the units sold in the offering. The representatives' warrants will expire five years from the effective date of the offering and will be exercisable commencing one year after the effective date of the offering. See "Underwriting."

  The warrants will be issued in registered form under a warrant agreement between us and American Stock Transfer & Trust Company, as warrant agent. The shares of common stock underlying the warrants, when issued upon exercise of a warrant, will be fully paid and nonassessable. We will pay any transfer tax incurred as a result of the issuance of common stock to the holder upon its exercise.

  The warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. These adjustments will occur in the event of a merger, consolidation, sale or conveyance of all of the capital stock or substantially all of the assets of Careside, stock split or reverse stock split, stock dividend, capital reorganization or reclassification of our common stock. We have the option to issue fractional shares or cash for fractional shares upon the exercise of a warrant. The holder of a warrant will not, by reason of owning a warrant, possess any rights as our shareholder until he or she exercises the warrant.

  A warrant may be exercised upon surrender of the warrant certificate on or before the expiration or redemption date of the warrant at the offices of the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to the order of Careside, Inc.) for the number of shares with respect to which the warrant is being exercised.

  For a holder to exercise the warrants, there must be a current registration statement in effect with the Securities and Exchange Commission and qualification in effect under applicable state securities laws (or applicable exemptions from state qualification requirements) with respect to the issuance of common stock or other securities underlying the warrants. We have agreed to use all commercially reasonable efforts to cause the registration statement, of which this prospectus forms a part, to remain effective in anticipation of and before the exercise of the warrants and take such other actions under the laws of various states as may be required to cause the sale of common stock or other securities upon exercise of warrants to be lawful. We will not be required to honor the exercise of warrants if, in the opinion of our Board of Directors, with the advice of counsel, the sale of securities upon exercise would be unlawful. If the securities underlying the warrants are not registered under a current effective registration statement or qualified under applicable state securities laws and securities of the same class are listed on a securities exchange or there are at least two independent market makers for the securities of the same class, we may elect to redeem warrants submitted for exercise instead of obtaining registration and qualification. If we elect to redeem the warrants instead of obtaining registration, the redemption price of the warrants would be equal to the difference between the aggregate low asked price or closing price of the securities underlying the warrants and the exercise price of the warrants.

  The foregoing discussion of material terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrant agreement, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

  For the life of the warrants, the holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock underlying the warrants. The warrant holders may be expected to exercise their warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we could obtain additional capital during the life of the warrants may be adversely affected by the existence of the warrants.

Prior Warrants

  As of June 10, 1999, we had outstanding exercisable warrants to purchase 384,615 shares of common stock at $5.20 per share. These warrants were issued in connection with the 1997 private placement and will expire three years after the completion of the offering. In addition, as of June 10, 1999, we had outstanding exercisable warrants to purchase 340,237 shares of common stock at $6.76 per share. These warrants were issued in connection with the 1998 private placement and will expire three years from the closing of the offering. Further, we issued a bridge warrant to S.R. One, Limited in connection with the bridge financing. The bridge warrant will become exercisable on the earlier of December 17, 1999 or six months after the completion of the offering for the number of shares of common stock which is equal to $1,500,000 divided by 85% of the initial public offering price per unit in the offering. The bridge warrant would be exercisable for 235,294 shares of common stock if the initial public offering price were $7.50 per unit. The bridge warrant has an exercise price of 85% of the initial public offering price per unit. The bridge warrant will expire four years after completion of the offering.

Registration Rights

 Granted in Private Placements

  We granted investors in the 1997 and 1998 private placements of common stock demand and incidental registration rights. These include the right of the holders of a majority of the registrable shares to demand registration of their shares and the right of these investors to include their shares in other registrations of our equity securities, other than in connection with issuances under our benefit and other employee plans. We granted similar rights with respect to the shares underlying the warrants issued to Spencer Trask Securities Incorporated in connection with the 1997 and 1998 private placements. In addition, we agreed to effect a registration under the Securities Act for the resale of the common stock purchased by investors in the 1997 private placement automatically within 180 days after the date of this prospectus. We also agreed to effect a registration for the resale of the common stock purchased by investors in the 1998 private placement automatically within 360 days after the date of this prospectus. This automatic registration may be delayed by Spencer Trask together with the underwriters of this offering. If we fail to register the common stock underlying the shares in accordance with the terms of the agreements with the investors in the 1997 and 1998 private placements, we must either repurchase the shares at the fair market value or give investors the ability to elect a majority of our Board of Directors in order to provide liquidity. Pursuant to powers of attorney granted by many investors, and amendments and waivers to the registration agreements, our obligation to effect such registrations has been deferred until one year after the date of this prospectus.

 Granted to SmithKline

  We have also granted demand and incidental registration rights to SmithKline Beecham Corporation for the registration under the Securities Act of the resale of any or all of the common stock held by it at any time after the date of this prospectus. SmithKline has agreed not to make a demand for registration for a period of at least one year after the offering. If we register an issuance of our equity securities, other than shares issuable under employee or other benefit plans, SmithKline may request that its shares be included in the registration.

 Granted to Management and Exigent Partners, L.P.

  Additionally, Messrs. Stoughton and Smith, Drs. Grove and Asarch and three of our employees and the former partners of Exigent Partners, L.P. have also been granted demand and incidental registration rights with respect to their common stock. The holders of a majority of all registrable securities owned by these stockholders may demand on two occasions registration for the resale of any or all of their shares. If we register an issuance of our equity securities, other than shares issuable under our employee or other benefit plans, these holders may request to include their shares in the registration.

 Granted to S.R. One

  In December 1998 in connection with the bridge financing and in April 1999 in connection with the conversion of a portion of the bridge loan into Series A Convertible Preferred Stock, we granted demand and incidental registration rights to S.R. One, Limited. S.R. One may demand that its shares of common stock purchased upon exercise of the bridge warrant, or the common stock and warrants issued on conversion of the Series A Convertible Preferred Stock, be registered under the Securities Act. S.R. One may make such demand anytime after six months and before three years after this offering. S.R. One has the same incidental registration rights as SmithKline, described above.

 Granted to Representative

  Pursuant to a warrant agreement that we have entered into with Paulson Investment Company, Inc., on behalf of each of the representatives of the underwriters, we have agreed to maintain an effective registration statement with respect to the issuance of the common stock and warrants included in the units issued to our underwriters' representatives, if necessary, to allow their public resale without restriction, at all times during the period in which the representatives' warrants are exercisable, beginning one year after the effective date of the offering. The representatives' warrants, as well as the shares of common stock and warrants included in the units issuable upon exercise of the representatives' warrants, are being registered on the registration statement of which this prospectus is a part. We will cause the registration statement to remain effective until the earlier of the time that all of the representatives' warrants have been exercised and the date which is five years after the effective date of the offering. All expenses incurred in connection with the registration of the shares of common stock and warrants included in the units issuable upon the exercise of the representatives' warrants will be borne by us. Under the warrant agreement, the parties will also be bound by standard indemnification and contribution provisions with respect to the registration of the warrant shares issuable upon the exercise of the representatives' warrants.

 General

  As of June 10, 1999, there were 5,084,340 shares of common stock subject to registration rights. We will pay for all expenses incurred in connection with these registrations, other than underwriting discounts and commissions. The registration agreements also provide for customary indemnification and contribution provisions involving the participants in any registration effected pursuant thereto. The foregoing is only a summary of certain of the terms and conditions of the registration rights agreements involving such parties. Copies of the actual agreements have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

Certain Federal Income Tax Considerations

  The following discussion sets forth the material federal income tax consequences, under current law, relating to the purchase and sale of the units and the underlying common stock and warrants. The discussion is a summary and does not purport to deal with all aspects of federal taxation that may be applicable to an investor, nor does it consider specific facts and circumstances that may be relevant to a particular investor's tax position. Some holders, such as dealers in securities, insurance companies, tax exempt organizations, foreign persons and those holding common stock or warrants as part of a straddle or hedge transaction, may be subject to special rules that are not addressed in this discussion. This discussion is based only on current provisions of the Internal Revenue Code of 1986, as amended, and on administrative and judicial interpretations as of the date hereof, all of which are subject to change. You should consult your own tax advisor as to the specific tax consequences to you of this offering, including the applicability of federal, state, local and foreign tax laws.

Allocation of Purchase Price

  Each unit as a whole will have a tax basis equal to the cost of the unit. The measure of income or loss from some of the transactions described below depends on the tax basis in each of the warrant and the common stock comprising the unit. We have allocated the purchase price between the warrant and the common stock so that the tax basis for the warrant will be $0.05 and the tax basis for the common stock will be equal to the cost of the unit less $0.05. If you disagree with the allocation, please see your tax advisor for advice on how to notify the Internal Revenue Service that you disagree with the allocation and claim a different basis.

Exercise or Sale of Warrants

  No gain or loss will be recognized by a holder of a warrant on the purchase of shares of common stock for cash on an exercise of a warrant, except that gain will be recognized to the extent cash is received in lieu of fractional shares. The tax basis of common stock received upon exercise of a warrant will equal the sum of the holder's tax basis for the exercised warrant and the exercise price. The holding period of the common stock acquired will begin on the date the warrant is exercised and the common stock is purchased. It does not include the period during which the warrant was held.

  Gain or loss from the sale or other disposition of a warrant will be capital gain or loss to its holder if the common stock to which the warrant relates would have been a capital asset in the hands of such holder. This capital gain or loss will be long-term capital gain or loss if the holder has held the warrant for more than one year at the time of the sale, disposition or lapse. On the redemption of a warrant by us, the holder generally will realize capital gain or loss. Individuals generally have a maximum federal income tax of 20% on long term capital gains. The deduction of capital losses is subject to limitations.

Sale of Common Stock

  A holder's sale of common stock which is not in connection with a tax free reorganization of Careside will result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized and such holder's tax basis in the common stock. If the common stock constitutes a capital asset in the hands of the holder, gain or loss upon the sale of the common stock will be characterized as long-term or short-term capital gain or loss, depending on whether the common stock has been held for more than one year. Individuals generally have a maximum federal income tax of 20% on long term capital gains. The deductions of capital losses is subject to limitations.

Expiration of Warrants Without Exercise

  If a holder of a warrant allows it to expire without exercise, the expiration will be treated as a sale or exchange of the warrant on the expiration date. The holder will have a loss equal to the amount of such holder's tax basis in the lapsed warrant. If the warrant constitutes a capital asset in the hands of the holder, the loss will be characterized as long-term or short-term capital loss, depending on whether the warrant was held for more than one year. The deduction of capital losses is subject to limitations.

Takeover Protection and Certain Charter and By-Law Provisions

  Certain provisions of the Delaware General Corporation Law (the "DGCL"), our Amended and Restated Certificate of Incorporation (the "Charter") our Amended and Restated By-Laws (the "By-Laws") and our stock option plans may have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt. This may be true even in circumstances where a takeover attempt might result in payment of a premium over market price for shares held by stockholders.

  Following the completion of the offering, we will become subject to Section 203 of the DGCL. Section 203 prohibits, subject to certain exceptions, a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. A business combination includes mergers, asset sales and other transactions that may result in a financial benefit to stockholders. A person will be deemed an interested stockholder triggering this protection if the person together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of our outstanding voting stock. There are three exceptions to these provisions. First, if our Board of Directors gives prior approval to either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder then the restrictions do not apply. Second, the restrictions will not apply if, upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock. Finally, the restrictions will not apply if, at the time of or following the consummation of the transaction in which the stockholder became an interested stockholder, our Board of Directors approves the business combination and stockholders holding at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder authorize the business combination.

  Upon completion of the offering, our Board of Directors will be divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class will serve three-year terms. Approximately one-third of the directors will sit for election at each annual meeting of our stockholders. All directors elected to our classified Board of Directors serve until the election and qualification of their successors or their earlier resignation or removal. The Board of Directors may create new directorships and fill such positions so created. In addition, the Board of Directors or its remaining members, even though less than a quorum may fill vacancies on the Board of Directors occurring for any reason until the next annual election of directors. Members of the Board of Directors may only be removed for cause. These provisions may have the effect of deterring or delaying any attempt by any group to obtain control of us by a proxy contest. For example, a third party would be required to have its nominees elected at two separate annual meetings in order to elect a majority of the members of the Board of Directors.

  We may issue      shares of undesignated preferred stock [5,000,000 less the number of shares of Series A Convertible Preferred Stock]. Under certain circumstances, the issuance of preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our stock.

  Our Charter provides that any action required or permitted to be taken by our stockholders may be effected only at an annual or special meeting of stockholders. Such action will not be permitted to be taken by written consent in lieu of a meeting. Our Charter and the By-Laws also provide that special meetings of stockholders may only be called by a majority of our Board of Directors, our Chairman or our Chief Executive Officer. Stockholders will not be permitted to call a special meeting or to require that our Board of Directors call a special meeting of stockholders.

  Our Charter provides that any director or the entire Board of Directors may be removed only for cause and only upon the affirmative vote of holders of 80% or more of the outstanding shares of our capital stock. Further, our Charter provides that the amendment of this provision for removing directors for cause may only be amended by the affirmative vote of at least 75% of the voting power of all the then outstanding shares of our capital stock voting together as a single class.

  Our By-Laws establish an advance notice procedure for nomination, other than by or at the direction of our Board of Directors, of candidates for election as directors. Advance notice procedures also exist for other stockholder proposals to be considered at annual or special meetings of stockholders. In general, we must receive notice of intent to nominate a director or raise business at an annual meeting not less than 60 nor more than 90 days prior to the scheduled annual meeting. In the case of a special meeting called for the purpose of electing directors, such notice of intent must be received not later than the close of business on the fifth day following the day on which notice of the date of the meeting was mailed. Such notice of intent must contain certain specified information concerning the person to be nominated or the mater to be brought before the meeting.

  In addition, our By-Laws allow our Board of Directors to increase the number of directors from time to time although a decrease in the number of directors may not have the effect of shortening the term of any incumbent director. Our By-Laws also grant the Board of Directors the authority to fill any vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors. Our Charter states that our By-Laws may be amended by the stockholders only by the vote of not less than 80% of the outstanding shares of stock entitled to vote upon the election of directors.

  The provisions of the Charter and the By-Laws summarized in the preceding paragraphs may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving us. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage our future acquisition in a transaction not approved by our Board of Directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of our stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for our common stock at a premium, as well as create a depressive effect on the market price of our common stock. See "Risk Factors-- Statute, Charter and By-laws May Delay or Prevent Acquisition of Careside."

  Our stock option plans, in certain circumstances, allow our Board of Directors or a committee thereof to accelerate the vesting or exercise date of any options granted thereunder. The ability to accelerate the vesting or exercise date of options could be utilized as a method of discouraging, delaying or preventing a change in control of our stock. See "Management--Stock Option Plans."

Transfer Agent and Registrar

  The transfer agent and registrar and warrant agent for our units, common stock and warrants is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the offering, we expect to have 7,084,340 shares of common stock outstanding, assuming no exercise of outstanding options or warrants, or 7,384,340 shares if the underwriters' over-allotment is exercised in full. Of these shares, the 2,000,000 shares of common stock, and the shares of common stock issued upon exercise of the warrants, issued as part of the units sold in the offering will be freely tradeable without restrictions or further registration under the Securities Act, except that any shares purchased by our "affiliates", as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. All of the remaining outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144.

  Holders of more than 95% of our restricted shares of common stock, other than those beneficially owned by S.R. One, Limited, have agreed (the "Lock-Up Agreements") not to sell or otherwise dispose of any of their shares of common stock for a period of one year after completion of the offering, without the prior written consent of Paulson Investment Company, Inc. and Millennium Financial Group, Inc., subject to certain limited exceptions. S.R. One has a six month lock-up period. After the expiration of these lock-up periods, or earlier with the prior written consent of Paulson and Millennium, 5,084,340 shares of the common stock may be sold in the public market pursuant to Rule 144.

  In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years, would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

  Beginning 90 days after the date of this prospectus, certain shares issued or issuable upon the exercise of options granted by us prior to the date of this prospectus will also be eligible, subject to the lock-up periods, for sale in the public market pursuant to Rule 701 under the Securities Act. Pursuant to Rule 701, persons who purchase shares upon exercise of options granted under a written compensatory plan or contract may sell such shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144, and in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. As of June 10, 1999, we have options outstanding to purchase 422,403 shares of common stock which have not been exercised and which become exercisable at various times in the future. Any shares issued upon the exercise of these options will be eligible for sale pursuant to Rule 701.

  We intend to file a Form S-8 registration statement under the Securities Act approximately 180 days after the closing of the offering to register up to an aggregate of 1,334,208 shares of common stock reserved for issuance under our stock option plans and the employee stock purchase plan. See "Management--Stock Option Plans" and "--Employee Stock Purchase Plan." Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such options are subject to vesting restrictions or the Lock-Up Agreements. As of June 10, 1999, options to purchase 422,403 shares of common stock were outstanding. An additional 911,805 shares of common stock remained available for future grants under our 1996 and 1998 stock option plans and issuance under the employee stock purchase plan.

  We previously issued warrants to purchase an aggregate of 724,852 shares of common stock at exercise prices ranging $5.20 to $6.76 per share to Spencer Trask Securities Incorporated. These warrants are exercisable until three years after completion of the offering. The bridge warrant issued to S.R. One, Limited will become exercisable on the earlier of December 17, 1999 or six months after completion of the offering to purchase a number of shares of common stock equal to $1,500,000 divided by 85% of the initial public offering price per unit. The bridge warrant has an exercise price of 85% of the initial public offering price per unit and will expire on the earlier of December 17, 2005 or four years after the completion of the offering. The holders of the warrants and the bridge warrant are entitled to certain registration rights with respect to the shares issuable upon exercise of such warrants. These shares may be sold without restriction in the public market upon registration, and with respect to more than 95% of these shares, after the lock-up period expires.

  The shares of Series A Convertible Preferred Stock issued to S.R. One upon completion of this offering as part of the conversion of the bridge financing, together with accrued and unpaid dividends thereon, are convertible at the option of the holder six months after this offering into a unit comprised of one share of common stock and a warrant to purchase one additional share of common stock. The warrant will have the same terms as the warrants issued as part of the units sold in this offering. The holder of the Series A Convertible Preferred Stock is entitled to certain registration rights with respect to the shares of common stock, and the shares of common stock issuable upon exercise of the warrants, included in the units received upon conversion of the Series A Convertible Preferred Stock.

  In connection with the offering, the Company has agreed to issue to the representatives of the underwriters warrants to purchase 200,000 units. This number is equal to 10% of the number of units being offered by this prospectus, excluding over-allotment shares. The representatives' warrants will be exercisable into units at any time during the four-year period commencing one year after the effective date of the offering. The common stock and warrants issued to the representatives upon exercise of these warrants will be freely tradable.

  Prior to the offering, there has been no market for our common stock and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants in the public market after the offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our securities.

                                  UNDERWRITING

  The underwriters named below, for whom Paulson Investment Company, Inc., Millennium Financial Group, Inc. and marion bass securities corporation are acting as the representatives, have severally agreed, subject to the terms and conditions contained in an underwriting agreement, to purchase from us, and we have agreed to sell to each underwriter, the aggregate number of units indicated below opposite the name of such underwriter at the initial public offering price less the underwriting discount set forth below and on the cover page of this prospectus:

                                                                       Number of
                                                                         Units
Name of Underwriter                                                    Purchased
-------------------                                                    ---------
Paulson Investment Company, Inc.......................................
Millennium Financial Group, Inc.......................................
marion bass securities corporation....................................


  TOTAL...............................................................
                                                                          ===

  The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters are committed to purchase all of the units, other than those covered by the over-allotment option described below, if any are purchased. The underwriting agreement also provides that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and will contribute to payments which the underwriters may be required to make in respect thereof.

  The representatives have advised us that the underwriters propose to offer the units directly to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers, who may include the underwriters, at such public offering price less a selling concession not to exceed $ per unit. The underwriters may allow, and such dealers may reallow, a concession of not more than $ per unit to certain other dealers. After the offering, the offering price, the concession to certain dealers and other selling terms may be changed by the representatives of the underwriters. The representatives have informed us that they do not expect the underwriters to confirm sales of units on a discretionary basis.

  We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to a maximum of 300,000 additional units solely to cover over-allotments, if any, at the initial public offering price less the underwriting discount set forth herein. If the underwriters exercise the over-allotment option, each underwriter will be committed to purchase a proportionate number of the additional units based on its relative proportion of units to be purchased by it shown in the preceding table.

   Without the prior written consent of Paulson Investment Company, Inc. and Millennium Financial Group, Inc., holders of more than 95% of our shares of common stock, certain option and warrant holders, including our officers and directors, and we, are not permitted to offer, pledge, sell, contract to sell or otherwise transfer or dispose of, directly or indirectly, our securities until after at least one year (six months in the case of S.R. One, Limited) after the closing of the offering. Such prohibition does not apply to our grant of options under our stock option plans, our issuance of warrants to the representatives, our issuance of our units upon exercise of the over-allotment option, our issuance of common stock upon the exercise of the warrants contained in the units, or our issuance of common stock pursuant to conversion of our Series A Convertible Preferred Stock or upon exercise of the bridge loan warrants held by S.R. One or other outstanding warrants.

  The following table sets forth the amount of the underwriting discount and the nature of the compensation to be paid to the underwriters for each unit and in total. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

                                     Compensation to be paid to Underwriters
                         ---------------------------------------------------------------
                              No Exercise of Over-           Full Exercise of Over-
                                Allotment Option                Allotment Option
                         ------------------------------- -------------------------------
                            Per Unit         Total         Per Share         Total
                         -------------- ---------------- -------------- ----------------
Underwriting Discount...
Representative's
 Warrants(1)............ 1/10th Warrant 200,000 Warrants 1/10th Warrant 200,000 Warrants
Non-accountable Expense
 Allowance(2)...........      N/A           $281,250          N/A           $323,438

--------
(1) In connection with the offering, we have agreed to issue warrants to the representatives of the underwriters to purchase a number of units equal to ten percent (10%) of the number of units being offered hereby, excluding over-allotment shares. The representatives' warrants will be exercisable into units during the four-year period beginning on the first anniversary of the effective date of the offering, at an exercise price equal to one hundred twenty percent (120%) of the initial public offering price per unit set forth on the cover page of this prospectus. The representatives' warrants are restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of the offering except to officers and partners of the representatives of the underwriters. See "Description of Capital Stock--Registration Rights." To the extent that the representatives of the underwriters realize any gain from the resale of the shares issuable upon the exercise of such warrants, such gain may be deemed additional underwriting compensation.

(2) We have also agreed to pay the representatives of the underwriters a non-accountable expense allowance equal to 1.5% of the gross proceeds of the offering. In addition, we have agreed to pay up to $54,350 of the underwriters' counsel's fees and expenses for their services to the underwriters in connection with the offering during the period through March 31, 1999.

  The following table sets forth an itemization of all expenses we will pay in connection with the issuance and distribution of the securities being registered. Except for the SEC Registration Fee, the American Stock Exchange Listing Fee and the NASD Fee, the amounts listed below are estimates.

Nature of Expense                                                      Amount
-----------------                                                    ----------
SEC Registration Fee................................................ $   13,116
American Stock Exchange Listing Fee.................................     50,000
NASD Fee............................................................      6,790
Printing and engraving fees.........................................    300,000
Registrant's counsel fees and expenses..............................    500,000
Accounting fees and expenses........................................    200,000
Underwriters' Expenses..............................................    281,250
Blue Sky expenses and NASD counsel fees.............................     56,000
Transfer agent and registrar fees...................................      8,000
Other Offering Expenses.............................................    107,000
Miscellaneous.......................................................     77,844
                                                                     ----------
  TOTAL............................................................. $1,600,000
                                                                     ==========

  Prior to the offering, there has been no public market for our units, shares of common stock or warrants. The initial public offering price of the units and the exercise price and other terms of the warrants underlying the units, as well as the exercise price of the representatives' warrants, were determined through arm's length negotiations between us and the representatives of the underwriters, and do not necessarily bear any relationship to our assets, book value, financial condition, or other established criteria of value. In determining such prices and terms, consideration was given to prevailing market conditions, the prospects for the business and industry in which we compete, an assessment of our management, our capital structure, our past and present operations, and our prospects for future earnings. The initial public offering price of the units and the exercise price of the warrants should not be considered to be indicative of our actual value. There can be no assurance that an active trading market will develop for our units, shares of common stock or warrants or that the aggregate prices at which our units, common stock and warrants will sell in the public market after the offering will be higher than the price at which the units will be sold in the offering.

  In connection with the offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of our units, common stock and/or warrants. Such transactions may include stabilization transactions effected in accordance with Regulation M of the Securities Exchange Act of 1934, pursuant to which such persons may bid for or purchase units, common stock and/or warrants for the purpose of pegging, fixing or maintaining the price of our units, common stock and/or warrants at a level that is higher than the market would dictate in the absence of such transactions.

  The underwriters may also create a short position for the account of the underwriters by selling more units in connection with the offering than they are committed to purchase from the company, and in such case may purchase units, common stock or warrants in the open market following the completion of the offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to 300,000 units, by exercising the over-allotment option described herein.

  In addition, the representatives of the underwriters may also impose a "penalty bid" under contractual arrangements with the underwriters whereby the representatives may reclaim from an underwriter, or dealer participating in the offering, for the account of other underwriters, the selling concession with respect to units that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market.

  In general, any of the transactions described above may result in the maintenance of the price of our units, common stock or warrants at a level above that which might otherwise prevail in the absence of such transactions. We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of our units, common stock or warrants. In addition, we and the underwriters make no representation that the representatives of the underwriters or the underwriters, as the case may be, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Millennium Financial Group, Inc. was organized in June 1996. Since such date, Millennium has been engaged primarily in the institutional brokerage business and has participated as an underwriter or a member of the selling group in seven public offerings. Millennium acted as a co-managing underwriter in four of those offerings and has participated in a total of ten private offerings. The offering contemplated hereby will be the fifth public offering co-managed by Millennium.

  Spencer Trask Securities Incorporated is not participating as an underwriter or member of the selling group in the offering. Fahnestock & Co. Inc. originally acted as lead underwriter in connection with this offering. In April 1999, Fahnestock withdrew from participation in the offering. Paulson Investment Company, Inc. subsequently became lead underwriter. As a result of Fahnestock's earlier involvement, we paid Fahnestock $60,000 to cover its out-of-pocket expenses.

                                 LEGAL MATTERS

  The validity of units offered hereby will be passed upon for us by Pepper Hamilton LLP. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts has acted as counsel for the underwriters in connection with the offering.

                                    EXPERTS

  The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving their reports. Reference is made to their report contained elsewhere in this prospectus on us which contains an explanatory paragraph regarding our ability to continue as a going concern.

  The statements in this prospectus under the captions "Risk Factors -- Our Proprietary Technology is a Crucial Part of Our Business -- We Do Not Have Any Patents on Our Proprietary Technology," "Risk Factors-- Our Proprietary Technology is a Crucial Part of Our Business -- Our Technology May Infringe on the Proprietary Rights of Third Parties" and "Business -- Patents and Proprietary Rights" relating to patent matters have been reviewed and approved by Oppenheimer Wolff & Donnelly LLP, Los Angeles, California, patent counsel to Careside, as experts on such matters, and are included herein in reliance upon that review and approval.

                       WHERE YOU CAN GET MORE INFORMATION

  Our fiscal year ends on December 31. We will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

  We have filed a registration statement on Form S-1 with the SEC. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted. You should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document relating to us, such references are not necessarily complete. You should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov.

                                 CARESIDE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
CARESIDE, INC.:
  Report of Independent Public Accountants.................................  F-2
  Balance Sheets...........................................................  F-3
  Statements of Operations.................................................  F-4
  Statements of Stockholders' Equity (Deficit).............................  F-5
  Statements of Cash Flows.................................................  F-6
  Notes to Financial Statements............................................  F-7
PREDECESSOR BUSINESS:
  Report of Independent Public Accountants................................. F-14
  Statement of Operations.................................................. F-15
  Notes to Statement of Operations......................................... F-16

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Careside, Inc.:

  We have audited the accompanying balance sheets of Careside, Inc. (a Delaware corporation in the development stage) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception (July 10, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998, and the period from inception (July 10, 1996) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Careside, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (July 10, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998, and the period from inception (July 10, 1996) to December 31, 1998, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will require significant funding to continue operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
  January 20, 1999 (except for the
   recapitalization discussed in Note 2,

   as to which the date is June 15, 1999)

                                 CARESIDE, INC.
                         (a development-stage company)

                                 BALANCE SHEETS

                                              December 31,
                                        -------------------------   March 31,
                                           1997          1998         1999
                                        -----------  ------------  -----------
                                                                   (unaudited)
                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............ $ 1,237,149  $  3,926,603  $ 2,051,786
  Prepaid expenses and other...........     226,580       251,698       83,447
                                        -----------  ------------  -----------
    Total current assets...............   1,463,729     4,178,301    2,135,233
PROPERTY AND EQUIPMENT, net............   1,578,727     3,216,959    4,206,992
DEFERRED OFFERING COSTS................         --        498,443      888,828
DEPOSITS...............................      97,767        17,700       17,700
                                        -----------  ------------  -----------
                                        $ 3,140,223  $  7,911,403  $ 7,248,753
                                        ===========  ============  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.... $       --   $    186,998  $ 3,193,671
  Accounts payable.....................     492,985     1,369,889    1,923,874
  Accrued expenses.....................     209,631       160,439      184,648
                                        -----------  ------------  -----------
    Total current liabilities..........     702,616     1,717,326    5,302,193
                                        -----------  ------------  -----------
LONG-TERM DEBT.........................         --      2,044,932      803,092
                                        -----------  ------------  -----------
COMMITMENTS (Note 9)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value,
   5,000,000 shares authorized, none
   issued..............................         --            --           --
  Common stock, $.01 par value,
   50,000,000 shares authorized,
   3,365,400, 5,084,340 and 5,084,340
   shares issued and outstanding.......      33,654        50,843       50,843
  Additional paid-in capital...........  10,372,907    21,003,545   21,003,545
  Deficit accumulated during
   development stage...................  (7,968,954)  (16,905,243) (19,910,920)
                                        -----------  ------------  -----------
    Total stockholders' equity.........   2,437,607     4,149,145    1,143,468
                                        -----------  ------------  -----------
                                        $ 3,140,223  $  7,911,403  $ 7,248,753
                                        ===========  ============  ===========

        The accompanying notes are an integral part of these statements.

                                 CARESIDE, INC.
                         (a development-stage company)

                            STATEMENTS OF OPERATIONS

                        For the Period                                                      For the Period  For the Period
                             From                                                                From            From
                           Inception         For the Year                                      Inception       Inception
                        (July 10, 1996)          Ended             For the Three Months     (July 10, 1996) (July 10, 1996)
                            Through          December 31,             Ended March 31,           Through         Through
                         December 31,   ------------------------  ------------------------   December 31,      March 31,
                             1996          1997         1998         1998         1999           1998            1999
                        --------------- -----------  -----------  -----------  -----------  --------------- ---------------
                                                                        (unaudited)                           (unaudited)
OPERATING EXPENSES:
 Research and
  development.........    $ 1,561,847   $ 5,895,465  $ 8,297,974  $ 1,541,119  $ 2,076,046   $ 15,755,286    $ 17,831,332
 General and
  administrative......         55,515       640,574      850,129      196,595      569,907      1,546,218       2,116,125
                          -----------   -----------  -----------  -----------  -----------   ------------    ------------
 Operating loss.......     (1,617,362)   (6,536,039)  (9,148,103)  (1,737,714)  (2,645,953)   (17,301,504)    (19,947,457)
INTEREST INCOME.......            --        213,585      234,089       17,857       42,054        447,674         489,728
INTEREST EXPENSE......        (20,809)       (8,329)     (22,275)         --      (401,778)       (51,413)       (453,191)
                          -----------   -----------  -----------  -----------  -----------   ------------    ------------
NET LOSS..............    $(1,638,171)  $(6,330,783) $(8,936,289) $(1,719,857) $(3,005,677)  $(16,905,243)   $(19,910,920)
                          ===========   ===========  ===========  ===========  ===========   ============    ============
BASIC NET LOSS PER
 SHARE................    $     (2.25)  $     (2.04) $     (1.93) $     (0.49) $     (0.59)
                          ===========   ===========  ===========  ===========  ===========
SHARES USED IN
 COMPUTING BASIC NET
 LOSS PER SHARE               728,465     3,098,980    4,629,916    3,521,808    5,084,340
                          ===========   ===========  ===========  ===========  ===========


        The accompanying notes are an integral part of these statements.

                                 CARESIDE, INC.
                         (a development-stage company)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                       Deficit
                                                                     Accumulated
                           Common Stock    Additional      Stock        During          Total
                         -----------------   Paid-in    Subscription Development    Stockholders'
                          Shares   Amount    Capital     Receivable     Stage      Equity (Deficit)
                         --------- ------- -----------  ------------ ------------  ----------------
BALANCE, JULY 10, 1996
 (inception)............       --  $   --  $       --     $   --     $        --     $       --
 Shares issued to
  founders and
  management............   659,344   6,593      (6,593)       --              --             --
 Shares issued to
  SmithKline Beecham
  Corporation in
  connection with asset
  purchase..............    34,702     347     571,006        --              --         571,353
 Sale of shares to
  Exigent Partners,
  L.P...................   557,601   5,576      93,419    (98,995)            --             --
 Shares issued to
  investment banker in
  connection with equity
  financing.............    30,173     302        (302)       --              --             --
 Shares issued to
  SmithKline Beecham
  Corporation pursuant
  to antidilution
  agreement.............    30,935     310        (310)       --              --             --
 Net loss...............        --     --          --         --       (1,638,171)    (1,638,171)
                         --------- ------- -----------    -------    ------------    -----------
BALANCE, DECEMBER 31,
 1996................... 1,312,755  13,128     657,220    (98,995)     (1,638,171)    (1,066,818)
 Shares issued in
  connection with
  private placement, net
  of expenses of
  $1,291,772             1,923,090  19,231   8,688,998        --              --       8,708,229
 Shares issued to
  SmithKline Beecham
  Corporation upon
  conversion of note
  payable...............   129,555   1,295   1,026,689        --              --       1,027,984
 Payment of stock
  subscription..........       --      --          --      98,995             --          98,995
 Net loss...............       --      --          --         --       (6,330,783)    (6,330,783)
                         --------- ------- -----------    -------    ------------    -----------
BALANCE, DECEMBER 31,
 1997................... 3,365,400  33,654  10,372,907        --       (7,968,954)     2,437,607
 Shares issued in
  connection with
  private placement, net
  of expenses of
  $1,302,029............ 1,701,225  17,012  10,180,959        --              --      10,197,971
 Shares issued in
  connection with
  exercise of stock
  options...............    17,715     177     119,565        --              --         119,742
 Value of warrants
  issued in connection
  with bridge
  financing.............       --      --      330,114        --              --         330,114
 Net loss...............       --      --          --         --       (8,936,289)    (8,936,289)
                         --------- ------- -----------    -------    ------------    -----------
BALANCE, DECEMBER 31,
 1998 .................. 5,084,340  50,843  21,003,545        --      (16,905,243)     4,149,145
 Net loss (unaudited)...       --      --          --         --       (3,005,677)    (3,005,677)
                         --------- ------- -----------    -------    ------------    -----------
BALANCE, MARCH 31, 1999
 (unaudited)............ 5,084,340 $50,843 $21,003,545    $   --     $(19,910,920)   $ 1,143,468
                         ========= ======= ===========    =======    ============    ===========


        The accompanying notes are an integral part of these statements.

                                 CARESIDE, INC.
                         (a development-stage company)

                            STATEMENTS OF CASH FLOWS

                        For the Period                                                      For the Period  For the Period
                             From                                                                From            From
                           Inception                                                           Inception       Inception
                        (July 10, 1996)   For the Year Ended       For the Three Months     (July 10, 1996) (July 10, 1996)
                            Through          December 31,             Ended March 31,           Through         Through
                         December 31,   ------------------------  ------------------------   December 31,      March 31,
                             1996          1997         1998         1998         1999           1998            1999
                        --------------- -----------  -----------  -----------  -----------  --------------- ---------------
                                                                        (unaudited)                           (unaudited)
OPERATING ACTIVITIES:
 Net loss.............    $(1,638,171)  $(6,330,783) $(8,936,289) $(1,719,857) $(3,005,677)  $(16,905,243)   $(19,910,920)
 Adjustments to
  reconcile net loss
  to net cash used in
  operating
  activities--
 Depreciation.........         12,275       145,858      367,231       43,965      234,761        525,364         760,125
 Imputed interest on
  note payable........            --          8,329          --           --           --           8,329           8,329
 Amortization of debt
  discount............            --            --        20,960          --       309,154         20,960         330,114
 Changes in assets and
  liabilities--
 Decrease (increase)
  in prepaid expenses
  and other...........        (15,840)     (210,740)     (25,118)      12,164      168,251       (251,698)        (83,447)
 Decrease (increase)
  in deposits.........       (102,700)       19,933       80,067         (968)         --          (2,700)         (2,700)
 Increase in accounts
  payable.............        284,079       208,906      876,904      327,583      553,985      1,369,889       1,923,874
 Increase (decrease)
  in accrued
  expenses............        575,301      (346,014)     (49,192)    (110,483)      24,209        180,095         204,304
                          -----------   -----------  -----------  -----------  -----------   ------------    ------------
  Net cash used in
   operating
   activities.........       (885,056)   (6,504,511)  (7,665,437)  (1,447,596)  (1,715,317)   (15,055,004)    (16,770,321)
                          -----------   -----------  -----------  -----------  -----------   ------------    ------------
INVESTING ACTIVITIES:
 Purchases of property
  and equipment.......       (344,733)     (888,510)  (2,005,463)    (299,976)  (1,224,794)    (3,238,706)     (4,463,500)
                          -----------   -----------  -----------  -----------  -----------   ------------    ------------
FINANCING ACTIVITIES:
 Net borrowings
  (repayments) on line
  of credit...........        400,000      (400,000)         --           --           --             --              --
 Proceeds from the
  issuance of notes...      1,000,000           --     2,541,084          --     1,500,000      3,541,084       5,041,084
 Deferred offering
  costs...............       (191,906)          --      (498,443)         --      (390,385)      (690,349)     (1,080,734)
 Proceeds from the
  issuance of Common
  stock...............            --      8,900,134   10,317,713    7,159,321          --      19,217,847      19,217,847
 Payments on note
  payable.............            --            --           --           --       (44,321)           --         (44,,321)
 Payment of stock
  subscription........            --         98,995          --           --           --          98,995          98,995
 Cash received from
  SmithKline Beecham
  Corporation in
  connection with
  asset purchase......         52,736           --           --           --           --          52,736          52,736
                          -----------   -----------  -----------  -----------  -----------   ------------    ------------
  Net cash provided by
   financing
   activities.........      1,260,830     8,599,129   12,360,354    7,159,321    1,065,294     22,220,313      23,285,607
                          -----------   -----------  -----------  -----------  -----------   ------------    ------------
NET INCREASE
 (DECREASE) IN CASH
 AND CASH
 EQUIVALENTS..........         31,041     1,206,108    2,689,454    5,411,749   (1,874,817)     3,926,603       2,051,786
CASH AND CASH
 EQUIVALENTS,
 BEGINNING OF PERIOD..            --         31,041    1,237,149    1,237,149    3,926,603            --              --
                          -----------   -----------  -----------  -----------  -----------   ------------    ------------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD...............    $    31,041   $ 1,237,149  $ 3,926,603  $ 6,648,898  $ 2,051,786   $  3,926,603    $  2,051,786
                          ===========   ===========  ===========  ===========  ===========   ============    ============

        The accompanying notes are an integral part of these statements.

                                 CARESIDE, INC.
                         (a development-stage company)

                         NOTES TO FINANCIAL STATEMENTS

1. CARESIDE:

Background

  Careside, Inc., formerly Exigent Diagnostics, Inc., is focused on designing products intended to perform routine diagnostic blood tests in doctors' offices, hospital rooms, patient homes or anywhere a patient is receiving medical attention. Careside's first product in development is a compact portable device with related disposables that performs chemistry, electrochemistry, immunochemistry and coagulation testing.

Development-Stage Risks and Liquidity

  Careside was incorporated in July 1996 to acquire an ongoing, point-of-care ("POC") testing, development-stage product from SmithKline Beecham Corporation and its affiliates ("SmithKline") and to complete the development of and to manufacture, market and distribute POC diagnostic products. Since its inception, Careside has generated no revenues and incurred significant losses. Careside anticipates incurring additional losses over at least the next several years, and such losses are expected to increase as Careside expands its research and development activities. Substantial financing will be needed by Careside to fund its operations and to commercially develop its products. The ability of Careside to commercialize its products will depend on, among other things, the relative cost to the customer of Careside's products compared to alternative products, its ability to obtain necessary regulatory approvals and to manufacture the products in accordance with Good Manufacturing Practices, and its ability to market and distribute its products. There can be no assurance that Careside's research and development efforts will be successful or that any products developed by Careside will receive regulatory clearance or be profitable in the marketplace.

  The accompanying financial statements have been prepared in conformity with principles of accounting applicable to a going concern. These principles contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, Careside incurred a net loss of $8,936,289 and used cash for operating activities of $7,665,437 for the year ended December 31, 1998. Management believes that Careside's existing sources of liquidity together with the proceeds to be received from its initial public offering (the "Offering") contemplated in this prospectus will be sufficient to fund its planned operations into 2000. There can be no assurance that the Offering will be successful.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interim Financial Statements

  The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results expected for the entire year.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

  Careside considers all highly liquid investments consisting of purchases with an original maturity of three months or less to be cash equivalents.

Property and Equipment

  Property and equipment are stated at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the lease term. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets or the lease term, whichever is shorter. Careside uses lives of three to five years for research and manufacturing equipment and five to seven years for office equipment.

Fair Value of Financial Instruments

  Cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses are reflected in the accompanying financial statements at fair value due to the short-term nature of those instruments. The carrying amount of long-term debt approximates fair value on the balance sheet dates.

Research and Development

  Research and development costs are charged to expense as incurred.

Income Taxes

  Careside follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates that are expected to be in effect when the differences reverse.

Accounting for Stock-Based Compensation

  Careside applies Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock options. Careside follows the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits pro forma disclosure of the net loss using a fair value-based method of accounting for employee stock option plans (see Note 8).

Net Loss Per Common Share

  Careside has presented net loss per share pursuant to SFAS No. 128, "Earnings per Share," and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Net loss per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period.

  Basic loss per share was computed by dividing net loss applicable to common shareholders by the weighted average number of shares of Common stock outstanding during the period. Dilutive loss per share has not been presented, since the impact on loss per share using the treasury stock method is anti-dilutive due to Careside's losses.

Recapitalization

  In February 1999, Careside's stockholders approved a 1-for-5.2 reverse stock split of Careside's Common stock to be effective upon consummation of the offering. All references in the accompanying financial statements to the number of shares and per share amounts have been retroactively restated to reflect the reverse stock split.

Recently Issued Pronouncements

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income separately from retained earnings and additional paid-in capital in the stockholders' equity section of the balance sheet. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 130 will not have a material adverse effect on Careside's financial statements.

  In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management is currently evaluating the need to make additional disclosures under SFAS No. 131. However, this statement will not have any effect on Careside's reported financial position or results of operations.

3. PROPERTY AND EQUIPMENT:

                                               December 31,
                                           ----------------------  March 31,
                                              1997        1998        1999
                                           ----------  ----------  ----------
    Laboratory equipment.................. $1,280,663  $3,264,286  $4,475,181
    Leasehold improvements................    371,239     371,239     371,239
    Computer and office equipment.........     84,958     106,798     120,697
                                           ----------  ----------  ----------
                                            1,736,860   3,742,323   4,967,117
    Less-Accumulated depreciation and
     amortization.........................   (158,133)   (525,364)   (760,125)
                                           ----------  ----------  ----------
                                           $1,578,727  $3,216,959  $4,206,992
                                           ==========  ==========  ==========

  Depreciation and amortization expense for the period from inception (July 10, 1996) through December 31, 1996, the years ended 1997 and 1998, the three months ended March 31, 1998 and 1999, the period from inception (July 10, 1996) through December 31, 1998 and the period from inception (July 10, 1996) through March 31, 1999 was $12,275, $145,858, $367,231, $43,965, $234,761, $525,364 and
$760,125, respectively.

4. INCOME TAXES:

  At December 31, 1998, Careside had net operating loss carryforwards for federal income tax purposes of approximately $2,148,000. In addition, Careside has federal research and development credit carryforwards of approximately $225,000. The net operating loss and credit carryforwards begin to expire in 2011 and are subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event of significant changes in ownership interest.

  The approximate income tax effect of each type of temporary difference and carryforward is as follows:

                                                             December 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
Net operating loss carryforwards........................ $  233,188  $  730,438
Research and development credit carryforwards...........    128,623     224,775
Capitalized research and development....................  2,219,926   4,395,926
Start-up costs..........................................    185,906     419,936
Nondeductible accruals..................................      8,779       6,663
Nondeductible depreciation and amortization.............     53,765     178,623
Valuation allowance..................................... (2,830,187) (5,956,361)
                                                         ----------  ----------
                                                         $      --   $      --
                                                         ==========  ==========

  Due to the uncertainty surrounding the realization of the deferred tax asset, Careside has provided a full valuation allowance against this asset.

5. COMMON STOCK PRIVATE PLACEMENTS:

  In March 1997, Careside completed a private placement (the "1997 Private Placement") of 1,923,090 shares of its Common stock at $5.20 per share. The 1997 Private Placement raised approximately $8,800,000, net of the placement agent's commission and offering costs. In connection with the 1997 Private Placement, the placement agent and its affiliates received warrants to purchase 384,615 shares of Careside's Common stock at $5.20 per share. These warrants are currently exercisable and expire on the later of seven years from the date of issuance or three years from the closing the Offering.

  In June 1998, Careside completed a private placement (the "1998 Private Placement") of 1,701,225 shares of its Common stock at $6.76 per share, which generated net proceeds of approximately $10,200,000. In connection with the 1998 Private Placement, the placement agent and its affiliates received warrants to purchase 340,237 shares of Careside's Common stock at $6.76 per share. These warrants are currently exercisable and expire on the later of seven years from the date of issuance or three years from the closing of the Offering. In connection with providing financial consulting services for the 1998 Private Placement, Careside granted an option to purchase 1,154 shares of Common stock at $.05 per share to an entity owned by a director of Careside.

6. TRANSACTIONS WITH SMITHKLINE:

  On November 7, 1996, Careside and SmithKline entered into an Asset Purchase Agreement (the "Agreement") under which Careside acquired certain assets and intangible property related to SmithKline's POC business in exchange for a 5% equity interest in Careside. In connection with the Agreement, SmithKline loaned Careside $1,000,000, which was converted into an additional 2% equity interest in Careside upon the closing of the 1997 Private Placement (see Note
5). The Agreement provided for certain antidilution protection, which required Careside to issue additional shares of Common stock to SmithKline such that it maintained its 7% ownership interest, until a defined equity financing was completed. Upon the closing of the 1997 Private Placement, the antidilution protection lapsed and SmithKline owned 195,192 shares, representing 5.8% of the then outstanding Common stock. The tangible property received in connection with the Agreement was as follows:

       Cash........................................................... $ 52,736
       Property and equipment.........................................  503,617
       Deposit........................................................   15,000
                                                                       --------
                                                                       $571,353
                                                                       ========

  In December 1998, Careside entered into an agreement with an affiliate of SmithKline for up to $3,000,000 of bridge financing (see Note 7).

7. DEBT:

                                                               December 31,
                                                            ------------------
                                                             1997      1998
                                                            ------- ----------
   Note payable, interest at 8%, $1,500,000 due on January
    31, 2000,
    net of unamortized discount of $309,154................ $   --  $1,190,846
   Equipment loan due to finance company, interest at 14%,
    due in 47
    remaining monthly installments of principal and
    interest
    of $26,836, with a final payment of $133,489 in
    December 2002..........................................     --   1,041,084
                                                            ------- ----------
                                                                     2,231,930
   Less--Current portion...................................     --    (186,998)
                                                            ------- ----------
   Long-term debt.......................................... $   --  $2,044,932
                                                            ======= ==========

  In connection with the Agreement (see Note 6), Careside borrowed $1,000,000 from SmithKline. In connection with closing the 1997 Private Placement (see
Note 5), 129,555 shares of Common stock were issued to SmithKline upon the conversion of the $1,000,000 note plus accrued interest of $27,985.

  In December 1996, Careside established a $1,000,000 line of credit facility with a bank collateralized by a standby letter of credit guaranteed by Exigent Partners, L.P. ("Exigent Partners"), whose partners are the founders of Careside and an affiliate of the private placement agent. In consideration for the establishment of the standby letter of credit, Exigent Partners was issued 557,601 shares of Common stock at $0.18 per share. The balance outstanding under the line at December 31, 1996 was $400,000, with interest at 9.25% per year. The line was repaid in connection with the 1997 Private Placement.

  In December 1998, Careside entered into a $2,500,000 facility with an equipment lease financing company. Borrowings under the facility will be evidenced as separate loans and will be secured by specific equipment assets. Each equipment loan will have a 48-month term and bears interest at approximately 14% per year, adjusted for an index rate based on 48-month U.S. Treasury Notes at the time of borrowing.

  In December 1998, Careside entered into an agreement with an affiliate of SmithKline for up to $3,000,000 of bridge financing, of which $1,500,000 was drawn on December 28, 1998. The remaining $1,500,000 may be drawn, at Careside's option, prior to January 31, 1999. The outstanding principal under the bridge financing matures upon the earliest of the completion of the Offering, a private equity financing of at least $8,000,000 or January 31, 2000. Careside issued a warrant (the "Bridge Warrant") in connection with the bridge financing. The Bridge Warrant is exercisable into that number of shares of Common stock which is equal to $750,000 divided by 85% of the Offering price per share. The Bridge Warrant has an exercise price equal to 85% of the Offering price. If the Offering does not occur, the Bridge Warrant is exercisable into 103,022 shares of Common stock at an exercise price of $7.28 per share. If the outstanding principal under the bridge financing is not repaid by June 30, 1999, the Bridge Warrant becomes exercisable for twice as many shares of Common stock. The Bridge Warrant becomes exercisable on the earlier of December 1999 or six months after the completion of the Offering and expires on the earlier of December 2005 or four years after the completion of the Offering. Using the Black-Scholes model, the estimated fair value of the Bridge Warrant was calculated at $330,114 and was recorded as a reduction in the carrying amount of the bridge note, with a corresponding increase in stockholders' equity. The discount on the bridge note is being amortized over the estimated term of the note as additional interest expense.

  Future maturities of debt at December 31, 1998 are as follows:

       1999......................................................... $  186,998
       2000.........................................................  1,715,141
       2001.........................................................    247,520
       2002.........................................................    391,425
                                                                     ----------
                                                                      2,541,084
       Less--Unamortized discount...................................   (309,154)
                                                                     ----------
                                                                     $2,231,930
                                                                     ==========

  Careside borrowed the remaining $1,500,000 under the Bridge Financing in January 1999.

8. STOCK OPTIONS AND WARRANTS:

Stock Options

  Careside has adopted the 1996 Incentive and Non-Qualified Stock Option Plan and the 1996 Key Executive Stock Option Plan (together, the "Plans"), which provide for the granting of options to purchase up to 576,923 shares of Common stock to directors, officers, consultants and employees of Careside. The number of options to be granted and the option prices are determined by the Board of Directors in accordance with the terms of the Plans. Each option expires on such date as the Board of Directors may determine.

  For purposes of SFAS No. 123 disclosure requirements, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions for options granted during 1997 and 1998: weighted average risk-free interest rate of 6.41% and 5.56%; expected weighted average life of 6.7 and 7.0 years; dividend yield of zero; and volatility of zero. The weighted average fair value of each option granted during 1997 and 1998 was $1.72 and $2.20, respectively. Had the compensation cost of these options been recorded for the year ended December 31, 1997 and 1998, the Company's net loss would have increased by approximately $28,000 and $316,000, respectively.

  Information with respect to options under the Plans is as follows:

                                           Options Outstanding
                                      ------------------------------
                           Available             Price    Aggregate
                           for Grant  Shares   Per Share    Price
                           ---------  -------  ---------- ----------
Balance, inception (July
 10, 1996)................      --        --   $      --  $      --
  Authorized..............  576,923       --          --         --
                           --------   -------  ---------- ----------
Balance, December 31,
 1996.....................  576,923       --          --         --
  Granted................. (317,163)  317,163   .05--7.44  1,741,122
                           --------   -------  ---------- ----------
Balance, December 31,
 1997.....................  259,760   317,163   .05--7.44  1,741,122
  Granted................. (111,950)  111,950  6.76--7.28    762,782
  Cancelled...............      673      (673)       5.20     (3,500)
  Exercised...............      --    (17,715)       6.76   (119,753)
                           --------   -------  ---------- ----------
Balance, December 31,
 1998.....................  148,483   410,725   .05--7.28  2,380,651
  Granted.................   (1,202)    1,202        8.00      9,616
  Cancelled...............      339      (339)       6.76     (2,292)
                           --------   -------  ---------- ----------
Balance, March 31, 1999...  147,620   411,588  $.05--8.00 $2,387,975
                           ========   =======  ========== ==========

  As of March 31, 1999, 198,343 options were exercisable at prices ranging from $.05 to $7.28 per share, with a weighted average exercise price of $5.70 per share. At March 31, 1999, the aggregate exercise price of these options was $1,129,802.

Stock Warrants

  The following table summarizes outstanding warrants at March 31, 1999:

     Type of             Outstanding                 Exercise
     Warrants             Warrants                    Price                   Issuance Date
     --------            -----------                 --------                 -------------
   Common stock            384,615                    $5.20                   February 1997
   Common stock            340,237                    $6.76                   April 1998
                           -------
                           724,852
                           =======

  The warrants issued in March 1997 and June 1998 are currently exercisable and expire on the later of seven years from the date of issuance or three years from the closing of the Offering. In addition to the above warrants, the Company issued a Bridge Warrant in connection with the issuance of debt (See
Note 7). The Bridge Warrant becomes exercisable on the earlier of December 1999 or six months after the completion of the Offering and expires on the earlier of December 2005 or four years after the completion of the Offering.

9. COMMITMENTS:

Leases

  Careside leases an office and laboratory facility under a noncancelable operating lease. Rent expense for the period from inception (July 10, 1996) through December 31, 1996, the years ended 1997 and 1998, the three months ended March 31, 1998 and 1999, the period from inception (July 10, 1996) through December 31, 1998 and the period from inception (July 10, 1996) through March 31, 1999 was $26,126, $156,756, $156,756, $39,189, $39,189, $339,638 and
$378,827, respectively. Future minimum rental payments under these leases at December 31, 1998 are as follows:

       1999............................................................  167,440
       2000............................................................  177,040
       2001............................................................  152,200
                                                                        --------
                                                                        $496,680
                                                                        ========

Collaborative Arrangements

  Careside has utilized strategic partners with specific design expertise and state-of-the-art technology in order to develop the Careside system rapidly and on a cost-effective basis. Careside has agreements with (i) Fuji Photo Film Co., Ltd. for the supply of its dry film based chemistry reagents,(ii) International Technidyne Corporation for the joint development of coagulation reagents, (iii) UMM Electronics, Inc. to design and manufacture the CareSide Analyzer and (iv) Advanced Medical Information Technologies, Inc. to develop software to link the Careside system and other medical devices, including the hematology device. In addition, Careside contracted with Hauser, Inc. for the design of the Careside system and with Battelle Memorial Institute for the design of the system's disposable test cartridges and their automated assembly manufacturing system. Careside's agreements with its strategic partners do not obligate Careside to any minimum purchase commitments.

Employment Agreements

  Careside has entered into three-year renewable employment agreements with three of its executive officers that provide for aggregate annual compensation of approximately $539,000.

10.RETIREMENT PLAN:

  Careside maintains a 401(k) profit sharing plan on behalf of its employees. Participation in the plan is voluntary and eligible employees, as defined, may contribute up to 15% of their compensation to the plan. Careside matches 50% of the employee's contribution up to 4% of an employee's compensation. Careside's contributions were zero, $32,315, $34,657, $9,490, $13,849, $66,972 and $80,821 for the period from inception (July 10, 1996) through December 31, 1996, the years ended 1997 and 1998, the three months ended March 31, 1998 and 1999, the period from inception (July 10, 1996) through December 31, 1998 and the period from inception (July 10, 1996) through March 31, 1999, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Careside, Inc:

  We have audited the accompanying statement of operations for the ten months ended October 31, 1996 of the Predecessor Business (see Note 1). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The statement of operations has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-1 filing of Careside, Inc.) as described in Note 1 and is not intended to be a complete presentation of the financial results of the Predecessor Business.

  In our opinion, the statement of operations referred to above presents fairly, in all material respects, the results of operations of the Predecessor Business for the ten months ended October 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
  October 16, 1998

                         PREDECESSOR BUSINESS (NOTE 1)

                            STATEMENT OF OPERATIONS

                                                                   Ten Months
                                                                      Ended
                                                                   October 31,
                                                                      1996
                                                                   -----------
OPERATING EXPENSES:
  Research and development........................................ $ 3,054,503
  General and administrative......................................     224,399
                                                                   -----------
NET LOSS.......................................................... $(3,278,902)
                                                                   ===========



         The accompanying notes are an integral part of this statement.

                              PREDECESSOR BUSINESS

                        NOTES TO STATEMENT OF OPERATIONS

1.  BASIS OF PRESENTATION:

  Careside, Inc. was incorporated in Delaware on July 12, 1996, and had no operations until the purchase of certain assets from SmithKline Beecham Corporation ("SmithKline") on November 7, 1996. The assets were acquired in exchange for an equity interest in Careside. The assets acquired are referred to as the "Predecessor Business." In connection with Careside's initial public offering as contemplated in this Prospectus, the accompanying financial statement has been prepared to comply with the rules and regulations of the Securities and Exchange Commission.

  The statement of operations represents the research and development and related general and administrative expenses incurred by the Predecessor Business in connection with the technology and know-how acquired by Careside. The development of the technology related to the Predecessor Business commenced in 1994.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Research and Development

  Research and development costs are charged to expense as incurred.

Transactions with SmithKline

  For the ten months ended October 31, 1996, SmithKline allocated corporate overhead to the Predecessor Business of $55,118 for employee benefits and other corporate services. These allocations were based on actual payroll expense incurred by the Predecessor Business and the estimated cost of services provided by SmithKline. Management believes the method of allocation of such expenses is reasonable and that the Predecessor Business would not have incurred any other material costs if it had operated on a stand alone basis. In addition, SmithKline funded approximately $7,450,000 of operating losses and capital expenditures since the commencement of the Predecessor Business for which no interest charge has been reflected in the statement of operations.

Cash Flow Information

  For the ten months ended October 31, 1996, cash used in operations was $3,233,423 and purchases of property and equipment were $242,507.

                              [Inside Back Cover]

                        ROUTINE BLOOD ANALYSIS PROCEDURE

             THE TRADITIONAL WAY                 [Careside Logo] THE CARESIDE SOLUTION
[Drawings of         At hospital or            1. [Photos of       Draw blood. Place a
Traditional      1   commercial lab,           Cartridge and Blood few drops of whole
Blood Testing        caregiver or              Test]               blood into the
Procedures]          phlebotomist draws blood                      cartridge sample well.
                     sample.
                     Technicians properly
                 2   package and store blood
                     sample for transport.
                     Hospitals hand-carry      2. [Photos of       Using the touch-screen
                     multiple samples to the   CareSide Analyzer   or keyboard, input
                 3   clinical lab. Commercial  and Test Menu]      demographic
                     laboratories receive                          information and select
                     samples via ground                            tests to be performed.
                     and/or air courier.                           Insert appropriate
                                                                   cartridges and press
                                                                   start.
                 4   Lab technicians receive
                     and log the samples.
                 5   Samples are then          3. [Photos of Test  10 to 15 minutes
                     separated for different   Results and Test    later, CareSide
                     testing stations.         Analysis]           Analyzer(TM) provides
                                                                   test results via print
                                                                   card, screen and/or
                                                                   electronic data
                                                                   transfer. Caregiver
                                                                   can immediately review
                                                                   data with patient.
                     Technicians centrifuge
                 6   the samples to separate
                     whole blood into serum
                     and plasma.
                     Skilled technologists
                 7   prepare various large,
                     high-volume analyzers
                     for batch processing and
                     run the tests.
                     Skilled technologists     CareSide Analyzer(TM): 10 to 15 Minutes
                 8   review results to assure
                     that they pass quality    Hospital lab: Typically 4 to 6 Hours
                     control checks.
                                               Commercial lab: Typically 24 Hours
                     Data is transferred to
                 9   laboratory information
                     systems and into QA/QC
                     records.
                 10  Data is disseminated to
                     the caregivers.
                     Caregiver reviews the
                 11  data and reconciles it
                     with patient charts.
                     Caregiver calls patient
                 12  to report results and to
                     order additional therapy
                     or schedule follow-up
                     visit if required.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any units in any jurisdiction where it is unlawful. The
information in this prospectus is current as of        , 1999.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  14
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  24
Management...............................................................  44
Principal Stockholders...................................................  52
Certain Transactions.....................................................  53
Description of Capital Stock.............................................  56
Shares Eligible for Future Sale..........................................  63
Underwriting.............................................................  65
Legal Matters............................................................  67
Experts..................................................................  68
Where You Can Get More Information.......................................  68
Index to Financial Statements............................................ F-1

                               ----------------

  Until     , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              [LOGO OF CARESIDE]



                                2,000,000 Units

   Each Unit Consists of One Share of Common Stock and One Redeemable Common
                            Stock Purchase Warrant

                               ----------------

                                  PROSPECTUS

                               ----------------

                       Paulson Investment Company, Inc.
                       Millennium Financial Group, Inc.
                      marion bass securities corporation


                                       , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

   Nature of Expense                                                  Amount
   -----------------                                                ----------
   SEC Registration Fee............................................ $   13,116*
   American Stock Exchange Listing Fee.............................     50,000
   NASD Fee........................................................      6,790*
   Printing and engraving fees.....................................    300,000
   Registrant's counsel fees and expenses..........................    500,000
   Accounting fees and expenses....................................    200,000
   Underwriters' Expenses..........................................    281,250
   Blue Sky expenses and counsel fees..............................     56,000
   Transfer agent and registrar fees...............................      8,000
   Other Offering Expenses.........................................    107,000
   Miscellaneous...................................................     77,847
                                                                    ----------
     TOTAL......................................................... $1,600,000
                                                                    ==========

----------------
* Previously paid by us.

Item 14. Indemnification of Directors and Officers.

  Our Amended and Restated Certificate of Incorporation (the "Charter") provides that we shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("DGCL"), as amended from time to time, to each person who is or was one of our directors or officers and the heirs, executors and administrators of such a person. Any expenses, including attorneys' fees, incurred by a person who is or was one of our directors or officers, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by us; provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer, and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan, shall be made only upon delivery to us of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses. Notwithstanding the aforementioned indemnification provisions, we may, at the discretion of our Chief Executive Officer, enter into indemnification agreements with directors or officers.

  Section 145 of the DGCL provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such director or officer or former director or officer is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his or her conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

  The Charter, which will be filed prior to the completion of our initial public offering of securities, contains a provision to limit the personal liability of our directors to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended. In addition, the Amended and Restated By-Laws, which will become effective prior to the completion of the offering of securities, provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by us or in our right, by reason of the fact that he is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. See Exhibit 3.1c, "Form of Amended and Restated Certificate of Incorporation of Careside, Inc."

  As permitted by the DGCL, the Charter, which will be filed prior to the completion of the offering, provides that, subject to certain limited exceptions, none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for the unlawful payment of dividends on or redemption or repurchase of our capital stock or (4) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to limit our ability and our stockholders' ability through stockholder derivative suits on our behalf, to recover monetary damages against a director for the breach of certain fiduciary duties as a director, including breaches resulting from grossly negligent conduct. In addition, the Charter and Amended and Restated By-Laws provide that we shall, to the fullest extent permitted by the DGCL, indemnify all of our directors and officers and that we may, to the extent permitted by the DGCL, indemnify our employees and agents.

  We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

  Since our formation in July 1996, we have issued the following securities, giving retroactive effect to a 1-for-5.2 reverse stock split to be effected in connection with the offering described in the prospectus, without registration under the Securities Act:

  1. In July 1996 and October 1996, we issued an aggregate of 659,344 shares of common stock to our founder group for no consideration.

  2. In November 1996, pursuant to an asset purchase agreement, SmithKline Beecham Diagnostics Systems Co. and SmithKline Beecham Clinical Laboratories, Inc. sold us certain fixed and intangible assets used in connection with our point-of-care development program. As consideration for the purchase of the assets, we issued to SBDS 34,702 shares of common stock, representing 5% of our total common stock outstanding at that time.

  3. In December 1996, in connection with the establishment of a $1.0 million working capital facility, we issued Exigent Partners, L.P. 557,601 shares of common stock for an aggregate purchase price of $98,995. In the same month, we issued (1) 30,935 shares of common stock to SmithKline Beecham Corporation pursuant to certain anti-dilution protections granted to SmithKline Beecham Corporation in connection with a credit facility and asset transfer and (2) 30,173 shares of common stock to Philip B. Smith for the investment banking services he provided in connection with our equity financing.

  4. In January 1997, our credit facility from SmithKline Beecham
     Corporation, pursuant to its terms, was converted into 129,555 shares of common stock, representing 2% of our total common stock outstanding at that time.

  5. In March 1997, we completed a private placement of securities through Spencer Trask Securities Incorporated which resulted in our issuance of 1,923,090 shares of common stock at $5.20 per share to 203 investors who were deemed to be accredited investors under Rule 501(a) of Regulation D of the Securities Act of 1933 based upon representations made to us by such investors. In connection with the private placement in February 1997, we issued warrants to Spencer Trask Securities Incorporated to purchase 384,615 shares of common stock at an exercise price of $5.20 per share as partial consideration for its services in the private placement. These warrants expire three (3) years after closing of the offering. Of the proceeds of this private placement, which totalled in the aggregate approximately $10 million, we received approximately $9 million with the remainder paid as a commission to Spencer Trask for its services in the private placement.

  6. In February 1997, we granted stock options to purchase an aggregate of 256,368 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan and 1996 Key Executive Stock Option Plan (collectively, the "1996 Stock Option Plans") to ten employees and directors. The weighted average per share exercise price of these stock options is $5.29.

  7. In May 1997, we granted stock options to purchase 192 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to one employee. The per share exercise price of these stock options is $5.20.

  8. In June 1997, we granted stock options to purchase an aggregate of 31,731 shares of common stock under our 1996 Stock Option Plans to an individual who was both one of our employees. The per share exercise price of these stock options is $6.76.

  9. In August 1997, we granted Cedar Capital Investors, options to purchase 1,154 shares of common stock at an exercise price of $.052 per share. These options remain exercisable until August 8, 2007. These options were granted to Cedar Capital Investors in consideration for providing certain financial consulting services to us in connection with a private placement of securities in 1998.

  10. In December 1997, we granted stock options to purchase an aggregate of 27,718 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to 20 employees. The weighted average per share exercise price of these stock options is $6.09.

  11. In January 1998, we granted stock options to purchase an aggregate of 1,923 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to one employee. The per share exercise price of these stock options is $6.76.

  12. In February 1998, we granted stock options to purchase an aggregate of 13,700 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to one employee and five non-employee directors. The per share exercise price of these stock options is $6.76.

  13. In May 1998, we granted stock options to purchase an aggregate of 17,715 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to 18 employees which were immediately exercised. The per share exercise price of these stock options was $6.76 per share.

  14. In June 1998, we completed a second private placement of securities through Spencer Trask Securities Incorporated which resulted in our issuance of 1,701,225 shares of common stock at $6.76 per share to 311 investors, of whom 101 invested in the 1997 private placement of securities, who were deemed to be accredited investors under Rule 501(a) of Regulation D of the Securities Act of 1933 based upon certain representations made to us by such investors. In connection with the private placement in 1998, we issued warrants to Spencer Trask Securities Incorporated to purchase 340,237 shares of common stock at an exercise price of $6.76 per share as partial consideration for our services in these private placements. These warrants expire three years from the date of closing of the offering. Of the proceeds of this private placement, which totalled in the aggregate approximately $11.5 million, we received approximately $10 million with the remainder paid as a commission to Spencer Trask Securities Incorporated for its services in the private placement.

  15. In July 1998, we granted stock options to purchase an aggregate of 67,074 shares of common stock under our 1996 Stock Option Plans to 29 employees two of whom are directors. The per share exercise price of these stock options is $6.76.

  16. In November 1998, we granted stock options to purchase an aggregate of 11,538 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to six employees two of whom are directors. The per share exercise price of these stock options is $7.28.

  17. In December 1998, we entered into a bridge loan agreement with S.R. One, Limited for a $3.0 million loan at 8% per annum interest. Draw down of $1.5 million on this loan occurred on December 28, 1998 with the remaining $1.5 million drawn down in January 1999. Prior to the modification described in item 19 below, the bridge loan matured on the date of completion of the offering or January 31, 2000, whichever occurred sooner. We issued a warrant to S.R. One, Limited which, prior to the modification described in Item 19 below, had an exercise price based upon the initial public offering price of our common stock, less a 15% discount, as partial consideration for providing the bridge loan. The warrant is not exercisable until at least six months after completion of the offering.

  18. In January 1999, we granted stock options to purchase an aggregate of 1,202 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to one employee. The per share exercise price of these stock options is $8.00.

  19. In April 1999, we entered into a commitment letter with S.R. One, Limited pursuant to which S.R. One agreed to convert $1 million of our $3 million bridge loan, together with accrued interest at the rate of 8% on $1 million, upon consummation of the offering, into shares of Series A Convertible Preferred Stock. The remaining $2 million of the bridge loan matures in December 1999. The annual interest rate on the remaining $2 million will increase to 10% on July 1, 1999. If the remainder of the bridge loan is not repaid by December 1, 1999, S.R. One will have the option to convert all or any portion of the remaining loan, plus accrued interest thereon, into shares of Series A Convertible Preferred Stock on the same basis as the Series A Convertible Preferred Stock that is issued to S.R. One as part of the $1 million conversion at the completion of the offering. As part of the conversion, the bridge warrant issued to S.R. One in the bridge financing was modified such that it will entitle S.R. One to purchase that number of shares of common stock which is equal to $1,500,000 divided by 85% of the initial public offering price of a unit.

  20. In June 1999, we granted stock options to purchase an aggregate of 10,815 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to five non-employee directors. The per share exercise price of these stock options is $7.50.

  We believe that the transactions described in paragraphs 1 through 19 above were exempt from registration under Section 3(b), 4(2) or 3(a)(9) of the Securities Act because the subject securities were either (1) issued pursuant to a compensatory benefit plan pursuant to Rule 701 under the Securities Act,
(2) issued to a limited group of persons, each of whom was believed to have been a sophisticated investor or to have had a preexisting business or personal relationship with us or our management and to have been purchasing for investment without a view to further distribution or (3) exchanged by us with our existing security holders exclusively where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

 Exhibit No.                            Description
 -----------                            -----------
 1.1         Form of Underwriting Agreement
 3.1a*       Amended and Restated Certificate of Incorporation of Careside,
             Inc.
 3.1b*       Form of Certificate of Amendment of Certificate of Incorporation
             of Careside, Inc. (to be filed immediately prior to completion of the offering)

 Exhibit No.                             Description
 -----------                             -----------
 3.1c*       Form of Amended and Restated Certificate of Incorporation of
             Careside, Inc. (to be filed immediately prior to the completion of the offering)
 3.1d*       Form of Certificate of Designations of Series A Convertible
             Preferred Stock (to be filed immediately prior to completion of the offering)
 3.2a*       Bylaws of Careside, Inc.
 3.2b*       Form of Amended and Restated Bylaws of Careside, Inc. (effective upon completion of the offering)
 4.1*        Specimen Stock Certificate
 4.2a        Form of Warrant Certificate
 4.2b*       Form of Unit Certificate
 4.2*        Placement Agent Warrant Agreement dated as of January 31, 1997 by and between Careside, Inc. and Spencer Trask Securities
             Incorporated (including Form of Warrant)
 4.3*        Placement Agent Warrant Agreement dated as of March 6, 1998 by and between Careside, Inc. and Spencer Trask Securities Incorporated
             (including Form of Warrant)
 4.4*        Securities Purchase Agreement dated as of December 17, 1998 by and between S.R. One, Limited and Careside, Inc. (including Form of
             Note) (as amended)
 4.5*        Warrant Issued to S.R. One, Limited on December 17, 1998
 4.6         Form of Warrant Agreement to be dated as of the closing date of the offering, by and between Careside, Inc. and Paulson Investment
             Company, Inc.
 4.7         Form of Warrant Agreement to be dated as of the closing date of the offering, by and between Careside, Inc. and American Stock
             Transfer & Trust Company, as Warrant Agent
 4.8*        Form of Warrant to be issued to S.R. One, Limited on     , 1999.
 4.9*        Form of New Note to be issued to S.R. One, Limited dated as of
             December 17, 1999.
 5.1         Opinion of Pepper Hamilton LLP
 10.1*       Registration Rights Agreement dated as of November 7, 1996 by and among SmithKline Beecham Diagnostic Systems Co., SmithKline
             Beecham Corporation and Careside, Inc.
 10.2*       Registration Rights Agreement dated as of December 4, 1996 by and among Careside, Inc., Exigent Partners, L.P., W. Vickery
             Stoughton, Thomas H. Grove, Kenneth B. Asarch, William S. Knight,
             Donald S. Wong, Ashok K. Sawhney and Philip B. Smith
 10.3*       Amendment No. 1 to Registration Rights Agreement dated as of
             January 31, 1997 by and among Careside, Inc. Exigent Partners,
             L.P., W. Vickery Stoughton, Thomas H. Grove, Kenneth B. Asarch,
             William S. Knight, Donald S. Wong, Ashok K. Sawhney and Philip B.
             Smith
 10.4*       Registration Rights Agreement dated as of December 4, 1996 by and between Careside, Inc. and Spencer Trask Securities Incorporated
 10.5*       Registration Rights Agreement dated as of January 31, 1997 by and among Careside, Inc. and the Investors signatory thereto
 10.6*       Stockholders Agreement dated as of December 4, 1996 by and among the Careside, Inc., SmithKline Beecham Corporation, SmithKline
             Beecham Diagnostic Systems Co., Spencer Trask Securities
             Incorporated, Exigent Partners, L.P., W. Vickery Stoughton, Thomas
             H. Grove, Kenneth B. Asarch, William S. Knight, Donald S. Wong,
             Ashok K. Sawhney, Philip B. Smith and each Investor signatory thereto
 10.7*       Consulting Agreement by and between Careside, Inc. and Cedar
             Capital Investors dated August 8, 1997
 10.8*       Employment Agreement dated as of March 3, 1997 between Careside,
             Inc. and W. Vickery Stoughton
 10.9*       Employment Agreement dated as of March 3, 1997 between Careside,
             Inc. and Thomas H. Grove
 10.10*      Employment Agreement dated as of July 30, 1998 between Careside,
             Inc. and James R. Koch
 10.11*      1996 Incentive and Non-Qualified Stock Option Plan, as amended and restated
 10.12*      1996 Key Executive Stock Option Plan, as amended and restated
 10.13*      1998 Incentive and Non-Qualified Stock Option Plan
 10.14*      1998 Director Stock Option Plan
 10.15*      Standard Industrial/Commercial Single-Tenant Lease-NET dated as of
             October 14, 1996, by and between Fox Hills Business Park, a
             California Limited Partnership and Careside, Inc.
 10.16*      Agreement dated as of August 23, 1996, by and between Fuji Photo
             Film Co., Ltd. and Careside, Inc.+
 10.17*      Agreement dated as of December 12, 1995, by and between United
             Medical Manufacturing Company and SmithKline Beecham Corporation
             and assignment

 Exhibit No.                             Description
 -----------                             -----------
 10.18*      Product Development and Supply Agreement dated as of July 18,
             1997, by and between Careside, Inc. and UMM Electronics, Inc.
 10.19*      Agreement executed December 7, 1995 and February 28, 1996, by and between SmithKline Beecham Corporation and Hauser, Inc. and assignment
 10.20*      Agreement Number CP032284 Cost Type executed December 5 and 17,
             1996 by and between Battelle Memorial Institute and Careside, Inc.
 10.21*      Joint Research and Development Agreement dated as of October 28,
             1996 by and between Careside, Inc. and International Technidyne
             Corporation
 10.22*      Commitment Letter between S.R. One, Limited and Careside, Inc.
             dated April 29, 1999.
 10.23*      Distribution and Supply Agreement dated as of November 7, 1996, by and between SmithKline Beecham Clinical Laboratories, Inc. and
             Careside, Inc, as amended on February 12, 1999.+
 10.24*      Asset Purchase Agreement dated as of November 7, 1996, by and among SmithKline Beecham Clinical Laboratories, Inc., SmithKline
             Beecham Diagnostic Systems Co. and Careside, Inc.
 10.25*      Loan and Security Agreement dated as of October 1, 1996, by and between Careside, Inc. and SmithKline Beecham Corporation
 10.26*      Placement Agency Agreement dated as of December 10, 1996, by and between Careside, Inc. and Spencer Trask Securities Incorporated
 10.27*      Placement Agency Agreement dated as of January 29, 1998, by and between Spencer Trask Securities Incorporated and Careside, Inc.
 10.28*      Investment Banking Agreement dated as of January 31, 1997, by and between Careside, Inc. and Spencer Trask Securities Incorporated
 10.29*      Agreement of Limited Partnership of Exigent Partners, L.P. dated as of October 1996, by and between Kevin Kimberlin and those persons listed on Schedule A attached thereto
 10.30*      The Lincoln National Life Insurance Company Standardized 401(k)
             Salary Reduction Plan and Trust Prototype Plan Adoption Agreement
             Plan #008, effective January 1, 1997, by and between Careside,
             Inc. W. Vickery Stoughton and Thomas Grove
 10.31*      Employee Stock Purchase Plan
 10.32*      Registration Rights Agreement dated as of March 6, 1998 by and among Careside, Inc. and the Investors signatory thereto
 10.33*      Registration Rights Agreement dated as of March 6, 1998 by and between Careside, Inc. and Spencer Trask Securities Incorporated
 10.34*      Registration Rights Agreement dated as of December 17, 1998 by and between Careside, Inc. and S.R. One, Limited
 10.35*      Waiver Letter Agreement dated as of May 25, 1999 by and between
             Careside, Inc. and Spencer Trask Securities Incorporated
 10.36*      Letter Agreements between Advanced Medical Information
             Technologies, Inc. and Careside, Inc. dated January 11, 1999,
             January 25, 1999 and February 19, 1999.+
 10.37*      Form of Securities Conversion Agreement dated as of     , 1999
             between S.R. One, Limited and Careside, Inc.
 10.38*      Form of Amended and Restated Registration Rights Agreement dated
             as of     , 1999 between S.R. One, Limited and Careside, Inc.
 10.39*      Agreement dated as of April 13, 1999 by and between Fuji Photo
             Film Co., Ltd. and Careside, Inc.+
 23.1        Consent of Arthur Andersen LLP
 23.2        Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
 23.3        Consent of Oppenheimer Wolff & Donnelly LLP
 24.1*       Power of Attorney (included on Signature Pages)
 27.1*       Financial Data Schedule

--------
*  Previously filed with the Securities and Exchange Commission.
+ Portions of these documents have been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules:

  Financial Statement Schedules are omitted because the information is included in the Financial Statements or notes thereto.

Item 17. Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

    (iii) Include additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) For purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (5) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  In addition, the undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 10 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Culver City, California, on the 15th day of June, 1999.

                                          CARESIDE, INC.

                                                  /s/ W. Vickery Stoughton
                                          By: _________________________________
                                                    W. Vickery Stoughton
                                                  Chairman of the Board of
                                                         Directors
                                                and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 10 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ W. Vickery Stoughton        Chairman of the Board of      June 15, 1999
______________________________________  Directors, Chief
         W. Vickery Stoughton           Executive Officer and
                                        Director (principal
                                        executive officer)

         /s/ Thomas H. Grove           Executive Vice President--    June 15, 1999
______________________________________  Research and Development
           Thomas H. Grove              and Director

          /s/ James R. Koch            Chief Financial Officer,      June 15, 1999
______________________________________  Treasurer, Executive Vice
            James R. Koch               President and Director
                                        (principal financial and
                                        accounting officer)

                  *                             Director             June 15, 1999
______________________________________
          Anthony P. Brenner

                  *                             Director             June 15, 1999
______________________________________
          William F. Flatley

                  *                             Director             June 15, 1999
______________________________________
          Kenneth N. Kermes

                  *                             Director             June 15, 1999
______________________________________
          C. Alan MacDonald

                  *                             Director             June 15, 1999
______________________________________
             Diana Mackie

                  *                             Director             June 15, 1999
______________________________________
           Philip B. Smith


       /s/ W. Vickery Stoughton
*By: ________________________________
   W. Vickery Stoughton Attorney-in-
                 Fact